Exhibit 4.01

EXECUTION COPY

KABEL DEUTSCHLAND GMBH
Issuer

KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG
KABEL ASSET GMBH & CO. KG
Note Guarantors

€250,000,000 10.750% Senior Notes due 2014
$610,000,000 10.625% Senior Notes due 2014

INDENTURE

Dated as of July 2, 2004

LAW DEBENTURE TRUST COMPANY OF NEW YORK

as Trustee

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

as Paying Agent and Luxembourg Transfer Agent

THE BANK OF NEW YORK,

as Registrar, Transfer Agent and Paying Agent

DEUTSCHE BANK AG LONDON

as Security Trustee

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	N.A.
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.06
(b)	10.03
(c)	10.03
313(a)	7.06
(b)	7.06
(c)	7.06
(d)	7.06
314(a)(1)	4.11
(a)(2)	4.11
(a)(3)	4.11
(a)(4)	4.11; 4.17
(b)	N.A.
(c)(1)	10.04
(c)(2)	10.04
(c)(3)	N.A.
(d)	N.A.
(e)	10.05
(f)	4.03
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	13.06
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318(a)	10.01

N.A. means Not Applicable.

Note:  This Cross-Reference Table shall not, for any purpose, be deemed to be part of the Indenture.

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SECTION 13.03.		Communication by Holders with Other Holders	141
SECTION 13.04.		Certificate and Opinion as to Conditions Precedent	142
SECTION 13.05.		Statements Required in Certificate or Opinion	142
SECTION 13.06.		When Securities Disregarded	142
SECTION 13.07.		Rules by Trustee, Paying Agent and Registrar	142
SECTION 13.08.		Legal Holidays	143
SECTION 13.09.		Governing Law	143
SECTION 13.10.		Consent to Jurisdiction and Service	143
SECTION 13.11.		No Recourse Against Others	143
SECTION 13.12.		Successors	143
SECTION 13.13.		Multiple Originals	143
SECTION 13.14.		Table of Contents; Headings	144
Appendix A	-	Provisions Relating to the Securities
Exhibit A	-	Form of Reg. S/144A Security
Exhibit B	-	Form of Exchange Global Security
Exhibit C	-	Form of Definitive Security
Exhibit D	-	Form of Supplemental Indenture
Exhibit E	-	Form of Certificate of Transfer

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INDENTURE dated as of July 2, 2004, among KABEL DEUTSCHLAND GMBH, a limited liability company organized under the laws of Germany, (the “Issuer” or “KDG”), KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG, a limited partnership organized under the laws of Germany (“KDS”), KABEL ASSET GMBH & CO. KG, a limited partnership organized under the laws of Germany (“NewKDS” and, together with KDS, the “Note Guarantors”), LAW DEBENTURE TRUST COMPANY OF NEW YORK, as trustee (the “Trustee”), THE BANK OF NEW YORK (LUXEMBOURG) S.A., as paying agent and Luxembourg transfer agent, THE BANK OF NEW YORK, a New York banking corporation, as registrar, transfer agent and paying agent, and DEUTSCHE BANK AG LONDON, as security trustee (the “Security Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (a) the Issuer’s euro-denominated 10.750% Senior Notes due 2014 (the “Euro Securities”) and U.S. dollar-denominated 10.625% Senior Notes due 2014 (the “U.S. Dollar Securities”) issued on the date hereof (collectively, the “Original Securities”), (b) an unlimited principal amount of additional securities having identical terms and conditions as any series of the Original Securities (the “Additional Securities”) that may be issued on any later issue date (all such securities in clauses (a) and (b) being referred to collectively as the “Initial Securities”), (c) if and when issued as provided in a Registration Agreement (as defined in Appendix A hereto), the Issuer’s euro-denominated 10.750% Senior Notes due 2014 and U.S. dollar-denominated 10.625% Senior Notes due 2014 issued in a Registered Exchange Offer in exchange for any Initial Securities (the “Exchange Securities”) and (d) if and when issued as provided in a Registration Agreement, the Private Exchange Securities (together with the Initial Securities and any Exchange Securities issued hereunder, the “Securities”) issued in a Private Exchange.  Subject to the conditions and in compliance with the covenants set forth herein, the Issuer may issue Additional Securities.

ARTICLE 1

Definitions and Incorporation by Reference

SECTION 1.01.  Definitions.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of KDG or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates with KDG or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger or consolidation.

“Acquisition” means any acquisition by KDG or any of its Restricted Subsidiaries of a Target Group in accordance with the relevant Acquisition Documents and when designated iesy, Ish or KBW means the acquisition of the iesy Target, the Ish Target or the KBW Target (as the case may be).

“Acquisition Documents” means:

(1)  each Sale and Purchase Agreement; and

(2)  each other document entered into by KDG or any of its Subsidiaries and a vendor in connection with an Acquisition,

and all transfers and other instruments made pursuant to any of them.

“Acquisition Termination Event” means any of (1) a Sale and Purchase Agreement being rescinded or terminated, (2) the Issuer determines in its reasonable judgment that at least one of the Acquisitions will not occur and (3) the European Commission and/or German Federal Cartel Office or other competent regulatory authority issuing a formal and final and non-appealable written blocking decision relating to, or prohibiting, an Acquisition.

“Additional Assets” means:

(1)  any property or assets (other than Indebtedness and Capital Stock) used or to be used by KDG or a Restricted Subsidiary, or otherwise useful in a Similar Business (it being understood that capital expenditure on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)  the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by KDG or a Restricted Subsidiary of KDG; or

(3)  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of KDG.

“Additional NewKDS Limited Partner” means a limited partnership pursuant to a limited partnership agreement between KDS and a German limited liability company in which KDS owns the sole share whereby the Additional NewKDS Limited Partner will accede to the NewKDS partnership agreement as an additional limited partner in NewKDS without equity interest.

“Additional NewKDS Share Pledge” means the share pledge agreement pursuant to which the Additional NewKDS Limited Partner pledges (to the extent pledged in favor of the lenders under the Senior Credit Facilities) (A) its partnership interest in NewKDS.

“Additional Share Pledge” means the share pledge agreement pursuant to which KDS pledges its limited partnership interest in the Additional NewKDS Limited Partner together with its sole share in the general partner of the Additional New KDS Limited Partner.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Apax Partners” means each of the various entities which comprise the fund collectively known as Apax Europe V being at the date hereof Apax Europe V — A, L.P., Apax Europe V — B, L.P., Apax Europe V — C, GmbH & Co. KG L.P., Apax Europe V — D, L.P., Apax Europe V — E, L.P., Apax Europe V — F C.V., L.P., Apax Europe V — G, C.V., Apax Europe V — 1, L.P., and Apax Europe V — 2, L.P. and, where the context requires, the general partner or managing limited partner of such partnerships being at the date hereof Apax Europe V GP, L.P. or the investment manager of the partnerships being at the date hereof Apax Partners Europe Managers Limited.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by KDG or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(1)  a disposition by a Restricted Subsidiary to KDG or by KDG or a Restricted Subsidiary to a Restricted Subsidiary;

(2)  a disposition of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(3)  a disposition of inventory, trading stock, communications capacity or other assets in the ordinary course of business;

(4)  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of KDG and its Restricted Subsidiaries;

(5)  transactions permitted under Section 4.12 or a transaction that constitutes a Change of Control;

(6)  an issuance of Capital Stock by a Restricted Subsidiary to KDG or to another Restricted Subsidiary;

(7)  dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than €20 million (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum of €10 million of carried over amounts for any calendar year);

(8)  any Restricted Payment that is permitted to be made, and is made, under Section 4.06 and the making of any Permitted Investment;

(9)  dispositions in connection with Permitted Liens;

(10)  dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)  the licensing or sub licensing of intellectual property or other general intangibles and licenses, sub licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(12)  foreclosure, condemnation or similar action with respect to any property or other assets;

(13)  the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)  sales or dispositions of receivables in connection with any Qualified Receivables Financing or any factoring transaction or in the ordinary course of business;

(15)  any financing transaction with respect to property built or acquired by KDG or any Restricted Subsidiary after the Issue Date, including any sale/leaseback transaction or asset securitization;

(16)  any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(17)  any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than KDG or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition;

(18)  any disposition made pursuant to, or in connection with, the Transactions; provided that each (a) such disposition is made for fair market value taking into account the circumstances of such disposition (in each case, as determined by the Board of Directors of KDG) and (b) the cash proceeds of each such disposition are applied in accordance with Section 4.09;

(19)  any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(20)  any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by KDG or any Restricted Subsidiary to such Person; provided, however, that KDG shall provide an Officer’s Certificate or the Board of Directors of KDG shall certify, in either case, that in the opinion of the Officer or the Board of Directors, as applicable, the outsourcing transaction will be economically beneficial to KDG and its Restricted Subsidiaries (considered as a whole); provided, further, that the fair market value of the assets disposed of, when taken together with all other dispositions made pursuant to this clause (20), do not exceed 5% of Total Assets.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable under or in respect of any Credit Facility and any related notes, collateral documents, letters of credit and Guarantees and any Hedging Obligations entered into in connection with any Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means (1) with respect to KDG or any other corporation, the members of the supervisory board (Aufsichtsrat) of the corporation or, in the event a corporation has no supervisory board, such corporation’s board of directors (Geschäftsführung or Vorstand); (2) with respect to any limited partnerships (Kommanditgesellschaft), its general partner, which is represented by such general partner’s board of directors (Geschäftsführung or Vorstand) where the general partner is a corporation; and (3) with respect to any other Person, the board or committee of such Person serving a similar function. Whenever any provision of this Indenture requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the shareholder representatives on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Bridge Exchange Notes” means any notes issued in accordance with the Bridge Facility Agreement to refinance Indebtedness Incurred under the Bridge Facility.

“Bridge Facility” means the credit facility provided under the Bridge Facility Agreement.

“Bridge Facility Agreement” means the Amended and Restated Bridge Credit Agreement dated on or about June 29, 2004 among, among others, KDG, KDS and Deutsche Bank AG London, as facility agent and security agent, and the lenders parties thereto from time to time and the related letter agreement dated March 29, 2004 among the same parties providing for the re-allocation of Loans and Bridge Exchange Notes into one or more tranches, in each case, as the same may be amended, supplemented, waived or otherwise modified from time to time or refinanced (whether in whole or in part, whether with the original agent and lenders or otherwise, and whether provided under the original Bridge Facility Agreement or otherwise).

“Bridge Facility Amount” means €1,575,000,000 (a) less (without duplication) (1) the aggregate principal amount of the Securities offered hereby and (2) the amount of any reduction in undrawn commitments under the Bridge Facility Agreement (whether by reason of the termination of the Sale and Purchase Agreement for an Acquisition or otherwise) and (3) the amount of any mandatory prepayments of Indebtedness Incurred under the Bridge Facility permanently reducing commitments thereunder (but not including mandatory prepayments as a result of the issuance of Bridge Exchange Notes), (b) plus in the event an Acquisition Termination Event occurs, an amount equal to the Indebtedness Incurred under the Bridge Facility Agreement (1) in connection with the payment of a distribution specified in Section 4.06(c)(16) and/or (2) to repurchase Securities tendered in the Acquisition Termination Repurchase Offer.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Luxembourg City, Luxembourg, London, United Kingdom, Frankfurt, Germany or New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP; provided that in no case shall the SLA Agreements constitute Capitalized Lease Obligations or Indebtedness for any purpose under this Indenture (other than for purposes of Section 4.07). The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)  securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments or a member state of the European Union on January 1, 2004 or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of the United States, Canada or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(2)  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender party to the Senior Facilities Agreement or by any bank or trust company (a) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) having combined capital and surplus in excess of €500 million;

(3)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) entered into with any bank meeting the qualifications specified in clause (2) above;

(4)  commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(5)  readily marketable direct obligations issued by any state of the United States of America, any province of Canada, or any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(6)  Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition; and

(7)  interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Change of Control” means:

(1)  KDG becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of KDG (provided that for the purposes of this clause, (x) no Change of Control shall be deemed to occur by reason of KDG becoming a Subsidiary of a Successor Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” (as so defined) shall not in any case be included in any Voting Stock of which any such person or group is the “beneficial owner” (as so defined)); or

(2)  following the first Public Offering by the IPO Entity, during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the shareholder representatives on the Board of Directors of the IPO Entity (together with any new directors whose election by the majority of the shareholder representatives on such Board of Directors of the IPO Entity, as applicable, or whose nomination for election by shareholders of the IPO Entity, as applicable was approved by a vote of the majority of the shareholder representatives on the Board of Directors of the IPO Entity, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute the majority of the shareholder representatives on the Board of Directors of the IPO Entity, as applicable, then in office; or

(3)  the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of KDG and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders.

“Clearstream” means Clearstream Banking, société anonyme as currently in effect or any successor securities clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Hedging Agreements” means in respect of a Person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)          Consolidated Interest Expense and Receivables Fees;

(2)          Consolidated Income Taxes;

(3)          consolidated depreciation expense;

(4)          consolidated amortization expense;

(5)          any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture (whether or not successful) (including any such fees, expenses or charges related to the Original Acquisition or any Acquisition (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by an Officer of KDG and without duplication of any amounts excluded under clause (4) of the definition of “Consolidated Net Income”;

(6)          any minority interest expense consisting of income attributable to minority equity interests of third parties in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of Capital Stock held by such third parties; and

(7)          other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributed to KDG by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, governmental rules and regulations applicable to such Restricted Subsidiary or its shareholders (other than any restriction specified in sub-clauses (a) through (f) of clause (2) of the definition of “Consolidated Net Income”).

For the purposes of calculating Consolidated Net Income, Consolidated EBITDA and the Consolidated Leverage Ratio for the fiscal quarter in which any Acquisition occurs and for each of the four full fiscal quarters ending after the closing date of such Acquisition, the results of the relevant Target Group will be included as follows: (a) if calculated during the quarter in which the relevant Acquisition occurs, the results of such Target Group for the quarter ended immediately prior to the quarter in which such Acquisition occurs multiplied by 4; (b) if calculated during the first quarter after the quarter in which such Acquisition occurs, the results of such Target Group for the quarter in which such Acquisition occurs multiplied by 4; (c) if calculated during the second quarter after the quarter in which such Acquisition occurs, the results of such Target Group for the first quarter after the quarter in which such Acquisition occurs multiplied by 4; (d) if calculated during the third quarter after the quarter in which such Acquisition occurs, the results of such Target Group for the first two quarters after the quarter in which such Acquisition occurs multiplied by 2; and (e) if calculated during the fourth quarter after the quarter in which such Acquisition occurs, the results of such Target Group for the first three quarters after the quarter in which such Acquisition occurs multiplied by 4/3.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital of any of KDG and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of the following (in each case, determined on the basis of GAAP) the consolidated net interest income/expense of KDG and its Restricted Subsidiaries, whether paid or accrued, including any such interest and charges consisting of:

(1)  interest expense attributable to Capitalized Lease Obligations;

(2)  amortization of debt discount and debt issuance cost;

(3)  non-cash interest expense;

(4)  commissions, discounts and other fees and charges owed with respect to financings not included in clause (2) above;

(5)  costs associated with Hedging Obligations;

(6)  dividends on other distributions in respect of all Disqualified Stock of KDG and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than KDG or a subsidiary of KDG;

(7)  the consolidated interest expense that was capitalized during such period; and

(8)  interest actually paid by KDG on any Restricted Subsidiary, under any Guarantee of Indebtedness or other obligation of any other Person.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of KDG and its Restricted Subsidiaries (excluding Hedging Obligations except to the extent provided in Section 4.05(g)(3)) as of the relevant date of calculation on a consolidated basis on the basis of GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of KDG are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(1)  since the beginning of such period KDG or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)  since the beginning of such period KDG or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)  since the beginning of such period any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into KDG or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by KDG or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, (a) whenever pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of KDG (including in respect of anticipated expense and cost reductions and synergies) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness on such date.

“Consolidated Net Income” means, for any period, net income (loss) of KDG and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)  subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that KDG’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to KDG or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)  any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to KDG by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Securities or this Indenture, (c) restrictions pursuant to the Bridge Facility Agreement, Bridge Exchange Notes or Take-Out Securities, (d) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary (including pursuant to the Senior Facilities Agreement and the Bridge Facility Agreement) and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Holders than such restrictions in effect on the Issue Date, (e) restrictions specified in Section 4.08(b)(11) and (f) with respect to any Target and its Subsidiaries, restrictions in effect on the closing date of the applicable Acquisition that taken as a whole are not materially less favorable to the Holders than the restrictions in effect on the Issue Date with respect to the Restricted Subsidiaries of KDG; except that KDG’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to KDG or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)  any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of KDG or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of KDG);

(4)  any extraordinary, exceptional, unusual or non-recurring gain, loss or charge or any charges in respect of any restructuring, redundancy or severance or any charges or payments to DTAG in connection with employees made redundant or any expenses, charges or other costs related to the Transactions;

(5)  the cumulative effect of a change in accounting principles;

(6)  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(7)  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)  any unrealized gains or losses in respect of Hedging Obligations or, in the event GAAP means U.S. GAAP or IFRS, any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions in each case, in respect of Hedging Obligations;

(9)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(10)  any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of KDG or any Restricted Subsidiary owing to KDG or any Restricted Subsidiary;

(11)  any one-time non-cash charges or increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business, including the Original Acquisition and any Acquisition;

(12)  any goodwill or other intangible asset impairment charge; and

(13)  the impact of capitalized interest on Subordinated Shareholder Funding.

“Contingent Additional Partner Claim Pledge” means the pledge agreement pursuant to which the Additional NewKDS Limited Partner pledges any potential compensation claim it may have for compensation against the partnership pursuant to the partnership agreement in the event that it discontinues to be a partner in NewKDS.

“Contingent Claim Pledge” means a pledge agreement pursuant to which KDS (to which KDG will be the successor following the Step-Up) pledges any potential compensation claims it may have for compensation under the relevant partnership agreement in the event that it discontinues to be a partner in NewKDS or in the Additional NewKDS Limited Partner.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)  to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)  to advance or supply funds:

(A)  for the purchase or payment of any such primary obligation; or

(B)  to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facility” means, with respect to KDG, one or more debt facilities or arrangements (including the Senior Facilities Agreement, the Bridge Facility or commercial paper facilities) with banks or other institutions providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Senior Facilities Agreement, the original Bridge Facility or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of KDG as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Amount” means €750,000,000 minus €275,000,000 minus:

(i)  if the iesy Acquisition is completed, €137,000,000;

(ii)  if the Ish Acquisition is completed, €387,000,000; and

(iii)  if the KBW Acquisition is completed, €226,000,000;

provided, however, that, in the event that (a) some but not all of the Acquisitions are completed and (b) the total aggregate purchase price paid is less than €1,400 million, in the case of ish, €815.6 million, in the case of KBW, or €494.3 million, in the case of iesy (each, an “Original Purchase Price”), then the amount set forth in clause (i), (ii) or (iii) above, as applicable, shall be reduced by the amount that the purchase price paid is less than the applicable Original Purchase Price.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by KDG) of non-cash consideration received by KDG or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash, Cash Equivalents or Temporary Cash Investments received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.09.

“Designated Preference Shares” means, with respect to KDG or any Parent, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to KDG or a Subsidiary of KDG or an employee stock ownership plan or trust established by KDG or any such Subsidiary for the benefit of their employees to the extent funded by KDG or such Subsidiary) and (b) that is designated as “Designated Preference Shares” pursuant to an Officer’s Certificate of KDG at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 4.06(a)(4)(c)(ii).

“Designated Senior Indebtedness” means (1) any Note Guarantor Senior Indebtedness that has, at the time of designation, an aggregate principal amount outstanding of at least €25 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is designated in a notice delivered by a representative of the holders of such Note Guarantor Senior Indebtedness to the Trustee and in an Officer’s Certificate delivered to the Trustee as “Designated Senior Indebtedness” for purposes of this Indenture, and (2) all Indebtedness arising under the Senior Facilities Agreement.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of KDG having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of KDG shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of KDG or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)  matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(2)  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of KDG or a Restricted Subsidiary); or

(3)  is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Securities or (b) the date on which there are no Securities outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require KDG to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.06.

“DTAG” means Deutsche Telekom AG and its Affiliates.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Enforcement Sale” means (1) any sale or disposition of the Collateral pursuant to enforcement action taken by the Security Trustee in accordance with the provisions of the Intercreditor Agreement, including on behalf of the Senior Indebtedness Incurred under the Senior Facilities Agreement, to the extent such sale or disposition is effected in compliance with the provisions of the Intercreditor Agreement, or (2) any sale or disposition of the Collateral pursuant to the enforcement of security in favor of other Senior Indebtedness of KDG or its Restricted Subsidiaries which complies with the terms of an Additional Intercreditor Agreement (or if there is no such intercreditor agreement, would substantially comply with the requirements of clause (1) hereof).

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of KDG (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the proceeds of which are contributed as Subordinated Shareholder Funding or to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of KDG or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any high yield debt securities paid into an escrow account with an independent escrow agent on the date of the applicable offering pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear Clearance System as currently in effect or any successor securities clearing agency.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by KDG or the Trustee, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by KDG) on the date of such determination.

“European Government Obligations” means any security that is (1) a direct obligation of Ireland, Belgium, the Netherlands, France, Germany or any other country that is a member of the European Monetary Union on the date of this Indenture, for the payment of which the full faith and credit of such country is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally Guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means Notes that have been registered under the Securities Act issued in exchange for an aggregate principal amount of outstanding Notes that have not been so registered.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by KDG as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of KDG after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by KDG or any Subsidiary of KDG for the benefit of its employees to the extent funded by KDG or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding of KDG, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of KDG.

“fair market value” unless otherwise specified, wherever such term is used in this Indenture (except in relation to an Enforcement Sale and except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of KDG setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Subsidiary” means a Restricted Subsidiary of KDG (1) whose sole operations are comprised of incurring or issuing Indebtedness from time to time to finance the operations of KDG and/or its Restricted Subsidiaries (including future acquisitions) and (2) which conducts no business and owns no material assets other than any intercompany Indebtedness.

“GAAP” means generally accepted accounting principles in the Federal Republic of Germany as in effect (except as otherwise provided in this Indenture) on the Issue Date. Except as otherwise expressly provided in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. At any time after the Issue Date, KDG may elect to apply International Financial Reporting Standards (“IFRS”) or generally accepted accounting principles in the U.S. (“U.S. GAAP”) in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS or U.S. GAAP, as applicable, as in effect (except as otherwise provided in this Indenture) on the date of such election; provided that any such election, once made, shall be irrevocable and that upon first reporting its fiscal year results under IFRS or U.S. GAAP, as applicable, it shall restate its financial statements on the basis of IFRS or U.S. GAAP, as applicable, for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS or U.S. GAAP, as applicable, except for any fiscal year or period including all or any part of 2003 (and, in such case, any audit report with respect to the fiscal year or nine months ending December 31, 2004 may be qualified as to the absence of such prior year financial statements). KDG shall give notice of any such election to the Trustee and the Holders.

“Government Obligations” means European Government Obligations and U.S. Government Obligations.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)  entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Holder” or “holder” means each Person in whose name the Securities are registered on the Registrar’s books, which shall initially be a nominee of Euroclear, Clearstream or DTC, as applicable.

“iesy Group” means each iesy Target and its Subsidiaries.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)  the principal of indebtedness of such Person for borrowed money;

(2)  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)  Capitalized Lease Obligations of such Person;

(6)  the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by KDG) and (b) the amount of such Indebtedness of such other Persons;

(8)  Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9)  to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include Subordinated Shareholder Funding.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)  Contingent Obligations incurred in the ordinary course of business and obligations under or in respect of Qualified Receivables Financings;

(ii)  in connection with the purchase by KDG or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or

(iii)  for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement obligations, pension fund obligations or contributions or social security or wage Taxes.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of KDG.

“Initial Public Offering” means an Equity Offering of common stock or equity of KDG or any Parent or any successor (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of common stock or equity of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market.

“Intercreditor Agreement” means the Amended and Restated Priority Agreement dated on or around June 29, 2004 among KDG, KDS, the lenders, facility agent and security agent under the Senior Facilities Agreement, the lenders, facility agent and security agent under the Bridge Facility, the Trustee and the Security Trustee as amended from time to time.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If KDG or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by KDG or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Section 4.06:

(1)  “Investment” will include the portion (proportionate to KDG’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of KDG at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, KDG will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) KDG’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to KDG’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the

Board of Directors of KDG in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of KDG.

Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at KDG’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Grade Securities” means:

(1)  securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)  securities issued or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)  debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among KDG and its Subsidiaries;

(4)  investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment and/or distribution; and

(5)  corresponding instruments in countries other than those identified in clause (1) or (2) above customarily utilized for high quality investments.

“Investment Grade Status” shall occur when the Securities receive both of the following:

(1)  a rating of “BBB-” or higher from S&P; and

(2)  a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold in such Initial Public Offering.

“Ish Group” means each Ish Target and its Subsidiaries.

“Issue Date” means July 2, 2004.

 “Issuing Company” means (i) any Parent and (ii) any special purpose financing subsidiary of KDG or any Parent.

“KBW Group” means each KBW Target and its Subsidiaries.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Majority Lenders” means

(a)  in the case of the Senior Facilities Agreements, at any time, lenders under the Senior Facilities Agreement:

(1)  the aggregate of whose shares in the outstanding loans, ancillary outstandings and undrawn commitments then represents 66 2/3% or more of the aggregate of all the outstanding loans, ancillary outstandings and undrawn commitments of all the lenders under the Senior Facilities Agreement;

(2)  if there is no loan or ancillary outstandings under the Senior Facilities Agreement then outstanding, whose undrawn commitments then aggregate 66 2/3% or more of the total commitments under such the Senior Facilities Agreement; or

(3)  if there is no loan or ancillary outstandings then outstanding under the Senior Facilities Agreement and the commitments under such the Senior Facilities Agreement have been reduced to zero, whose commitments aggregated 66 2/3% or more of the commitments under the Senior Facilities Agreement immediately before the reduction; and

(b)  in the case of any Designated Senior Indebtedness, the majority lenders (which shall not, in any event, exceed lenders that are holders of 66 2/3% of the outstanding loans and undrawn commitments, if any, thereunder) as specified in the instrument or agreement governing such Designated Senior Indebtedness.

“Majority Senior Creditors” means the Majority Lenders under the Senior Facilities Agreement, as adjusted as provided in the Intercreditor Agreement or, to the extent applicable, any Additional Intercreditor Agreement to provide voting rights to hedging banks.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent, KDG or any Restricted Subsidiary:

(1)  in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(2)  in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(3)  (in the case of this clause (3)) not exceeding €10 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of or consultants to any Parent, KDG or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of KDG or any Parent.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of the IPO Entity on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Group Subsidiary” means:

(1)  MSG Media Services GmbH, Munich registered in the commercial register kept at the local court of Munich under HRB 122932;

(2)  TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG registered in the commercial register kept at the local court of Kaiserslautern under HRA 2278;

(3)  the general partner of KDS and any limited partner of KDS; and

(4)  any other Subsidiary of KDG whose gross assets, pretax profits or turnover equal or exceed 3 per cent. of the gross assets, Consolidated EBITDA (as defined, for this purpose only, in the applicable Designated Senior Indebtedness) or turnover of KDG and its Subsidiaries.

For this purpose:

(a)  the gross assets, pre-tax profits and turnover of a Subsidiary of KDG will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the financial statements of KDG and its Subsidiaries for the previous four quarterly accounting periods have been based;

(b)  if a Subsidiary of KDG becomes a Subsidiary of KDG after the date on which the latest quarterly financial statements of KDG and its Subsidiaries have been prepared, the gross assets, pre-tax profits and turnover of that Subsidiary will be determined from its latest financial statements (consolidated if it has Subsidiaries);

(c)  the gross assets, Consolidated EBITDA (as defined, for this purpose only, in the applicable Designated Senior Indebtedness) and turnover of KDG and its Subsidiaries will be determined from its financial statements for the previous four quarterly accounting periods adjusted (where appropriate) to reflect the gross assets, pre-tax profits or turnover of any company or business subsequently acquired or disposed of; and

(d)  the pre-tax profits of a Subsidiary (or a company or business subsequently acquired or disposed of) will be determined on the same basis as Consolidated EBITDA (as defined, for this purpose only, in the applicable Designated Senior Indebtedness), except that references to KDG will be construed as references to that Subsidiary, company or business;

provided that certification by the independent auditors of KDG that a Subsidiary is or is not a Material Group Subsidiary will, in the absence of manifest error, be conclusive.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)  the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by KDG or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Funding, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“NewKDS” means Kabel Asset GmbH & Co. KG.

“Note Guarantee” means (1) the KDS Guarantee, (2) the NewKDS Guarantee and (3) any Additional Note Guarantee.

“Note Guarantor” means (1) KDS in its capacity as guarantor of the Securities, (2) NewKDS in its capacity as guarantor of the Securities and (3) each Additional Note Guarantor, in its capacity as an additional guarantor of the Securities.

“Note Guarantor Senior Indebtedness” means, with respect to a Note Guarantor, the following obligations, whether outstanding on the date of this Indenture or thereafter issued, without duplication:

(1)  all liabilities Incurred by a Note Guarantor under the Senior Facilities Agreement and the related finance documents and certain hedging obligations specified in the Intercreditor Agreement;

(2)  the Bank Indebtedness of such Note Guarantor, any Guarantee of the Bank Indebtedness by such Note Guarantor and all other Guarantees (other than any Guarantee that is Note Guarantor Senior Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness) by such Note Guarantor of Senior Indebtedness of KDG or other Note Guarantor Senior Indebtedness; and

(3)  all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of such Note Guarantor (other than Note Guarantor Senior Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness).

Note Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Note Guarantor regardless of whether post filing interest is allowed in such proceedings.

Notwithstanding anything to the contrary in the preceding paragraph, Note Guarantor Senior Indebtedness will not include:

(1)  any Indebtedness Incurred in violation of Section 4.05 (but no such violation shall be deemed to exist for the purposes of this paragraph (1) if any holder of such Indebtedness or such holder’s representative shall have received an Officer’s Certificate of KDG to the effect that such Incurrence of such Indebtedness does not (or, in the case of a revolving credit or similar facility, the Incurrence of the entire committed amount at the date on which the initial borrowing thereunder is made would not) violate such covenant);

(2)  any obligations of such Note Guarantor to another Restricted Subsidiary or KDG;

(3)  any liability for national, local or other taxes owed or owing by such Note Guarantor;

(4)  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities); or

(5)  any Capital Stock.

“Note Guarantor Senior Subordinated Indebtedness” means, with respect to a Note Guarantor, the Note Guarantee issued by such Note Guarantor and any other Indebtedness of such Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally with such Note Guarantee in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Note Guarantor which is not Note Guarantor Senior Indebtedness.

“Note Guarantor Subordinated Indebtedness” means any Indebtedness of a Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Note Guarantor under its Note Guarantee pursuant to a written agreement.

“Offering Memorandum” means the offering memorandum, dated June 24, 2004 prepared by the Issuer in connection with the offering and sale of the Original Securities.

“Officer” means, with respect to any Person, (1) the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity or, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to KDG.

“Original Acquisition” means the acquisition in March 2003 by a consortium consisting of Affiliates of Apax Partners, The Goldman Sachs Group, Inc., and Providence Equity Partners, Inc. of six of the former nine regional cable television companies previously owned by Deutsche Telekom AG, together with certain other investments and assets related to Deutsche Telekom AG’s cable television business, including Deutsche Telekom AG’s digital playout facility and cable television service companies.

“Parent” means Cable Holding S.àr.l. and any other Person of which KDG at any time is or becomes a Subsidiary after the Issue Date.

“Parent Expenses” means:

(1)  costs (including all professional fees and expenses) Incurred by any Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of KDG or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)  customary indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to KDG and its Subsidiaries;

(3)  obligations of any Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to KDG and its Subsidiaries;

(4)  fees and expenses payable by any Parent in connection with the Transactions;

(5)  general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent related to the ownership or operation of the business of KDG or any of its Restricted Subsidiaries; and

(6)  expenses incurred by any Parent in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x)  where the net proceeds of such offering or sale are intended to be received by or contributed to KDG or a Restricted Subsidiary,

(y)  in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)  otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to KDG or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means (1) Senior Indebtedness of KDG; (2) Indebtedness of any Finance Subsidiary which is Guaranteed by KDG, if such Guarantee ranks pari passu in right of payment to the Securities; and (3) Note Guarantor Senior Subordinated Indebtedness.

“Paying Agent” means any Person authorized by KDG to pay the principal of (and premium, if any) or interest on any Securities on behalf of KDG.

“Percentage Amount” means at any time:

(1)  if none of the Acquisitions have completed at that time, 50%;

(2)  if one or two of the Acquisitions have completed at that time, 75%; and

(3)  if all the Acquisitions have completed at that time, 100%.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between KDG or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.09.

“Permitted Collateral Liens” means (x) Liens on the Collateral arising by operation of law that are described in one or more of clauses (3), (4) and (9) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Trustee to enforce the Security Interest in the Collateral and (y) Liens on the Collateral to secure (1) any Additional Securities, (2) Indebtedness of KDG or a Restricted Subsidiary that is permitted to be Incurred under Section 4.05(a) or Sections 4.05(b)(1), 4.05(b)(2) (in the case of Section 4.05(b)(2), to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens), 4.05(b)(6) (in the case of Section 4.05(b)(6), to the extent such Indebtedness is Incurred under an Interest Rate Agreement or Currency Agreement in respect of Indebtedness Incurred under Section

4.05(a) or Sections 4.05(b)(1)), 4.05(b)(7) (other than with respect to Capitalized Lease Obligations) or 4.05(b)(11), and (3) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (1) or (2); provided, however, that such Lien ranks (a) equal to all other Liens on such Collateral securing Senior Indebtedness of KDG or such Restricted Subsidiary, as applicable, if such Indebtedness is Senior Indebtedness of KDG or such Restricted Subsidiary, as applicable, (except that (i) a Lien in favor of Senior Indebtedness (“Refinancing Senior Debt”) need not rank equally with Liens in favor of other Senior Indebtedness, if such Refinancing Senior Debt was incurred to refinance Indebtedness described in this clause (a) and (ii) lenders under any Credit Facility may provide for an ordering of payments under the various tranches of that Credit Facility), (b) equal to all other Liens on such Collateral securing Note Guarantor Senior Subordinated Indebtedness, if such Indebtedness is Note Guarantor Senior Subordinated Indebtedness or (c) junior to the Liens securing the Securities or the Note Guarantees.

“Permitted Holders” means, collectively, (1) Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P., Apax Partners, The Goldman Sachs Group, Inc., Candover Investments plc and any one or more Persons whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (2) any Management Investor, (3) any Affiliate or Related Person of any Permitted Holder described in the preceding clause (1) or any successor thereto or any Affiliate of such Person or such successor, and any successor to any such Permitted Holder Affiliate or Related Person and (4) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or KDG, acting in such capacity.

“Permitted Investment” means (in each case, by KDG or any of its Restricted Subsidiaries):

(1)  Investments in a Restricted Subsidiary or KDG or a Person that is engaged in any Similar Business and such Person will, upon the making of such Investment, become a Restricted Subsidiary;

(2)  Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, KDG or a Restricted Subsidiary;

(3)  Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(4)  Investments in receivables owing to KDG or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)  Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)  Management Advances;

(7)  Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to KDG or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)  Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 4.09;

(9)  Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date or, with respect to any Target, Investments in existence on, or made pursuant to legally binding commitments in existence on, the Issue Date or made prior to the closing date of the relevant Acquisition to the extent not prohibited by the provisions of the applicable Sale and Purchase Agreement as in effect on the Issue Date (but without giving effect to any provision thereof permitting the relevant Target to suspend its obligations thereunder);

(10)  Currency Agreements, Interest Rate Agreements, Commodity Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.05;

(11)  Investments, taken together with all other Investments made pursuant to this clause (11) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed (a) in the event none of the Acquisitions are consummated, the greater of €100 million and 5% of Total Assets, (b) in the event all the Acquisitions are consummated, the greater of €175 million and 3.5% of Total Assets and (c) in the event some but not all the Acquisitions are consummated, the greater of €100 million plus (x) €35 million, in the event that the ish Acquisition is consummated, (y) €30 million, in the event that the KBW Acquisition is consummated and (z) €10 million, in the event that the iesy Acquisition is consummated; and a percentage of Total Assets equal to the Relevant Percentage Asset Amount; provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 4.06, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)  pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted by Section 4.07;

(13)  Investments relating to (x) any Receivables Subsidiary or any Investment by a Receivables Subsidiary in another Person (other than an Affiliate of KDG which is not an Affiliate solely due to an ownership interest of KDG or a Restricted Subsidiary in such Person), in each case in connection with a Qualified Receivables Financing that, in the good faith determination of the Issuing Company, are necessary or advisable to effect or maintain such Qualified Receivables Financing or (y) any promissory note issued by KDG or any Parent; provided that, if any Parent receives cash from the relevant Receivables Subsidiary in exchange for such note, an equal cash amount is contributed, directly or indirectly, by any Parent to KDG;

(14)  Investments in the Securities, Bridge Exchange Notes, Take-Out Securities or any other Indebtedness permitted by Section 4.05(b)(1)(b);

(15)  any Investment to the extent made using Capital Stock of KDG (other than Disqualified Stock), Subordinated Shareholder Funding or Capital Stock of any Parent as consideration;

(16)  any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 4.10(b) (except those described in Sections 4.10(b)(1), 4.10(b)(3), and 4.10(b)(12)); and

(17)  any Investment as part of the Transactions.

“Permitted Liens” means, with respect to any Person:

(1)  Liens securing Senior Indebtedness, Note Guarantor Senior Indebtedness or Bank Indebtedness of any Restricted Subsidiary which is not a Note Guarantor and Liens on assets or property of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of a Restricted Subsidiary that is not a Note Guarantor;

(2)  pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, judgment, appeal or performance bonds (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business;

(3)  Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)  Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings;

provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)  Liens in favor of issuers of surety, performance or other bonds or letters of credit or bankers’ acceptances (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of KDG or any Restricted Subsidiary in the ordinary course of its business;

(6)  encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of KDG and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of KDG and its Restricted Subsidiaries;

(7)  Liens securing Hedging Obligations permitted under this Indenture;

(8)  leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(9)  Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)  Liens for the purpose of securing Capitalized Lease Obligations, Purchase Money Obligations or SLA Agreements, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) other than in the case of SLA Agreements, the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Lien may not extend to any assets or property of KDG or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness or subject to such SLA Agreement and any improvements or accessions to such assets and property;

(11)  Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(12)  Liens arising from U.S. Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by KDG and its Restricted Subsidiaries in the ordinary course of business;

(13)  Liens existing on, or provided for under written agreements existing on, the Issue Date or, with respect to any Target, existing on the Issue Date or Incurred prior to the closing date of the relevant Acquisition to the extent not prohibited by the provisions of the applicable Sale and Purchase Agreement as in effect on the Issue Date (but without giving effect to any provision thereof permitting the relevant Target to suspend its obligations thereunder);

(14)  Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time KDG or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into KDG or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with, such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(15)  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to KDG or another Restricted Subsidiary, or of KDG owing to a Restricted Subsidiary or Liens in favor of KDG or any Note Guarantor;

(16)  Permitted Collateral Liens;

(17)  Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder;

(18)  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(19)  (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which KDG or any Restricted Subsidiary of KDG has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(20)  any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(21)  Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(22)  Liens on Receivables Assets incurred in connection with a Qualified Receivables Financing;

(23)  Liens on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(24)  Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(25)  Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(26)  Liens securing Indebtedness or other obligations of a Receivables Subsidiary;

(27)  Liens Incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €20 million at any one time outstanding;

(28)  Liens securing Management Advances;

(29)  Liens on any Escrowed Proceeds; and

(30)  Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary.

Notwithstanding anything to the contrary contained in this definition of “Permitted Liens” (i) Liens securing Indebtedness under Section 4.05(e) shall not be permitted to be Incurred in reliance on any clause of this definition of “Permitted Liens”; provided that Permitted Collateral Liens or Liens over the Collateral securing such Indebtedness that are equal and ratable with, or junior to, the Security Interest shall be permitted with respect to any such Indebtedness and (ii) prior to effecting the Step-Up and in order to secure the obligations of KDG under the Securities and the Indenture on a second ranking basis, (A) KDG shall cause KDS to (1) pledge its limited partnership interest in the Additional NewKDS Limited Partner together with its sole share in the general partner of the Additional NewKDS Limited Partner pursuant to the Additional

Share Pledge and (2) cause the Additional NewKDS Limited Partner to pledge any partnership interest in NewKDS pursuant to the Additional NewKDS Share Pledge and any potential compensation claim it may have pursuant to the Contingent Additional Partner Claim Pledge, and (B) in connection with the Step-Up, KDG shall pledge any potential claim it may have pursuant to the Contingent Claim Pledge, each on a second-priority basis and, in each case, if and to the extent, and otherwise on the same basis as, any such pledges are granted to secure Indebtedness under the existing Senior Facilities Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Debt” (a) shall not include the Securities (or any Additional Securities) and (b) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the Senior Facilities Agreement or the Bridge Facility, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Public Market” means any time after:

(1)  an Equity Offering has been consummated; and

(2)  shares of common stock or equity of the IPO Entity having a market value in excess of €100 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering of shares of common stock or common equity that are listed on an exchange or publicly offered (which shall include an offering pursuant to Rule 144A and/or Regulation S under the US Securities Act to professional market investors or similar persons).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) the Board of Directors of KDG shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to KDG and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by KDG), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by KDG) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of KDG or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility shall not be deemed a Qualified Receivables Financing.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined on the basis of GAAP.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by KDG or any of its Subsidiaries pursuant to which KDG or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by KDG or any of its Subsidiaries), or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of KDG or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by KDG or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of KDG (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with KDG in which KDG or any Subsidiary of KDG makes an Investment and to which KDG or any Subsidiary of the Issuing Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of KDG and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of KDG (as provided below) as a Receivables Subsidiary and:

(1)  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by KDG or any other Restricted Subsidiary of KDG (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates KDG or any other Restricted Subsidiary of KDG in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of KDG or any other Restricted Subsidiary of KDG, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2)  with which neither KDG nor any other Restricted Subsidiary of KDG has any contract, agreement, arrangement or understanding other than on terms which KDG reasonably believes to be no less favorable to KDG or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of KDG, and

(3)  to which neither KDG nor any other Restricted Subsidiary of KDG has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of KDG shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of KDG giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of KDG that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of KDG or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)  if the Indebtedness being refinanced constitutes Subordinated Indebtedness, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is the same as or later than the final Stated Maturity of the Indebtedness being refinanced or, if shorter, the Securities;

(2)  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and costs, expenses and fees Incurred in connection therewith); and

(3)  if the Indebtedness being refinanced is expressly subordinated in right of payment to the Securities or any Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Securities or such Note Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

provided, however, that Refinancing Indebtedness shall not include: (x)  Indebtedness of a Subsidiary that is not a Note Guarantor that refinances Indebtedness of KDG or a Note Guarantor, or (y)  Indebtedness of KDG or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Registrar” means a registrar appointed pursuant to this Indenture.

“Related Person” with respect to any Permitted Holder means:

(1)  any controlling equityholder or majority (or more) owned Subsidiary of such Person; or

(2)  in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)  any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein; or

(4)  any partner (whether existing or new) in any Permitted Holder or any Affiliate of such Person; or

(5)  in the case of Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P., Apax Partners, The Goldman Sachs Group, Inc. or Candover Investments plc any investment fund or vehicle managed, sponsored or advised by such Person or any successor thereto, or by any Affiliate of such Person or any such successor; provided, however, that, with respect to a Person, the term “Related Person” shall not include any investment fund or vehicle that would otherwise be a “Related Person” solely because such fund or vehicle is a financial advisory client of such Person.

“Related Taxes” means

(1)  any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:

(a)  being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, KDG or any of KDG’s Subsidiaries);

(b)  issuing or holding Subordinated Shareholder Funding;

(c)  being a holding company parent, directly or indirectly, KDG or any of KDG’s Subsidiaries;

(d)  receiving dividends from or other distributions in respect of, directly or indirectly, KDG or any of KDG’s Subsidiaries;

(e)  having, directly or indirectly, Guaranteed any obligations of KDG or any Subsidiary of KDG; or

(f)  having made any payment in respect to any of the items for which KDG is permitted to make payments to any Parent pursuant to Section 4.06; or

(2)  any Taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that KDG and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if KDG and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of KDG and its Subsidiaries and any Taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly, in relation to KDG and its Subsidiaries (reduced by any Taxes measured by income actually paid by KDG and its Subsidiaries).

“Relevant Percentage Asset Amount” means, as of any date of determination, if one or two of the Acquisitions has been completed on or prior to such date, 4.25%.

“Representative” means any trustee, agent or representative (if any) for an issue of Note Guarantor Senior Indebtedness or the provider of Note Guarantor Senior Indebtedness (if provided on a bilateral basis), as the case may be.

“Responsible Officer” means any officer within the corporate trust and agency department of the Trustee or the relevant Paying Agent, as the case may be, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee or the relevant Paying Agent, as the case may be, who customarily performs functions similar to those performed by such officers, or to whom any corporate trust matter is referred because of such individual’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of KDG other than an Unrestricted Subsidiary.

“Sale and Purchase Agreement” means, in each case, as amended from time to time:

(1)  when designated iesy, the sale and purchase agreement dated April 3, 2004 entered into by KDS, KDG, AP Cable LLC, New York, Golden Tree High Yield Value Master Fund, LP, Golden Tree High Yield Master Fund, Ltd., Golden Tree High Yield Master Fund II, Ltd, Golden Tree High Yield Opportunities II, LP, Pequot Endowment Fund, L.P., Westport, Pequot Institutional Fund, Inc., Westport, Pequot International Fund, Inc., Westport, Pequot Partners Fund, LP, Westport, Pequot Special Opportunities Fund, L.P., Westport, Goldman Sachs Profit Sharing Master Trust, Alpha US Sub Fund II, LLC, Brown & Williamson Master Retirement Fund, DB Structure

Products, Inc. and The University of Chicago to acquire, directly or indirectly, each operating entity in the group providing broadband cable services in Hessen (“iesy” or the “iesy Target”);

(2)  when designated Ish, means the sale and purchase agreement dated April 3, 2004 between KDS and Kabelnetz NRW Limited, Jersey to acquire, directly or indirectly, each operating entity in the group providing broadband cable services in North-Rhine Westphalia (“Ish” or the “Ish Target”); and

(3)  when designated KBW, means the sale and purchase agreement dated April 3, 2004 among KDS, KDG, Callahan InvestCo Germany 1 S.àr.l., Callahan InvestCo Germany 2 S.àr.l., Blackstone Kabel Partners (Cayman) A L.P., Blackstone Kabel Co-invest (Cayman) Limited, Blackstone Holdco Capital Partners (Cayman) III L.P., BOCP/BFIP/BFCP Holdco Capital Partners (Cayman) III L.P., Blackstone Holdco Communications Partners (Cayman) L.P., KBW Holdings LLC and CDP Capital Communications Belgique inc., to acquire, directly or indirectly, each operating entity in the group providing broadband cable services in Baden Württemburg (“KBW” or the “KBW Target”).

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Trustee” means Deutsche Bank AG London acting as Security Trustee pursuant to the Intercreditor Agreement or such successor Security Trustee as may be appointed thereunder.

“Senior Discharge Date” means (a) with respect to the Senior Facilities Agreement, the date on which the facility agent under the Senior Facilities Agreement is satisfied that all obligations under the Senior Facilities Agreement and certain hedging obligations contemplated by the Senior Facilities Agreement have been irrevocably paid and discharged and all commitments of the lenders under the Senior Facilities Agreement have been cancelled and all obligations of the hedging banks under the documents relating to such hedging obligations have been terminated and (b) with respect to any other Designated Senior Indebtedness, as indicated therein, the date of payment in full of all obligations for principal, interest, premium, penalties, fees and expenses with respect to such Designated Senior Indebtedness or the date on which the applicable Representative or the holders of such Designated Senior Indebtedness are satisfied that all obligations with respect to such Designated Senior Indebtedness have been irrevocably paid and discharged and all commitments thereunder have been cancelled.

“Senior Facilities Agreement” means the Amended and Restated Senior Credit Agreement dated June on or around June 29, 2004 among KDG, KDS, Deutsche Bank AG London, as facility agent and security agent, and the lenders parties thereto, as the same may be amended, supplemented, waived or otherwise modified from time to time or refinanced (whether in whole or in part, whether with the original agent and lenders or otherwise, and whether provided under the original Senior Facilities Agreement or otherwise).

“Senior Facilities Amount” means €2,600,000,000 as reduced by the amount of any reduction in the commitments under the Senior Facilities Agreement as in effect on the Issue Date as a result of the termination of the Sale and Purchase Agreement for an Acquisition.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness and all amounts payable by KDG under or in respect of all other Indebtedness of KDG, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to KDG at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)  any Indebtedness Incurred in violation of Section 4.05 (but no such violation shall be deemed to exist for the purposes of this clause (1) if any holder of such Indebtedness or such holder’s representative shall have received an Officer’s Certificate of KDG to the effect that such Incurrence of such Indebtedness does not (or, in the case of a revolving credit or similar facility, the Incurrence of the entire committed amount at the date on which the initial borrowing thereunder is made would not) violate such covenant):

(2)  any obligation of KDG to any Restricted Subsidiary;

(3)  any liability for national, local or other taxes owed or owing by KDG;

(4)  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)  any Indebtedness of KDG that is expressly subordinate in right of payment to any other Indebtedness of KDG, including any Subordinated Indebtedness; or

(6)  any Capital Stock.

“Senior Payment Default” means (a) in relation to the Senior Facilities Agreement, as in effect on the Issue Date, a default under clause 20.2 (Non-Payment) of the Senior Facilities Agreement and (b) in relation to any other Designated Senior Indebtedness, any failure to pay on the due date any amount payable under such Designated Senior Indebtedness in the manner required under such Designated Senior Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(1)  KDG’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the total assets of KDG and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(2)  KDG’s and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the total assets of KDG and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(3)  KDG’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of KDG and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Similar Business” means (a) the cable television business, including the distribution, sale and/or provision of analog cable television services, digital cable television services, broadband internet services, telephony services and other services in relation thereto, (b) the service and maintenance of KDG’s cable network and related cable television activities, (c) any businesses, services or activities engaged in by KDG or any of the Targets and their respective Subsidiaries on the Issue Date or, with respect to any Target, the closing date of the applicable Acquisition and (d) any businesses, services and activities that are related, complementary, incidental, ancillary or similar to any of the foregoing, or are extensions or developments of any thereof.

“SLA Agreement” means the service level agreements with DTAG in effect on the Issue Date or, with respect to the Targets, as in effect on the applicable closing date of the relevant Acquisition (each, an “Existing Service Level Agreement”), including agreements for the lease of cable duct and tower space and other premises, the use of fiber optic transmission systems and other infrastructure components and services and the supply of electrical power as well as any additional service level agreements or any replacement, amendment, supplement or waiver of any such service level agreement; provided, however, that (a) any additional service level agreement shall be of a type similar to one or more Existing Service Level Agreements and shall have terms that are substantially similar in all material respects to such Existing Service Level Agreements or which are no less favorable, taken as a whole, to Holders than the terms of such Existing Service Level Agreements and (b) any such service level agreement as replaced, amended, supplemented or waived shall have terms that are substantially similar in all material respects to an Existing Service Level Agreement or which are no less favorable, taken as a whole, to Holders than the terms of such Existing Service Level Agreement.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by KDG or any Subsidiary of KDG which KDG has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Step-Up” means:

(1)  the contribution of the assets and/or liabilities of KDS to NewKDS; and

(2)  the merger or other combination of KDS into KDG,

in each case, as contemplated by the Offering Memorandum.

“Subordinated Indebtedness” means any Indebtedness of KDG (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Securities pursuant to a written agreement.

“Subordinated Shareholder Funding” means, collectively, any funds provided to KDG by any Parent, any Affiliate of any Parent or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1)  does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Securities (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of KDG or any funding meeting the requirements of this definition);

(2)  does not require, prior to the first anniversary of the Stated Maturity of the Securities, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)  contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Securities;

(4)  does not provide for or require any security interest or encumbrance over any asset of KDG or any of its Subsidiaries;

(5)  does not contain any covenants (financial or otherwise) other than a covenant to pay such Subordinated Shareholder Funding; and

(6)  is fully subordinated and junior in right of payment to the Securities pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Intercreditor Agreement as in effect on the Issue Date with respect to “Investor Debt” (as defined therein).

“Subsidiary” means, with respect to any Person:

(1)  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)  any partnership, joint venture, limited liability company or similar entity of which:

(a)  more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)  such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Parent” with respect to any Person means any other Person with more than 50% of the total voting power of the Voting Stock of which is, at the time the first Person becomes a Subsidiary of such other Person, “beneficially owned” (as defined below) by one or more Persons that “beneficially owned” (as defined below) more than 50% of the total voting power of the Voting Stock of the first Person immediately prior to the first Person becoming a Subsidiary of such other Person. For purposes hereof, “beneficially own” has the meaning correlative to the term “beneficial owner,” as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act.

“Take-Out Securities” means any debt securities issued in accordance with the Bridge Facility Agreement to refinance Indebtedness Incurred under the Bridge Facility or the Bridge Exchange Notes or to cancel any commitments under the Bridge Facility Agreement.

“Target” means each entity whose shares or other ownership interest are or are to be acquired by KDS pursuant to the Sale and Purchase Agreements relating to such entity and when designated iesy, Ish or KBW means the Target to be acquired pursuant to the iesy, Ish or KBW Sale and Purchase Agreement.

“Target Cash” means the amount of cash and Cash Equivalents held by a Target Group (or deemed to be held by the Target Group for the purposes of calculating the acquisition consideration under the relevant Sale and Purchase Agreement and including the amount payable pursuant to clause 3.1(3) of the Ish Sale and Purchase Agreement) on the closing date for the Acquisition of the Target Group in excess of the aggregate amount of:

(1)  in respect of the Ish Acquisition only, deferred revenues of or deemed to be held by that Target Group as at the closing date of such Acquisition;

(2)  any provisions against restructuring costs (in respect of the Ish Acquisition) or any amounts owed relating to restructuring measures (in respect of iesy and KBW Acquisitions); and

(3)  any accruals made relating to copyright fees or similar fees for the use of broadcasting signals of any member of a Target Group,

in each case, that reduce the purchase price payable for that Acquisition under the relevant Sale and Purchase Agreement.

“Target Cash Investment” means any investment by any Parent to KDG (whether by way of contribution to the equity of KDG or by Subordinated Shareholder Funding) for the purpose of financing any increase in the purchase price of any Acquisition as a result of any cash or cash equivalents held by the relevant Target Group.

“Target Group” means the iesy Group, the Ish Group or the KBW Group.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Tax Sharing Agreement” means any tax sharing agreement with customary terms entered into with any Parent in connection with an Equity Offering, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Temporary Cash Investments” means any of the following:

(1)  any investment in

(a)  direct obligations of, or obligations Guaranteed by, (i) the United States of America or Canada, (ii) any European Union member state on

January 1, 2004, (iii) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by KDG or a Restricted Subsidiary in that country with such funds or (iv) any agency or instrumentality of any such country or member state; or

(b)  direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(2)  overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(a)  any lender under the Senior Facilities Agreement;

(b)  any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (1)(a) above; or

(c)  any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of €250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(3)  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a Person meeting the qualifications described in clause (2) above;

(4)  Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than KDG or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(5)  Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada or any European Union member state on January 1, 2004 or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(6)  investment funds investing 95% of their assets in securities of the type described in clauses (1) through (5) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution);

(7)  any money market deposit accounts issued or offered by a commercial bank organized under the laws of the Federal Republic of Germany or organized and located in a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of €250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made; and

(8)  investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Thin Capitalization Event” means the delivery to the Trustee of an Opinion of Counsel from an independent tax counsel of nationally recognized standing in the Federal Republic of Germany to the effect that, owing to the application of thin capitalization laws or the rules or regulations or interpretations thereunder, KDG and/or its Restricted Subsidiaries are not able or will not be able to deduct against income taxes all or part of the interest payable in relation to the Securities.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Total Assets” means the consolidated total assets of KDG and its Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of such Person.

“Transactions” means:

(1)  the contribution of all shares in MSG Media Services GmbH and TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG held by KDG to the equity of KDS;

(2)  the contribution of assets by KDG to the equity of MSG Media Services GmbH in exchange for shares in the capital stock of MSG Media Services GmbH, and the subsequent contribution of such shares to the equity of KDS;

(3)  the contribution by Cable Holding S.àr.l. of an outstanding shareholder loan between Cable Holding S.àr.l. and KDS to the equity of KDG, and the subsequent contribution by KDG of such shareholder loan to the equity of KDS;

(4)  the initial borrowing under the Senior Facilities Agreement to repay existing Indebtedness;

(5)  the initial borrowing under the Bridge Facility to finance a distribution from KDG to its shareholders, including by way of a loan granted by KDG, which loan has been granted prior to the Issue Date, and the subsequent setting off of such loan against the payment of a dividend;

(6)  the offering of the Securities and the application of the proceeds therefrom as described in the Offering Memorandum and any refinancing of (or financing in lieu of) the Bridge Facility;

(7)  the Acquisitions and the transactions pursuant to the Acquisition Documents;

(8)  the borrowing of additional funds under the Senior Facilities Agreement and the Bridge Facility to finance any Acquisition;

(9)  the payment of one or more distributions to the extent permitted under  Section 4.06(c)(16);

(10)  any corporate reorganizations in connection with the Acquisitions in accordance with the terms of the Senior Facilities Agreement and permitted under this Indenture, in each case, as described in the Offering Memorandum;

(11)  the completion of the Step-Up and any merger or other business combination transaction between KDS and NewKDS; and

(12)  all other transactions related to the foregoing (including the payment of any fees and expenses related to any of the foregoing).

“Trustee Amounts” means all amounts payable to the Trustee pursuant to this Indenture and any Note Guarantee in respect of its fees, expenses and any amount payable to it personally by way of indemnity. Trustee Amounts shall also include amounts payable to the Paying Agents, transfer agents and the Registrars under this Indenture and to any agent, custodian or other person employed by the Trustee to act under this Indenture and Guarantee amounts payable thereunder in respect of the foregoing Persons’ fees, expenses and any amounts payable to it personally by way of indemnity.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(1)  any Subsidiary of KDG that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of KDG in the manner provided below); and

(2)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of KDG may designate any Subsidiary of KDG (including any newly acquired or newly formed Subsidiary or (other than any Target) a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1)  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, any other Subsidiary of KDG which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)  such designation and the Investment of KDG in such Subsidiary complies with Section 4.06.

Any such designation by the Board of Directors of KDG shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of KDG giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors of KDG may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that immediately after giving effect to such designation either (1) KDG could Incur at least €1.00 of additional Indebtedness under Section 4.05(a) or (2) the Consolidated Leverage Ratio would not be greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of KDG, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than KDG or another Wholly-Owned Subsidiary) is owned by KDG or another Wholly-Owned Subsidiary.

“Working Capital Intercompany Loan” means loans to or by KDG or any of its Restricted Subsidiaries to or from KDG or any of its Restricted Subsidiaries from time to time (i) for purposes of consolidated cash and tax management and working capital management or (ii) for a duration of less than one year.

SECTION 1.02.  Other Definitions.

Term	Defined in Section

“Additional Amounts”	4.02, Appendix A
“Additional Intercreditor Agreement”	4.16(a)
“Additional Securities”	Preamble
“Affiliate Transaction”	4.10(a)
“Agent Members”	Appendix A
“Applicable Procedures”	Appendix A
“Asset Disposition Offer”	4.09(b)
“Asset Disposition Offer Amount”	4.09(e)
“Asset Disposition Offer Period”	4.09(e)
“Asset Disposition Purchase Date”	4.09(e)
“Auditors’ Determination”	10.06(d)
“Authorized Agent”	13.08
“Bankruptcy Law”	6.01(a)(6)
“Change of Control Offer”	4.03(b)
“Change of Control Payment”	4.03(b)(1)
“Change of Control Payment Date”	4.03(b)(2)
“Clearstream”	Appendix A
“Collateral”	12.01(a)
“covenant defeasance option”	8.01(b)
“cross acceleration provision”	6.01(a)(5)(b)
“Custodian”	6.01(a)(6)
“Definitive Security”	Appendix A
“Depositary”	Appendix A
“DTC”	Appendix A
“ECOFIN”	2.04(a)
“Euro Securities”	Preamble
“Euroclear”	Appendix A

Term	Defined in Section
“Event of Default”	6.01(a)
“Exchange Securities”	Preamble
“Fairness Opinion”	4.10(a)(3)
“German Taxing Jurisdiction”	4.02(a)(2)
“Global Security”	Appendix A
“Global Securities Legend”	Appendix A
“guarantee provisions”	6.01(a)(8)
“Guaranteed Obligations”	10.01(a)
“incorporated provision”	13.01
“Incur”	1.04(g)
“Initial Agreement”	4.08(b)(3)
“Initial Lien”	4.07
“Initial Purchasers”	Appendix A
“Initial Securities”	Preamble
“Issuer”	Preamble
“KDG”	Preamble
“KDS”	Preamble
“judgment default provision”	6.01(a)(7)
“legal defeasance option”	8.01(b)
“Luxembourg Transfer Agent”	2.04(b)
“Net Assets”	10.06(a)
“NewKDS”	Preamble
“NewKDS Share Pledge”	12.01(a)
“Note Guarantors”	Preamble
“Original Securities”	Preamble
“Paying Agent”	2.04(a)
“Payment Blockage Event”	11.01(c)
“Payment Blockage Period”	11.01(c)
“payment default”	6.01(a)(5)(a)
“pay the Note Guarantees”	11.01(b)
“Payor”	4.02
“Permitted Payments”	4.06(b)
“Private Exchange	Appendix A
“Private Exchange Securities”	Appendix A
“protected purchaser”	2.08
“Purchase Agreement”	Appendix A
“QIB”	Appendix A
“Qualified Institutional Buyer”	Appendix A
“Registered Agreement”	Appendix A
“Registered Exchange Offer”	Appendix A
“Regulation S”	Appendix A
“Regulation S Global Security”	Appendix A
“Regulation S Securities”	Appendix A

Term	Defined in Section
“Release”	4.04(a)
“Relevant Entity”	10.06(a)
“Relevant Tax Jurisdiction”	4.02
“Registrar”	2.04(a)
“Resale Restriction Termination Date”	Appendix A
“Restricted Period”	Appendix A
“Restricted Securities Legend”	Appendix A
“Rule 144A”	Appendix A
“Rule 144A Global Security”	Appendix A
“Rule 144A Securities”	Appendix A
“Securities”	Preamble
“Securities Act”	Appendix A
“Securities Custodian”	Appendix A
“Security Agreements”	12.01(a)
“security default provisions	6.01(a)(9)
“Security Trustee”	Preamble
“Securities Act”	Appendix A
“Share Capital”	10.06(b)(2)(iv)
“Share Pledge”	12.01(a)
“Shelf Registration Statement”	Appendix A
“Special Repurchase Offer”	4.11(b)
“Stop Notice”	11.01(c)
“Successor Company”	5.01(a)(1)
“Suspension Event”	4.14
“Transfer Agent”	2.04(a)
“Transfer Restricted Securities”	Appendix A
“Trustee”	Preamble
“U.S. Dollar Securities”	Preamble

SECTION 1.03.  Incorporation by Reference of TIA.  This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture.  The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Securities and the Note Guarantees.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Note Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.04.  Rules of Construction.  Unless the context otherwise requires:

(a)  a term has the meaning assigned to it;

(b)  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)  “or” is not exclusive;

(d)  “including” means including without limitation;

(e)  words in the singular include the plural and words in the plural include the singular; and

(f)  unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness.

ARTICLE 2

The Securities

SECTION 2.01.  Issuable in Series.  The Securities may be issued in one or more series.  All Securities of any one series shall be substantially identical except as to denomination.

With respect to any Additional Securities issued after the Issue Date (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 2.07, 2.08, 2.09, 2.10 or 3.06 or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate of the Issuer or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Securities:

(1)  whether such Additional Securities shall be issued as part of a new or existing series of Securities and the title of such Additional Securities (which shall distinguish the Additional Securities of the series from Securities of any other series);

(2)  the aggregate principal amount of such Additional Securities which may be authenticated and delivered under this Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Sections 2.07, 2.08, 2.09, 2.10 or 3.06 or Appendix A and except for Securities which, pursuant to Section 2.03, are deemed never to have been authenticated and delivered hereunder);

(3)  the issue price and issuance date of such Additional Securities, including the date from which interest on such Additional Securities shall accrue; provided, however, that (to the extent such Additional Securities are to be part of the same series as other Securities) such Additional Securities will qualify to be treated as “part of the same issue” as the Original Securities pursuant to Treasury Regulations Section 1.1275-1(f) or 1.1275-2(k);

(4)  if applicable, that such Additional Securities shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective depositaries for such Global Securities, the form of any legend or legends which shall be borne by such Global Securities in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.3 of Appendix A in which any such Global Security may be exchanged in whole or in part for Additional Securities registered, or any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Security or a nominee thereof; and

(5)  if applicable, that such Additional Securities shall not be issued in the form of Initial Securities as set forth in Exhibit A, but shall be issued in the form of Exchange Securities as set forth in Exhibit B.

If any of the terms of any Additional Securities are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by an Officer’s Certificate and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate of the Issuer or the indenture supplemental hereto setting forth the terms of the Additional Securities.

SECTION 2.02.  Form and Dating.  Provisions relating to the Securities are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture.  The (a) Original Securities and the Trustee’s or an authentication agent’s certificate of authentication (as the case may be), (b) Private Exchange Securities and the Trustee’s or an authentication agent’s certificate of authentication (as the case may be) and (c) any Additional Securities (if issued as Transfer Restricted Securities) and the Trustee’s or an authentication agent’s certificate of authentication (as the case may be) shall each be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Indenture.  The Exchange Securities and any Additional Securities issued other than as Transfer Restricted Securities and the Trustee’s or an authentication agent’s certificate of authentication (as the case may be) shall each be substantially in the form of Exhibit B, which is hereby incorporated in and expressly made part of this Indenture.  The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Note Guarantor is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form acceptable to the Issuer and the Trustee.  Each Security shall be dated the date of its authentication.  The Securities shall be issuable only in registered form without interest coupons and only in minimum denominations of €50,000 or $75,000, as applicable, and whole multiples of €1,000 or $1,000, as applicable, in excess thereof.

SECTION 2.03.  Execution and Authentication.  One Officer shall sign the Securities for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee or an authentication agent manually signs the certificate of authentication on the Security.  The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

The Trustee or an authentication agent shall authenticate and make available for delivery Securities as set forth in Appendix A following receipt of an authentication order signed by an Officer of the Issuer directing the Trustee or an authentication agent to authenticate such Securities.

The Trustee may appoint an authentication agent reasonably acceptable to the Issuer to authenticate the Securities.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer.  Unless limited by the terms of such appointment, an authentication agent may authenticate Securities whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authentication agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04.  Registrar and Paying Agent.  (a)  The Issuer shall maintain an office or agency in the City of London where Securities may be presented for registration (the “Registrar”) and an office or agency in (i) the City of London and (ii) the Borough of Manhattan, City of New York where Securities may be presented for transfer or exchange (the “Transfer Agent”) or for payment (the “Paying Agent”).  The Registrar shall keep a register of the Securities and of their transfer and exchange.  The Issuer may have one or more co registrars and one or more additional transfer and paying agents.  The terms “Paying Agent”  and “Transfer Agent” include any additional paying agent or transfer agent, as applicable, and the term “Registrar” includes any co registrars.  The Issuer initially appoints The Bank of New York, London Branch, in the City of London and The Bank of New York, New York Branch, in the Borough of Manhattan, City of New York, who each accept such appointment, as Paying Agents and Transfer Agents. The Issuer initially appoints the Bank of New York, London Branch, in the City of London, who accepts such appointment, as Registrar.  In addition, the Issuer undertakes that it will ensure, to the extent practicable, that it maintains a Paying Agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC regarding the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

(b)  So long as the Securities are listed on the Luxembourg Stock Exchange and its rules so require, a paying agent and transfer agent (the “Luxembourg Transfer Agent”) will be maintained in Luxembourg at all times that payments are required to be made in respect of the Securities.  The Issuer initially appoints The Bank of New York (Luxembourg) S.A., who accepts such appointment, as Luxembourg Transfer Agent.

(c)  The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA.  Such agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee of the name and address of any such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  The Issuer or any Restricted Subsidiary may act as Paying Agent or Registrar.

(d)  The Issuer may change any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall, to the extent that it determines that it is able, serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above; provided, further, that in no event may the Issuer appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Securities unless the Paying Agent would be so obliged if it were located in all other member states.  The Registrar or Paying Agent may resign by providing 30 day’s written notice to the Issuer and the Trustee.

SECTION 2.05.  Paying Agent to Hold Money in Trust.  No later than 10:00am London time in respect of payments to be made in London or 10:00am New York time in respect of payments to be made in New York on each due date of the principal of, interest and premium (if any) on any Security, the Issuer shall deposit with the Paying Agent (or if the Issuer or a Restricted Subsidiary of the Issuer is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal, interest and premium (if any) when so becoming due and subject to receipt of such monies, the Paying Agent shall make payment on the Securities in accordance with this Indenture.  The Issuer shall require each Paying Agent to agree in writing (and each Paying Agent party to this Indenture agrees) that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, interest and premium (if any) on the Securities but such Paying Agent may use such monies as banker in the ordinary course of business without accounting for profits (other than in the case of Article 8), and shall notify the Trustee of any default by the Issuer in making any such payment.  If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent.  Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06.  Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07.  Transfer and Exchange.  The Securities shall be issued in registered form and shall be transferable only upon the surrender of a Security for registration of transfer and in compliance with Appendix A.  When a Security is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met.  When Securities are presented to the Registrar with a request to exchange them for an equal principal amount of Securities of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.  To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee or an authentication agent shall authenticate Securities at the Registrar’s request.  The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section.  The Issuer shall not be required to make and the Registrar need not register transfers or exchanges of Securities selected for redemption (except, in the case of Securities to be redeemed in part, the portion thereof not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or before an interest payment date.

Prior to the due presentation for registration of transfer of any Security, the Issuer, the Note Guarantors, the Trustee, the Paying Agent, and the Registrar may deem and treat the Person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and (subject to Section 2 of the Securities) interest, if any, on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Issuer, any Note Guarantor, the Trustee, the Paying Agent, or the Registrar shall be affected by notice to the contrary.

Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interest in such Global Security may be effected only through a book-entry system maintained by (a) the Holder of such Global Security (or its agent) or (b) any Holder of a beneficial interest in such Global Security, and that ownership of a beneficial interest in such Global Security shall be required to be reflected in a book entry.

All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

SECTION 2.08.  Replacement Securities.  If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee or an authentication agent shall authenticate a replacement Security if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Security being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee.  If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Security is replaced.  The Issuer and the Trustee may charge the Holder for their expenses in replacing a Security including reasonable fees and expenses of counsel.  In the event any such mutilated, lost, destroyed or wrongfully taken Security has become or is about to become due and payable, the Issuer in its discretion may pay such Security instead of issuing a new Security in replacement thereof.

Every replacement Security is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Securities.

SECTION 2.09.  Outstanding Securities.  Securities outstanding at any time are all Securities authenticated by the Trustee or an authentication agent except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  Subject to Section 13.06, a Security does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Security.

If a Security is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Security is held by a protected purchaser.

If the Paying Agent receives (or if the Issuer or a Restricted Subsidiary of the Issuer is acting as Paying Agent, such Paying Agent segregates and holds in trust) in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest and premium, if any, payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such amount to the Holders on that date pursuant to the terms of this Indenture or the Intercreditor Agreement, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10.  Temporary Securities.  In the event that Definitive Securities are to be issued under the terms of this Indenture, until such Definitive Securities are ready for delivery, the Issuer may prepare and the Trustee or an authentication agent shall authenticate temporary Securities.  Temporary Securities shall be substantially in the form of Definitive Securities but may have variations that the Issuer considers appropriate for temporary Securities.  Without unreasonable delay, the Issuer shall prepare and the Trustee or an authentication agent shall authenticate Definitive Securities and deliver them in exchange for temporary Securities upon surrender of such temporary Securities at the office or agency of the Issuer, without charge to the Holder.

SECTION 2.11.  Cancellation.  The Issuer at any time may deliver Securities to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Securities in accordance with its customary procedures or deliver canceled Securities to the Issuer pursuant to written direction by an Officer of the Issuer.  Certification of the destruction of all canceled Securities shall be delivered to the Issuer.  The Issuer may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Trustee for cancellation.  Neither the Trustee nor an authentication agent shall authenticate Securities in place of canceled Securities other than pursuant to the terms of this Indenture.

SECTION 2.12.  Defaulted Interest.  If the Issuer defaults in a payment of interest on the Securities, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner.  The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  The Issuer shall fix or cause to be fixed any such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  The Issuer shall promptly mail or cause to be mailed to each Holder and the Trustee a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.13.  Common Codes, CUSIP and ISIN Numbers.  The Issuer in issuing the Securities may use Common Codes, CUSIP and ISIN numbers (if then generally in use) and, if so, the Trustee shall use Common Codes, CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer will promptly notify the Trustee and the Paying Agent of any change in the Common Code, CUSIP or ISIN numbers.

SECTION 2.14.  Currency.   In the case of (1) the Euro Securities, the euro and (2) the U.S. Dollar Securities, the U.S. dollar, is the sole currency of account and payment for all sums payable by the Issuer or any Note Guarantor under or in connection with the Euro Securities and the U.S. Dollar Securities, as the case may be, including damages. Any amount received or recovered in a currency other than euro (in the case of the Euro Securities) or the U.S. dollar (in the case the U.S. Dollar Securities), whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or any Note Guarantor or otherwise by any Holder of a Euro Security or a U.S. Dollar Security, as the case may be, or by the Trustee, in respect of any sum expressed to be due to it from the Issuer or any Note Guarantor will only constitute a discharge to the Issuer or any Note Guarantor to the extent of the euro amount or the U.S. U.S. dollar amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient or the relevant Trustee under any Euro Security, or if that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient or the Trustee under any U.S. Dollar Security, the Issuer and any Note Guarantor will indemnify them against any loss sustained by such recipient as a result. In any event, the Issuer and any Note Guarantor will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Security or the Trustee to certify in a manner satisfactory to the Issuer (indicating the sources of information used) the loss it Incurred in making any such purchase. These indemnities constitute a separate and independent obligation from the Issuer and any Note Guarantor’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Security or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Security or to the Trustee.

Except as otherwise specifically set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the Euro Equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is Incurred or made, as the case may be.

ARTICLE 3

Redemption

SECTION 3.01.  Notices to Trustee.  If the Issuer elects to redeem Securities pursuant to Sections 5 or 6 of the Securities, it shall notify the Trustee and the relevant Paying Agent of the redemption date and the principal amount of Securities to be redeemed and the section of the Security pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee and the relevant Paying Agent provided for in this Article 3 at least 30 days, but not more than 60 days, before the redemption date unless the Trustee or the relevant Paying Agent (as the case may be) consents to a shorter period.  In the case of a redemption pursuant to Section 5 of the Securities, such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein.

In the case of a redemption provided for by Section 6 of the Security, prior to the publication or mailing of any notice of redemption of any series of Securities pursuant to the foregoing, the Issuer will deliver to the Trustee and the relevant Paying Agent (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the circumstances referred to above exist.  The Trustee will accept such Officer’s Certificate and opinion as sufficient existence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.  Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.

SECTION 3.02.  Selection of Securities To Be Redeemed or Repurchased.  If less than all of any series of Securities is to be redeemed at any time, the Trustee will select Securities for redemption in compliance with the requirements of the principal securities exchange, if any, on which that series of Securities is listed, and/or in compliance with the requirements of Euroclear, Clearstream or DTC, as applicable, or if that series of Securities is not so listed or such exchange prescribes no method of selection and the Securities are not held through Euroclear, Clearstream or DTC, as applicable, or Euroclear, Clearstream or DTC, as applicable, prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate (and in such manner as complies with applicable legal and exchange requirements); provided, however, that no Security of €50,000 (in the case of Euro Securities) or $75,000 (in the case of U.S. Dollar Securities) in aggregate principal amount or less shall be redeemed in part.  Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption.  The Trustee shall notify the Issuer promptly of the Securities or portions of Securities to be redeemed.

SECTION 3.03.  Notice of Redemption.  (a)   At least 30 days but not more than 60 days before a date for redemption of Securities, the Issuer shall transmit a notice of redemption in accordance with Section 13.02 and as provided below to each Holder of Securities to be redeemed at such Holder’s registered address; provided, however, that any notice of a redemption provided for by Section 6 of the Securities shall not be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to make a payment of Additional Amounts were a payment in respect of the

Securities then due and payable. In addition, for so long as the Securities are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer shall publish notice of redemption in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

The notice shall identify the Securities to be redeemed and shall state:

(i)  the redemption date;
(ii)  the redemption price, and, if applicable, the appropriate calculation of such redemption price and the amount of accrued interest to the redemption date;
(iii)  the name and address of the Paying Agent;
(iv)  that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(v)  if fewer than all the outstanding Securities are to be redeemed, the certificate numbers and principal amounts of the particular Securities to be redeemed;
(vi)  that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Securities (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
(vii)  the Common Codes, CUSIP or ISIN number, as applicable, if any, printed on the Securities being redeemed; and
(viii)  that no representation is made as to the correctness or accuracy of the Common Codes, CUSIP or ISIN number, as applicable, if any, listed in such notice or printed on the Securities.

(b)  At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense.  In such event, the Issuer shall provide the Trustee with the information required and within the time periods specified by this Section.

SECTION 3.04.  Effect of Notice of Redemption.  Once notice of redemption is delivered, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, provided, however, that any redemption notice given in respect of the redemption referred to in the penultimate paragraph of Section 5 of the Securities may be given prior to completion of the related Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including the completion of the related Equity Offering. Upon surrender to the Paying Agent, the Securities shall be paid at the redemption price stated in the notice, plus accrued interest, if any, to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest shall be payable to the Holder of the redeemed Securities registered on the relevant record date.  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05.  Deposit of Redemption Price.  No later than 10:00am London time in respect of payments to be made in London or 10:00am New York time in respect of payments to be made in New York on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Restricted Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Securities or portions thereof to be redeemed on that date other than Securities or portions of Securities called for redemption that have been delivered by the Issuer to the Trustee for cancellation.  On and after the redemption date, interest shall cease to accrue on Securities or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest, if any, on, the Securities to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.06.  Securities Redeemed in Part.  Subject to the terms hereof, upon surrender of a Security that is redeemed in part, the Issuer shall execute and the Trustee or an authentication agent shall authenticate for the Holder (at the Issuer’s expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered.

ARTICLE 4

Covenants

SECTION 4.01.  Payment of Securities.  The Issuer shall promptly pay the principal of and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Securities.

SECTION 4.02.  Withholding Taxes.  (a)  All payments made by KDG, any Note Guarantor or a successor of any of the foregoing (each, a “Payor”) on the Securities or the Note Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of: (1) Germany or any political subdivision or governmental authority thereof or therein having power to tax (2) any jurisdiction from or through which payment on the Securities or any Note Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or (3) any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Securities, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on the Securities in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)  any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Security or the receipt of any payment in respect thereof;

(2)  any Taxes that would not have been so imposed if (i) the holder of the Security had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant holder at that time has been notified in writing by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made); or (ii) in the case of Taxes imposed by or on behalf of Germany or any political subdivision or governmental authority thereof or therein having the power to tax (each of the foregoing a “German Taxing Jurisdiction”), the holder of the Security had provided such other evidence as is reasonably necessary to enable the Payor or any other person through whom payment may be made to determine the residence of the holder (provided that (x) such determination of residence is necessary under the applicable laws of the German Taxing Jurisdiction to determine the application of the exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such determination is required under the applicable law of the German Taxing Jurisdiction, the relevant holder at that time has been notified in writing by the Payor or any other person through whom payment may be made that such evidence must be provided);

(3)  any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any or interest, if any, on the Securities or under any Note Guarantee;

(4)  any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;

(5)  any Taxes that are required to be deducted or withheld on a payment to an individual pursuant to the Directive or any law implementing, or introduced in order to conform to, such Directive;

(6)  except in the case of the liquidation, dissolution or winding-up of the Payor, any Taxes imposed in connection with a Security presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Security to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(7)  any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Security for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the Holder or (y) where, had the beneficial owner of the Security been the Holder of the Security, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

(b)  The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request and will be made available at the offices of the Luxembourg Paying Agent if the Securities are then listed on the Luxembourg Stock Exchange. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Securities then outstanding and (y) the amount of such withholding Taxes paid per €1,000 principal amount of the Euro Securities or per $1,000 principal amount of the U.S. Dollar Securities, as the case may be.

(c)  If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Securities, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee and the relevant Paying Agent an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date).

(d)  Wherever in this Indenture, the Securities or any Note Guarantee, there are mentioned, in any context: (i) the payment of principal, (ii) purchase prices in connection with a purchase of Securities, (iii) interest, or (iv) any other amount payable on or with respect to any of the Securities or any Note Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)  The Payor will pay any present or future stamp, court or documentary taxes, or any other excise, property or similar taxes, charges or levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Securities, this Indenture, the Share Pledge, the NewKDS Share Pledge or any other document or instrument in relation thereto (other than a transfer of the Securities) excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Payor agrees to indemnify the Holders for any such taxes paid by such Holders. The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor or any Note Guarantor is organized or any political subdivision or taxing authority or agency thereof or therein.

SECTION 4.03.  Change of Control.  (a)  If a Change of Control occurs, subject to Section 4.03, each Holder will have the right to require KDG to repurchase all of such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount of the Securities plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that KDG shall not be obliged to repurchase Securities as described in this Section 4.03 in the event and to the extent that it has unconditionally exercised its right to redeem all of the Securities under Section 5 of the Securities or all conditions to such redemption have been satisfied or waived.

(b)  Unless KDG has unconditionally exercised its right to redeem all the Securities under Section 5 of the Securities or all conditions to such redemption have been satisfied or waived, no later than the date that is 30 days after any Change of Control, KDG will mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee and the relevant Paying Agent,

(1)  stating that a Change of Control has occurred or may occur and that such Holder has the right to require KDG to purchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount of such Securities plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)  stating the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3)  describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;

(4)  describing the procedures determined by KDG, consistent with this Indenture, that a Holder must follow in order to have its Securities repurchased; and

(5)  if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

(c)  On the Change of Control Payment Date, if the Change of Control shall have occurred, KDG will, to the extent lawful:

(1)  accept for payment all Securities properly tendered pursuant to the Change of Control Offer;

(2)  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities so tendered; and

(3)  deliver or cause to be delivered to the Trustee and the relevant Paying Agent an Officer’s Certificate stating the Securities or portions of Securities being purchased by KDG in the Change of Control Offer;

(4)  deliver, or cause to be delivered, to the principal Paying Agent the Global Securities in order to reflect thereon the portion of such Securities or portions thereof that have been tendered to and purchased by KDG; and

(5)  deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Securities accepted for purchase by KDG.

(d)  If any Definitive Securities have been issued, the Paying Agent will promptly mail or deliver to each Holder of Definitive Securities so tendered the Change of Control Payment for such Securities following receipt of such monies in accordance with this Indenture, and the Trustee or an authentication agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder of Definitive Securities a new Security equal in principal amount to the unpurchased portion of the Securities surrendered, if any; provided that each such new Security will be in a principal amount that is at least €50,000 or $75,000, as the case may be, and an integral multiple of €1,000 or $1,000, as the case may be.

(e)  For so long as the Securities are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, KDG will publish a public announcement with respect to the results of the Change of Control Offer in a newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

(f)  This Section 4.03 will be applicable whether or not any other provisions of this Indenture are applicable.

(g)  KDG will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by KDG and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer.

(h)  KDG will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section 4.03. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, KDG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of the conflict.

SECTION 4.04.  Special Tax Repurchase Right.  (a)  In the event of a Thin Capitalization Event, KDG and its Restricted Subsidiaries may with notice to the Trustee, the relevant Paying Agent and the Holders specifying the actions permitted under this Section 4.04(a) that have or will occur, within 30 days of the occurrence of such Thin Capitalization Event, elect to cause a release (a “Release”) of any Note Guarantee (but not, for the avoidance of doubt, the Security Documents) to the extent (but only to the extent) that, based upon an Opinion of Counsel from an independent tax counsel of nationally recognized standing in the Federal Republic of Germany, it determines in good faith that such Release is necessary to remedy the loss of deductibility that triggered the Thin Capitalization Event. KDG shall provide the Trustee with an Officer’s Certificate stating that it is relying upon such ground in releasing such Note Guarantee.

(b)  KDG will commence an offer (the “Special Repurchase Offer”) in accordance with the procedures set forth in this Indenture within 10 Business Days of any Release made to all Holders of Securities to repurchase all of such Securities at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) to the date fixed for such repurchase. Such notice will be made by KDG in accordance with Section 13.02 and as provided below to each Holder of Securities to be redeemed at such Holder’s registered address or, alternatively, will be valid if published in a leading English language daily newspaper with general circulation in Europe and the United States as the Trustee may approve.  It is expected that such publication will normally be made in the Financial Times.  In addition, for so long as the Securities are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, KDG shall publish notice of redemption in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).  If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.  KDG will purchase all Securities properly tendered for purchase pursuant to a Special Repurchase Offer. Unless a later date is required by applicable law, the date of purchase shall be not earlier than 30 days nor later than 60 days from the date on which notice of the Special Repurchase Offer is mailed.

(c)  KDG will comply, to the extent applicable, with the requirements of Section 14(e) under the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Securities pursuant to the Special Repurchase Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, KDG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Special Repurchase Offer provisions of this Indenture by virtue of the conflict. If so designated by KDG, any Restricted Subsidiary or Affiliate of KDG may conduct the Special Repurchase Offer, including payment of the appropriate consideration upon the tender to such Restricted Subsidiary or Affiliate of Securities.

(d)  The notice to be delivered hereunder shall contain the following information:

(1)  a Special Repurchase Offer is being made pursuant to this Section 4.04 and that all Securities properly tendered pursuant to such Special Repurchase Offer will be accepted for purchase;

(2)  the purchase price and the purchase date, each determined in accordance with the provisions hereof;

(3)  any Security not properly tendered will remain outstanding and continue to accrue interest;

(4)  unless the Issuer defaults in the payment of the purchase price, all Securities accepted for payment pursuant to the Special Repurchase Offer will cease to accrue interest on the date of purchase thereof;

(5)  Holders electing to have any Securities purchased pursuant to a Special Repurchase Offer will be required to surrender the Securities to the Paying Agent at the address specified in the notice or to the Paying Agent at its office in Luxembourg prior to the close of business on the third Business Day preceding the date of purchase specified in the notice; provided, however, that in relation to any Book Entry Interest, a holder of such Book Entry Interests may exercise its option to have such Book Entry

Interest purchased through the facilities of DTC, Euroclear and/or Clearstream, as applicable, in each case, subject to their rules and regulations;

(6)  Holders will be entitled to withdraw their tendered Securities and their election to require the Issuer to purchase such Securities if the Paying Agent receives, not later than the close of business on the last Business Day preceding the date of purchase specified in the notice, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Securities tendered for purchase, and a statement that such Holder is withdrawing his tendered Securities and his election to have such Securities purchased; and

(7)  if applicable, a Holder whose Definitive Securities are being purchased in part will be issued new Definitive Securities equal in principal amount to the unpurchased portion of the Securities surrendered, which unpurchased portion must have a minimum principal amount of €50,000 or $75,000, as applicable, and be an integral multiple of €1,000 or $1,000, as applicable.

SECTION 4.05.  Limitation on Indebtedness.  (a)  KDG will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that KDG or any Note Guarantor or any Finance Subsidiary may Incur Indebtedness and any Restricted Subsidiary may Incur Indebtedness other than Public Debt (subject to Section 4.05(c), other than a Guarantee of Public Debt of KDG, a Note Guarantor or a Finance Subsidiary) if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Leverage Ratio for KDG and its Restricted Subsidiaries is less than (x) 5.50 to 1.00 if the date of such Incurrence is prior to the 18-month anniversary of the Issue Date, or (y) 5.00 to 1.00 if the date of such Incurrence is on or after the 18-month anniversary of the Issue Date.

(b)  The limitations of Section 4.05(a) will not prohibit the Incurrence of the following Indebtedness:

(1)  (a)  Indebtedness Incurred pursuant to any Credit Facility (other than the Bridge Facility) (including in respect of letters of credit or bankers’ acceptances issued or created thereunder), and any Refinancing Indebtedness in respect thereof and, subject to Section 4.05(c), Guarantees in respect of such Indebtedness in a maximum aggregate principal amount at any time outstanding not exceeding (i) the Senior Facilities Amount plus (ii) in the case of any refinancing of any Credit Facility or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing, plus (iii)(A) in the event none of the Acquisitions are consummated, €100 million, (B) in the event all the Acquisitions are consummated, €150 million and (C) in the event some but not all the Acquisitions are consummated, €100 million plus (x) €20 million, in the event that the ish Acquisition is consummated, (y) €15 million, in the event that the KBW Acquisition is consummated and (z) €15 million, in the event that the iesy Acquisition is consummated less (iv) the aggregate amount of all scheduled principal repayments and all mandatory prepayments of principal resulting from the receipt of proceeds of an asset sale or excess cashflow, in each case, of Indebtedness Incurred under the Senior Facilities Agreement under this clause (1)(a), in each case, permanently reducing the commitments thereunder; and

(b)  Indebtedness Incurred (i) by KDG under the Bridge Facility, (ii) by KDG or any Issuing Company under Bridge Exchange Notes pursuant to the Bridge Facility Agreement, (iii) by KDG or any Issuing Company under Take-Out Securities pursuant to the Bridge Facility Agreement, (iv) by KDG or any Issuing Company under any other debt securities or other Indebtedness Incurred to refinance Indebtedness Incurred by KDG under the Bridge Facility in accordance with sub-clause (i) or issued in lieu of the Incurrence of Indebtedness under the Bridge Facility (provided that such Indebtedness shall rank pari passu with, or be expressly subordinated in right of payment to, the Securities), (v) by KDS or NewKDS under Guarantees in respect of the obligations of KDG under Indebtedness described in sub-clauses (i) to (iv), (vi) by KDG under Guarantees in respect of the obligations of an Issuing Company under Indebtedness described in sub-clause (ii), (iii), (iv) or (vii) and (vii) as Refinancing Indebtedness in respect of Indebtedness described in sub-clauses (i) to (iv) above, in an aggregate principal amount outstanding at any time under this clause (1)(b) not in excess of the Bridge Facility Amount (provided that all Guarantees Incurred under the sub-clause (v) or (vi) shall rank pari passu with, or be expressly subordinated in right of payment to, the Note Guarantee or the Securities, as applicable);

(2)  (a)  any Guarantees by KDG of Indebtedness of any Restricted Subsidiary so long as the Incurrence of Indebtedness by such Restricted Subsidiary is permitted under the terms of this Indenture;

(b)  Guarantees by any Restricted Subsidiary of Indebtedness of KDG or any other Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture; or

(c)  without limiting Section 4.07, Indebtedness of KDG or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of KDG or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3)  Indebtedness of KDG owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by KDG or any Restricted Subsidiary; provided, however, that:

(a)  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than KDG or a Restricted Subsidiary of KDG; and

(b)  any sale or other transfer of any such Indebtedness to a Person other than KDG or a Restricted Subsidiary of KDG,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by KDG or such Restricted Subsidiary, as the case may be; provided, further, that, if a Restricted Subsidiary that is not a Note Guarantor owns or holds such Indebtedness and KDG or any Note Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all obligations with respect to the Securities or such Note Guarantor’s Note Guarantee, as the case may be, or is a Working Capital Intercompany Loan;

(4)  Indebtedness represented by: (a) the Securities (other than any Additional Securities) and any Exchange Securities and any “parallel debt” obligations created under the Intercreditor Agreement, the Security Documents in respect thereof; (b) Note Guarantees and any “parallel debt” obligations created under the Intercreditor Agreement, the Security Documents in respect thereof; (c) the Security Documents; (d) any Indebtedness (other than the Indebtedness described in Section 4.05(b)(1) and 4.05(b)(3)) outstanding on the Issue Date; (e) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Sections 4.05(b)(4) or Section 4.05(b)(5) (but, with respect to Section 4.05(b)(5)(a), excluding any Indebtedness in excess of €50 million), 4.05(b)(7) or 4.05(b)(11) or Incurred pursuant to Section 4.05(a); and (f) any Management Advances;

(5)  (a)  Indebtedness of any Target and its Subsidiaries outstanding on the closing date of the applicable Acquisition; provided that such Indebtedness does not exceed, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (5)(a) and then outstanding, €50 million in the aggregate or such Indebtedness is discharged or repaid or refinanced in accordance with this Section 4.05 within 120 days of the closing date of the relevant Acquisition; and

(b)  Indebtedness of any Person Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary of KDG or another Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) KDG or any Restricted Subsidiary (other than Indebtedness Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by KDG or a Restricted Subsidiary or (ii) otherwise in connection with or contemplation of such acquisition); provided, however, with respect to this clause 5(b), that at the time of such acquisition or other transaction (x) KDG would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.05(a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5)(b) or (y) the Consolidated Leverage Ratio would not be greater than it was immediately prior to giving effect to such acquisition or other transaction;

(6)  Indebtedness under Currency Agreements, Interest Rate Agreements and Commodity Hedging Agreements entered into for bona fide hedging purposes of KDG or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of KDG);

(7)  Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations, and in each case any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (7) and then outstanding, will not exceed at any time outstanding (a) in the event none of the Acquisitions are consummated, the greater of €100 million and 5% of Total Assets, (b) in the event all the Acquisitions are consummated, the greater of €175 million and 3.5% of Total Assets and (c) in the event some but not all the Acquisitions are consummated, the greater of €100 million plus (x) €35 million, in the event that the ish Acquisition is consummated, (y) €30 million, in the event that the KBW Acquisition is consummated and (z) €10 million, in the event that the iesy Acquisition is consummated and a percentage of Total Assets equal to the Relevant Percentage Asset Amount;

(8)  Indebtedness Incurred in respect of (a) workers’ compensation claims, self-insurance obligations, performance, surety, judgment, appeal, advance payment, customs, VAT or other tax guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by KDG or a Restricted Subsidiary or relating to liabilities or obligations Incurred in the ordinary course of business, (b) letters of credit, bankers’ acceptances or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business and (c) the financing of insurance premiums in the ordinary course of business;

(9)  Indebtedness arising from agreements of KDG or a Restricted Subsidiary providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of KDG and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by KDG and its Restricted Subsidiaries in connection with such disposition;

(10)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(11)  Indebtedness of KDG and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed (a) in the event none of the Acquisitions are consummated, the greater of €125 million and 5% of Total Assets, (b) in the event all the Acquisitions are consummated, the greater of €200 million and 3.5% of Total Assets and (c) in the event some but not all the Acquisitions are consummated, the greater of €125 million plus (x) €35 million, in the event that the ish Acquisition is consummated, (y) €30 million, in the event that the KBW Acquisition is consummated and (z) €10 million, in the event that the iesy Acquisition is consummated and a percentage of Total Assets equal to the Relevant Percentage Asset Amount; and

(12)  Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing.

(c)  Notwithstanding anything to the contrary in this Section 4.05, no Restricted Subsidiary that is a Significant Subsidiary shall Guarantee (or, in the case of any Target, shall Incur) any Indebtedness under the Senior Facilities Agreement or any Indebtedness of KDG or a Note Guarantor unless such Restricted Subsidiary is or becomes an Additional Note Guarantor on the date on which such other Guarantee is Incurred and, if applicable, executes and delivers to the Trustee a supplemental indenture in the form attached to this Indenture pursuant to which such Restricted Subsidiary will provide an Additional Note Guarantee; provided, however, that such Restricted Subsidiary shall not be obligated to become an Additional Note Guarantor to the extent and for so long as the Incurrence of such Additional Note Guarantee could reasonably be expected to give rise to or result in: (1) any violation of applicable law; (2) any liability for the officers, directors or (except in the case of a Restricted Subsidiary that is a partnership) shareholders of such Restricted Subsidiary (or, in the case of a Restricted Subsidiary that is a partnership, directors or shareholders of the partners of such partnership); or (3) any cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out of pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (1) undertaken in connection with, such Guarantee, which in any case under any of clauses (1), (2) and (3) cannot be avoided through measures reasonably available to KDG or the Restricted Subsidiary; provided, further, that any Person that becomes a Restricted Subsidiary after the Issue Date will not be required to become an Additional Note Guarantor for so long as KDG is not, in the ordinary course, able to prepare or obtain financial statements (and related auditors’ reports and consents) of such Person that are required by applicable law, rule or regulation to be included in any required filing with a legal or regulatory authority (provided that (a) such Person shall not have Guaranteed any Public Debt of KDG or any of its Restricted Subsidiaries and (b) KDG shall use its reasonable efforts to prepare or obtain any such financial statements). Notwithstanding anything to the contrary contained herein, the provisos to the immediately preceding sentence shall not apply to the Targets or any Subsidiary of a Target, which Subsidiary is a Significant Subsidiary.

To the extent a Restricted Subsidiary is required to execute and deliver a supplemental indenture, the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such supplemental indenture complies with the Indenture and an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against such Restricted Subsidiary, the Issuer and each Note Guarantor under the supplemental indenture (in each case, in form and substance reasonably satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

(d)  Notwithstanding anything to the contrary contained in this Section 4.05, any Indebtedness Incurred under the Bridge Facility, any Bridge Exchange Notes, any Take-Out Securities, any other debt securities or other Indebtedness Incurred to refinance Indebtedness Incurred under the Bridge Facility or issued in lieu of the Incurrence of Indebtedness under the Bridge Facility and any Refinancing Indebtedness that is Public Debt Incurred in respect of any of the foregoing, in each case, to finance any Acquisition, the Acquisition Termination Repurchase Offer or a distribution specified in Section 4.06(c) (16) shall be Indebtedness that is permitted to be Incurred under Section 4.05(b) (1)(b).

(e)  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.05:

(1)  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 4.05(a) and 4.05(b), KDG, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2)  all Indebtedness outstanding on the date of this Indenture under the Senior Facilities Agreement or the Bridge Facility shall be deemed initially Incurred on the Issue Date under Section 4.05(b)(1) and not Section 4.05(a) or Section 4.05(b)(4)(d) and may not be reclassified pursuant to this Section 4.05(d)(1);

(3)  Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)  if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.05(a), Sections

4.05(b)(1), 4.05(b)(7) or 4.05(b)(11) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)  the principal amount of any Disqualified Stock of KDG or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)  Indebtedness permitted by this Section 4.05 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.05 permitting such Indebtedness; and

(7)  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(f)  Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.05. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

(g)  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of KDG as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.05, KDG shall be in Default of this Section 4.05).

(h)  For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (1) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (2) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (3) if, and for so long as,  any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euros, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount, plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

(i)  Notwithstanding any other provision of this Section 4.05, the maximum amount of Indebtedness that KDG may Incur pursuant to this Section 4.05 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.06.  Limitation on Restricted Payments.  (a)  KDG will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)  declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving KDG or any of its Restricted Subsidiaries) except: (a)  dividends or distributions payable in Capital Stock of KDG (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of KDG; and (b)  dividends or distributions payable to KDG or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than KDG or another Restricted Subsidiary on no more than a pro rata basis, measured by value);

(2)  purchase, redeem, retire or otherwise acquire for value any Capital Stock of KDG or any direct or indirect Parent of KDG held by Persons other than KDG or a Restricted Subsidiary of KDG (other than in exchange for Capital Stock of KDG (other than Disqualified Stock));

(3)  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness (other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 4.05(b)(3)) or any Subordinated Shareholder Funding; or

(4)  make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time KDG or such Restricted Subsidiary makes such Restricted Payment:

(a)  a Default shall have occurred and be continuing (or would result immediately thereafter therefrom); or

(b)  KDG is not able to Incur an additional €1.00 of Indebtedness pursuant to Section 4.05(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)  the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments permitted below by Sections 4.06(c)(6), 4.06(c)(11), 4.06(c)(12) and 4.06(c)(18) but excluding all other Restricted Payments permitted by of Section 4.06(c)) would exceed the sum of (without duplication):

(i)  50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of KDG are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);
(ii)  100% of the aggregate Net Cash Proceeds, and fair market value (as determined in accordance with the next succeeding paragraph) of property or assets, received by KDG from the issue or sale of its Capital Stock (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding subsequent to the Issue Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of KDG subsequent to the Issue Date (other than (w) Net Cash Proceeds or property or assets received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by KDG or any Subsidiary of KDG for the benefit of its employees to the extent funded by KDG or any Restricted Subsidiary, (x) Net Cash Proceeds or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 4.06(c)(6), (y) Excluded Contributions and (z) amounts contributed to the equity of KDG or as Subordinated Shareholder Funding to finance the Acquisitions);
(iii)  100% of the aggregate Net Cash Proceeds, and the fair market value (as determined in accordance with the next succeeding paragraph) of property or assets, received by KDG or any Restricted Subsidiary from the issuance or sale (other than to KDG or a Restricted Subsidiary of KDG or an employee stock ownership plan or trust established by KDG or any Subsidiary of KDG for the benefit of its employees to the extent funded by KDG or any Restricted Subsidiary) by KDG or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness that has been converted into or exchanged for Capital Stock of KDG (other than Disqualified Stock or Designated Preference Shares) or Subordinated Shareholder Funding (plus the amount of any cash, and the fair market value (as determined in accordance with of Section 4.06(b)) of property or assets, received by KDG or any Restricted Subsidiary upon such conversion or exchange);
(iv)  the amount equal to the net reduction in Restricted Investments made by KDG or any of its Restricted Subsidiaries resulting from:

(A)  repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than KDG or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to KDG or any Restricted Subsidiary; or

(B)  the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by KDG or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount, in each case under this clause (iv), was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (i) to the extent that it is (at KDG’s option) included under this clause (iv); and

(v)  the amount of the cash and fair market value (as determined in accordance with the next succeeding paragraph) of property or assets received by KDG or any of its Restricted Subsidiaries in connection with:

(A)  the sale or other disposition (other than to KDG or a Restricted Subsidiary or an employee stock ownership plan or trust established by KDG or any Subsidiary of KDG for the benefit of its employees to the extent funded by KDG or any Restricted

Subsidiary) of Capital Stock of an Unrestricted Subsidiary of KDG; and

(B)  any dividend or distribution made by an Unrestricted Subsidiary to KDG or a Restricted Subsidiary;

provided, however, that no amount will be included in Consolidated Net Income for purposes of the preceding clause (i) to the extent that it is (at KDG’s option) included under this clause (v); provided, further, however, that such amount shall not exceed the amount included in the calculation of the amount of Restricted Payments.

(b)  The fair market value of property or assets other than cash covered by the preceding sentence shall be the fair market value thereof as determined in good faith by KDG and:

(A)  for property or assets so determined to have a fair market value in excess of €15 million, the fair market value shall be set forth in an Officer’s Certificate; or

(B)  for property or assets so determined to have a fair market value in excess of €30 million, the fair market value shall be set forth in a resolution approved by at least a majority of the Board of Directors of KDG attached to an Officer’s Certificate.

(c)  The provisions of Section 4.06 will not prohibit any of the following (collectively, “Permitted Payments”):

(1)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Designated Preference Shares, Subordinated Shareholder Funding, Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of KDG (other than Disqualified Stock or Designated Preference Shares), Subordinated Shareholder Funding or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of KDG; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value (as determined in accordance with the preceding sentence) of property or assets, from such sale of Capital Stock or Subordinated Shareholder Funding or such contribution will be excluded from clause (c)(ii) of Section 4.06(a);

(2)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 4.05 above;

(3)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of KDG or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of KDG or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 4.05 above, and that in each case, constitutes Refinancing Indebtedness;

(4)  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness:

(a)  from Net Available Cash to the extent permitted under Section 4.09 below;

(b)  to the extent required by the agreement governing such Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if KDG shall have first complied with the terms described under “Change of Control” and purchased all Securities tendered pursuant to the offer to repurchase all the Securities required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness; or

(c)  consisting of Acquired Indebtedness;

(5)  any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(6)  so long as no Default or Event of Default has occurred and is continuing (or would result from), the purchase, repurchase, redemption, defeasance or other acquisition, cancellation or retirement for value of Capital Stock of KDG, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof) and loans, advances, dividends or distributions by KDG to any Parent to permit any Parent to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of KDG, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof), or payments to purchase, repurchase, redeem, defease or otherwise acquire, cancel or retire for value Capital Stock of KDG, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof), in each case from Management Investors; provided that such payments, loans, advances, dividends or distributions do not exceed an amount (net of repayments of any such loans or advances) equal to (1) €15 million, plus (2) €7.5 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (3) the Net Cash Proceeds received by KDG since the Issue Date (including through receipt of proceeds from the issuance or sale of its Capital Stock to a Parent) from, or as a contribution to the equity (in each case under this Section 4.06(c)(6)(3), other than through the issuance of Disqualified Stock or Designated

Preference Shares) of KDG from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Section 4.06(a)(4)(c)(ii);

(7)  the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 4.05 above;

(8)  purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9)  dividends, loans, advances or distributions to any Parent or other payments by KDG or any Restricted Subsidiary in amounts equal to:

(a)  the amounts required for any Parent to pay any Parent Expenses or any Related Taxes;

(b)  the amounts which constitute, or are payment in respect of, a surrender of group relief actually utilized by KDG or any Restricted Subsidiary;

(c)  the amounts payable pursuant to any Tax Sharing Agreement; and

(d)  amounts constituting payments (i) of fees and expenses Incurred in connection with the Transactions or this offering or disclosed in the Offering Memorandum or (ii) owed to Affiliates, in each case to the extent permitted by Section 4.10;

(10)  so long as no Default or Event of Default has occurred and is continuing (or would result from), the declaration and payment by KDG of, or loans, advances, dividends or distributions to any Parent to pay, dividends on the common stock or common equity interests of KDG or any Parent following a Public Offering of such common stock or common equity interests, in an amount not to exceed in any fiscal year the greater of (a) 6% of the Net Cash Proceeds received by KDG from such Public Offering or contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares or through an Excluded Contribution) of KDG and (b) following the Initial Public Offering, an amount equal to the greater of (i) the greater of (A) 7% of the Market Capitalization and (B) 7% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 4.00 to 1.00 and (ii) the greater of (A) 5% of the Market Capitalization and (B) 5% of the IPO Market Capitalization; provided that after giving pro forma effect to such loans, advances, dividends or distributions, the Consolidated Leverage Ratio shall be equal to or less than 4.50 to 1.00;

(11)  so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed (a) in the event none of the Acquisitions are consummated, €60 million, (b) in the event all the Acquisitions are consummated, €100 million and (c) in the event some but not all the Acquisitions are consummated, €60 million plus (x) €20 million, in the event that the ish Acquisition is consummated, (y) €10 million, in the event that the KBW Acquisition is consummated and (z) €10 million, in the event that the iesy Acquisition is consummated;

(12)  payments by KDG, or loans, advances, dividends or distributions to any Parent to make payments, to holders of Capital Stock of KDG or any Parent in lieu of the issuance of fractional shares of such Capital Stock, not to exceed €500,000 in the aggregate;

(13)  dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(14)  Investments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause (14);

(15)  payments contemplated by clauses (5) and (7) of the definition of “Transactions;”

(16)  the declaration and payment of any dividend or other distribution, the making of any loan or the repayment or prepayment of any amount outstanding under any shareholder loan from Parent to KDG, in each case, where such payments are made in cash, by KDG to Parent (a) in the event that none of the Acquisitions are completed, in an amount not in excess of €475 million, (b) in the event that some but not all the Acquisitions are completed and the Designated Amount is positive, in an amount such that the amount of all such payments minus the amount contributed to the equity of KDG or as Subordinated Shareholder Funding as required under the Senior Facilities Agreement to fund the purchase price for the Acquisitions that have completed is less than or equal to the Designated Amount and (c) in the event that all the Acquisitions are completed, in an amount equal to zero; provided that any such payments may only be made after the date on which the Sale and Purchase Agreement is terminated or the closing date occurs in respect of each Acquisition;

(17)  payment of any Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(18)  (a)  the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of KDG issued after the Issue Date; and (b)  the declaration and payment of dividends to any Parent or any Affiliate thereof, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of

Designated Preference Shares of such Parent issued after the Issue Date; provided, however, that the amount of all dividends declared or paid pursuant to this clause (18) shall not exceed the Net Cash Proceeds received by KDG or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution or, in the case of Designated Preference Shares by Parent or an Affiliate, the issuance of Designated Preference Shares) of KDG, as applicable, from the issuance or sale of such Designated Preference Shares; and

(19)  to the extent Parent has made a Target Cash Investment, Restricted Payments to Parent in an aggregate amount outstanding at any time not to exceed the aggregate amount of such Target Cash Investments not to exceed the amount of Target Cash acquired on the closing date of the Acquisition of the relevant Target Group.

(d)  Notwithstanding anything to the contrary herein, neither the Issuer nor any Restricted Subsidiary prior to the date of a Public Offering that is an Initial Public Offering (x) shall be permitted to make any Restricted Payment that is not a Permitted Payment to the extent that the ability to make such Restricted Payment depends on the amount specified in Section 4.06(c)(i) exceeding zero or (y) shall be permitted to make any Restricted Payment which will be, or the funds from which Restricted Payment will be, paid, distributed or loaned, directly or indirectly, in reliance on Section 4.06(c)(11) to any Permitted Holder, any Related Person of any Permitted Holder or any Affiliate of any Permitted Holder, the Issuer or any Subsidiary of the Issuer, unless, in the case of each of clauses (x) and (y), after giving pro forma effect to such Restricted Payment the Consolidated Leverage Ratio shall be less than 4.25 to 1.00.

(e)  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by KDG or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of KDG acting in good faith.

SECTION 4.07.  Limitation on Liens.  KDG will not, and will not permit any Note Guarantor to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of a Restricted Subsidiary of KDG), whether owned on the date of this Indenture or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness (such Lien, the “Initial Lien”), unless contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under this Indenture and the Securities or, in respect of Liens on any Note Guarantor’s property or assets, such Note Guarantor’s Note Guarantee, equally and ratably with (or (a) on a second-priority basis if such Indebtedness is Senior Indebtedness or Note Guarantor Senior Indebtedness or (b) prior to, in the case of Liens with respect to Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness, as the case may be) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured. Any such Lien thereby created in favor of the Securities will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) any sale, exchange or transfer to any Person other than KDG or any Note Guarantor of the property or assets secured by such Initial Lien or (iii) upon the defeasance or discharge of the Securities in accordance with Article 8.

SECTION 4.08.  Limitation on Restrictions on Distributions from Restricted Subsidiaries.  (a)  KDG will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)  pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to KDG or any Restricted Subsidiary;

(2)  make any loans or advances to KDG or any Restricted Subsidiary; or

(3)  sell, lease or transfer any of its property or assets to KDG or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to KDG or any Restricted Subsidiary to other Indebtedness Incurred by KDG or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b)  The provisions of Section 4.08(a) will not prohibit:

(1)  any encumbrance or restriction pursuant to any Credit Facility, the Intercreditor Agreement, the Security Documents, this Indenture, any Securities, any Bridge Exchange Notes, any Take-Out Securities or any other agreement or instrument, in each case, in effect at or entered into on the Issue Date or, with respect to any Target and its Subsidiaries, as in effect on the Issue Date or entered into prior to the closing date of the relevant Acquisition to the extent not prohibited by the applicable Sale and Purchase Agreement as in effect on the Issue Date (but without giving effect to any provision thereof permitting the relevant Target to suspend its obligations thereunder);

(2)  any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into KDG or any Restricted Subsidiary, or on which such agreement or instrument is assumed by KDG or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by KDG or was merged, consolidated or otherwise combined with or into KDG or any Restricted Subsidiary entered into or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (2), if another Person is the Successor Company (as defined below), any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by KDG or any Restricted Subsidiary when such Person becomes the Successor Company;

(3)  any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in Sections 4.08(b)(1) or 4.08(b)(2) or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in Sections 4.08(b)(1) or 4.08(b)(2)) or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by KDG);

(4)  any encumbrance or restriction:

(a)  that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(b)  (i)  by virtue of any transfer of, or agreement to transfer, option or right with respect to, or Lien (permitted under this Indenture) on, any property or assets of KDG or any Restricted Subsidiary (but only to the extent of the assets subject to such transfer, agreement to transfer, option or Lien) or (ii) contained in mortgages, pledges or other security agreements permitted under this Indenture or securing Indebtedness of KDG or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges or other security agreements; or

(c)  pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of KDG or any Restricted Subsidiary;

(5)  any encumbrance or restriction pursuant to Purchase Money Obligations, Capitalized Lease Obligations and SLA Agreements permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(6)  any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7)  customary provisions in leases, joint venture agreements and other agreements and instruments entered into in the ordinary course of business;

(8)  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(9)  any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(10)  any encumbrance or restriction pursuant to Currency Agreements, Interest Rate Agreements or Commodity Hedging Agreements;

(11)  any encumbrance or restriction arising pursuant to an agreement or instrument (a) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.05 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Securities than the encumbrances and restrictions contained in the Senior Facilities Agreement and the Intercreditor Agreement, in each case, as in effect on the Issue Date (as determined in good faith by KDG), or (b) constituting an Additional Intercreditor Agreement entered into in compliance with Section 4.16 below; or

(12)  restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors of KDG, are necessary or advisable to effect such Qualified Receivables Financing.

SECTION 4.09.  Limitation on Sales of Assets and Subsidiary Stock.  (a)  KDG will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)  KDG or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors of KDG whose determination shall be conclusive (including as to the value of non-cash consideration), of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)  in any such Asset Disposition, or series of related Asset Dispositions, (except to the extent the Asset Disposition is a Permitted Asset Swap) at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by KDG or such Restricted

Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; and

(3)  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by KDG or such Restricted Subsidiary, as the case may be:

(a)  to the extent KDG or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness or Indebtedness of a Restricted Subsidiary), (i) to prepay, repay or purchase Senior Indebtedness, Note Guarantor Senior Indebtedness or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor (in each case, other than Indebtedness owed to KDG or any Restricted Subsidiary), within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), KDG or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (ii) to prepay, repay or purchase Pari Passu Indebtedness at a price of no more than 100% of the principal amount of such Pari Passu Indebtedness plus accrued and unpaid interest to the date of such prepayment, repayment or purchase; provided that KDG shall redeem, repay or repurchase Pari Passu Indebtedness only if KDG makes (at such time or subsequently in compliance with this Section 4.09) an offer to the Holders of Securities to purchase their Securities in accordance with the provisions set forth below for an Asset Disposition Offer for an aggregate principal amount of Securities at least equal to the proportion that (x) the total aggregate principal amount of Securities outstanding bears to (y) the sum of the total aggregate principal amount of Securities outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness; or

(b)  to the extent KDG or such Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by KDG or another Restricted Subsidiary) within 365 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive binding agreement or a commitment approved by the Board of Directors of KDG that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day;

provided that, pending the final application of any such Net Available Cash in accordance with Sections 4.09(a)(3)(a) or 4.09(a)(3)(b) above, KDG and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(b)  Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 4.09(a) will be deemed to constitute “Excess Proceeds.”  On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €25 million, KDG will be required to make an offer (“Asset Disposition Offer”) to all holders of Securities and, to the extent KDG elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Securities and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Securities in an amount equal to (and, in the case of any Pari Passu Indebtedness, an offer price of no more than) 100% of the principal amount of the Securities and Pari Passu Indebtedness plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in minimum denominations of €50,000 and in integral multiples of €1,000 (in the case of Euro Securities) or in minimum denominations of $75,000 and in integral multiples of $1,000 (in the case of U.S. Dollar Securities), as the case may be.

(c)  To the extent that the aggregate amount of Securities and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, KDG may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of the Securities surrendered in any Asset Disposition Offer by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Excess Proceeds shall be allocated among the Securities and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Securities and Pari Passu Indebtedness, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate (and in such manner as complies with applicable legal and exchange requirements). For the purposes of calculating the principal amount of any such Indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amounts into their Euro Equivalent determined as of a date selected by KDG that is within the Asset Disposition Offer Period (as defined below). Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)  Any Net Available Cash payable in respect of the Securities pursuant to this Section 4.09 will be apportioned between the Euro Securities and the U.S. Dollar Securities in proportion to the respective aggregate principal amounts of Euro Securities and U.S. Dollar Securities validly tendered and not withdrawn, based upon the Euro Equivalent of such principal amount of U.S. Dollar Securities determined as of a date selected by KDG that is within the Asset Disposition Offer Period. To the extent that any portion of Net Available Cash payable in respect of the Securities is denominated in a currency other than the currency in which the relevant Securities are denominated, the amount thereof payable in respect of such Securities shall not exceed the net amount of funds in the currency in which such Securities are denominated that is actually received by KDG upon converting such portion into such currency.

(e)  The Asset Disposition Offer, in so far as it relates to the Securities, will remain open for a period of not less than 20 Business Days following its commencement (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), KDG will purchase the principal amount of Securities and, to the extent it elects, Pari Passu Indebtedness required to be purchased by it pursuant to this Section 4.09 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Securities and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer.

(f)  On or before the Asset Disposition Purchase Date, KDG will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Securities and Pari Passu Indebtedness or portions of Securities and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Securities and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in minimum denominations of €50,000 (in the case of Euro Securities) or $75,000 (in the case of U.S. Dollar Securities), as the case may be, and in integral multiples of €1,000 (in the case of Euro Securities) or $1,000 (in the case of U.S. Dollar Securities), as the case may be. KDG will deliver to the Trustee an Officer’s Certificate stating that such Securities or portions thereof were accepted for payment by KDG in accordance with the terms of this Section 4.09.  KDG or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Securities an amount equal to the purchase price of the Securities so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by KDG for purchase, and KDG will promptly issue a new Security (or amend the applicable Global Security), and the Trustee or an authentication agent, upon delivery of an Officer’s Certificate from KDG, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Security to such holder, in a principal amount equal to any unpurchased portion of the Security surrendered; provided that each such new Security will be in a principal amount that is in minimum denominations of €50,000 (in the case of Euro Securities) or $75,000 (in the case of U.S. Dollar Securities), as the case may be, and in integral multiples of €1,000 (in the case of Euro Securities) or $1,000 (in the case of U.S. Dollar Securities) as the case may be. Any Security not so accepted will be promptly mailed or delivered (or transferred by book entry) by KDG to the holder thereof.

(g)  For the purposes of Section 4.09(a)(2), the following will be deemed to be cash:

(1)  the assumption by the transferee of Indebtedness of KDG (other than Subordinated Indebtedness of KDG) or Indebtedness of a Restricted Subsidiary (other than Note Guarantor Subordinated Indebtedness) and the release of KDG or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2)  securities, notes or other obligations received by KDG or any Restricted Subsidiary of KDG from the transferee that are converted by KDG or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)  Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that KDG and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4)  consideration consisting of Indebtedness of KDG (other than Subordinated Indebtedness) or any Restricted Subsidiary (other than Note Guarantor Subordinated Indebtedness); and

(5)  any Designated Non-Cash Consideration received by KDG or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.09 that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(h)  KDG will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Indenture.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.09, KDG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

SECTION 4.10.  Limitation on Affiliate Transactions.  (a)  KDG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of KDG (an “Affiliate Transaction”) unless:

(1)  the terms of such Affiliate Transaction taken as a whole are not materially less favorable to KDG or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2)  in the event such Affiliate Transaction involves an aggregate consideration in excess of €10 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors; and

(3)  in the event such Affiliate Transaction involves an aggregate consideration in excess of €50 million, KDG has received a written opinion (a “Fairness Opinion”) from an Independent Financial Advisor (as determined by KDG in good faith)

that such Affiliate Transaction is fair, from a financial standpoint, to KDG and its Restricted Subsidiaries or is not materially less favorable than those that could reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth Section 4.10(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.

(b)  The provisions of Section 4.10(a) will not apply to:

(1)  any Restricted Payment permitted to be made pursuant Section 4.06 any Permitted Payments (other Section 4.06(c)(9)(d)), any Permitted Investment or any transaction specifically excluded from the definition of the term “Restricted Payment;”

(2)  any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of KDG or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of KDG, in each case in the ordinary course of business;

(3)  any Management Advances;

(4)  any transaction between or among KDG and/or any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries or any Receivables Subsidiary;

(5)  the payment of reasonable fees and reimbursement of expenses to, and customary indemnities and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of KDG, any Restricted Subsidiary of KDG or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)  the entry into and performance of obligations of KDG or any of its Restricted Subsidiaries under the terms of, any transaction arising out of and any payments pursuant to, any agreement or instrument in effect as of or on the Issue Date, or with respect to any Target and its Subsidiaries, agreements or instruments entered into in the ordinary course of business in effect as of the Issue Date or entered into prior to the closing date of the relevant Acquisition to the extent permitted by the provisions of the applicable Sale and Purchase Agreement as in effect on the Issue Date (but without giving effect to any provision thereof permitting the relevant Target to suspend its obligations thereunder), as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 4.10 or to the extent not disadvantageous to the Holders in any material respect;

(7)  execution, delivery and performance of any Tax Sharing Agreement;

(8)  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to KDG or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of KDG or the senior management of KDG or the relevant Restricted Subsidiary, as applicable, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)  any transaction in the ordinary course of business between or among KDG or any Restricted Subsidiary and any Affiliate of KDG controlled by KDG that is an Unrestricted Subsidiary or a joint venture or similar entity that would constitute an Affiliate Transaction solely because KDG or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(10)  any surrender of group relief or payment in respect thereof;

(11)  issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preference Shares) of KDG or options, warrants or other rights to acquire such Capital Stock or Subordinated Shareholder Funding; provided that the interest rate and other financial terms of such Subordinated Shareholder Funding are approved by a majority of the members of the Board of Directors in their reasonable determination;

(12)  (a)  payments by KDG or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) of annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed €5 million per year and (b)  customary payments by KDG or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments in respect of this clause (b) are approved by a majority of the Board of Directors in good faith or (c) payments which are otherwise disclosed in the following section of the Offering Memorandum: “Certain Relationships and Related Party Transactions.”

(13)  payment to any Permitted Holder of all reasonable out of pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in KDG and its Subsidiaries;

(14)  any transaction effected as part of a Qualified Receivables Financing; and

(15)  any transaction with an officer or director in the ordinary course of business not involving more than €100,000 in any one instance.

SECTION 4.11.  Reports.  (a)  Notwithstanding that KDG may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, for so long as any Securities are outstanding, KDG will provide to the Trustee:

(1)  within 120 days (or, in case of the fiscal year ending December 31, 2004 if at least one Acquisition has occurred prior to December 31, 2004, 150 days) after the end of KDG’s fiscal year (commencing with the fiscal year ending December 31, 2004), information substantially equivalent to that which would be required to be included in an Annual Report of Foreign Private Issuer on Form 20-F (as in effect on the Issue Date) by a foreign private issuer subject to the Exchange Act, including all annual financial information that would be required by Form 20-F if KDG were required to prepare and file such form, including an “Operating and Financial Review and Prospects” section, a presentation of EBITDA and, in relation to the annual financial statements therein only, which will be prepared on the basis of GAAP as in effect on the date of such report or financial statements (or otherwise on the basis of GAAP), a report on the financial statements included in such report by KDG’s independent auditors; provided that KDG shall not be required to include: (A) the disclosures required by Items 11 (Quantitative and Qualitative Disclosures about Market Risk) and 3.D (Risk Factors) of such form; (B) comparative period financial statements for 2002 or 2003 to the extent that such financial statements or financial disclosure included therein in respect of 2002 or 2003 are equivalent to the financial statements for 2002 or 2003 included in the Offering Memorandum; or (C) any disclosure with respect to KDG’s results of operations or any other financial or statistical disclosure not of a type included in the Offering Memorandum; and provided, further, that the financial statements for the fiscal year ending December 31, 2004 may be prepared on an unaudited pro forma basis based on audited financial statements for the year ended March 31, 2004 and audited financial statements for the nine months ended December 31, 2004 if such nine-month financial statements (and the related audit opinion) are included in the report for such year;

(2)  within 60 days (or, in the case of the fiscal quarter ending June 30, 2004 or if one or more of the Acquisitions has occurred in any fiscal quarter in the case of such quarter, 75 days) after the end of each of the first three fiscal quarters in each fiscal year of KDG, beginning with the fiscal quarter ended June 30, 2004, all interim financial statements of KDG (but on the basis of GAAP as in effect on the date of such report or financial statements (or otherwise on the basis of GAAP)) that would be required to be included in a Form 10-Q (as in effect on the Issue Date) if KDG were required to prepare and file such form as well as a discussion of (A) the financial condition and results of operations of KDG and material changes between the interim periods included in such report and the relevant interim periods of the prior year (on an actual rather than a pro forma basis), (B) material developments in the business of KDG, (C) material financial developments and trends in the business in which KDG is engaged, (D) a presentation of EBITDA and (E) subject to the proviso below, a reconciliation of the interim financial statements included therein to U.S. GAAP; and

(3)  in each case, to be provided promptly following the event giving rise to the requirement to provide any such information, the following information that would be required to be filed with the SEC in Current Reports on Form 8-K (as in effect on the Issue Date) if KDG were required to file such reports: all the information set forth in Items (1), (2), (3) and (4) of Form 8-K;

provided, however, that the reports set forth in clauses (1), (2) and (3) above shall not be required to: (a) contain any certification required by any such form or the U.S. Sarbanes-Oxley Act, (b) include any exhibit, (c) include separate financial statements for any Subsidiary or Affiliate of KDG or any acquired business, including the Targets, (d) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K, (e) contain any segment data other than as contained in the Offering Memorandum or (f) prior to the report for the year ended December 31, 2005, contain reconciliations to U.S. GAAP.

(b)  If KDG has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary, or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, constitutes a Significant Subsidiary of KDG, then the annual and quarterly information required by the first two clauses of this Section 4.11 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of KDG and its Restricted Subsidiaries separate from the financial conditions and results of operations of such Unrestricted Subsidiaries of KDG.

(c)  Substantially concurrently with the issuance to the Trustee of the reports specified in Sections 4.11(a)(1), 4.11(a)(2), 4.11(a)(3), KDG shall also (1) use its commercially reasonable efforts (i) to post copies of such reports (excluding any audit opinion with respect to any period in 2003) on such website as may be then maintained by KDG and its subsidiaries or (ii) otherwise to provide substantially comparable public availability of such reports (as determined by KDG in good faith) or (2) to the extent KDG determines in good faith that it cannot make such reports available in the manner described in the preceding clause (1) after the use of its commercially reasonable efforts, furnish such reports to the Holders and, upon their request, prospective purchasers of the Securities.

(d)  In the event that KDG becomes subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act, or elects to comply with such provisions, KDG will, for so long as it continues to file the reports required by Section 13(a) with the SEC, make available to the Trustee the annual reports, information, documents and other reports that KDG is, or would be, required to file with the SEC pursuant to such Sections 13(a) or 15(d).  Upon complying with the foregoing requirement, KDG will be deemed to have complied with the provisions contained in Sections 4.11(a), (b) and (c).

(e)  In addition, so long as the Securities remain outstanding and during any period during which KDG is not subject to Sections 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), KDG shall furnish to the Holders and, upon their request, prospective purchasers of the Securities, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f)  For so long as the Securities are listed on the Luxembourg Stock Exchange and to the extent that the rules of the Luxembourg Stock Exchange require, the above information will also be made available in Luxembourg through the offices of the Paying Agent in Luxembourg.

SECTION 4.12.  Lines of Business.  KDG will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Similar Business, except to such extent as would not be material to KDG and its Restricted Subsidiaries, taken as a whole.

SECTION 4.13.  Limitation on Layering.  No Note Guarantor will Incur any Indebtedness if such Indebtedness is expressly subordinate in right of payment to such Note Guarantor’s Note Guarantor Senior Indebtedness unless such Indebtedness is pari passu in right of payment with or is subordinate in right of payment to the Note Guarantee of such Note Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so Guaranteed merely because it is not so Guaranteed. A Note Guarantor may not Incur any secured Indebtedness that is not Note Guarantor Senior Indebtedness of such Note Guarantor (except to the extent such Indebtedness is secured only by a Lien arising solely by operation of applicable law) unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such secured Indebtedness for as long as such secured Indebtedness is secured by a Lien. In addition, no Note Guarantor shall Guarantee, directly or indirectly any Indebtedness of KDG that is subordinate or junior in right of payment to any Senior Indebtedness of KDG unless such Guarantee is expressly subordinate in right of payment to, or ranks pari passu with, the Note Guarantee of such Note Guarantor.

SECTION 4.14.  Suspension of Covenants on Achievement of Investment Grade Status.  If on any date following the Issue Date, the Securities have achieved Investment Grade Status and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Securities cease to have Investment Grade Status, Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.12 and 5.01(a)(3) of this Indenture and any related default provisions of this Indenture will cease to be effective and will not be applicable to KDG and its Restricted Subsidiaries. Such covenants and any related default provisions will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of KDG properly taken during the continuance of the Suspension Event, and Section 4.06 will be interpreted as if it had been in effect since the date of this Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.06 was suspended.

SECTION 4.15.  Impairment of Security Interest.  KDG shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the Security Interest with respect to the Collateral (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the Security Interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and KDG shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Trustee, for the benefit of the Trustee and the Holders (other than any Additional Securities) and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, except that KDG may Incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with this Indenture or the Intercreditor Agreement; provided, however, that, except with respect to any discharge or release in accordance with this Indenture or the Intercreditor Agreement or the Incurrence of Permitted Collateral Liens for the benefit of the Trustee and holders of any Bridge Exchange Securities, Take-Out Securities or other Indebtedness Incurred in accordance with Section 4.05 (b)(1)(b) none of the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with any such action, KDG delivers to the Trustee, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of KDG and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (2) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the relevant Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that KDG complies with the requirements of this Section 4.15, the Trustee shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Holders.

SECTION 4.16.  Additional Intercreditor Agreements.  (a)  At the request of KDG, in connection with the Incurrence by KDG or any Note Guarantor of any (1) Indebtedness permitted pursuant to Section 4.05(a) or Sections 4.05(b)(1), 4.05(b)(5), 4.05(b)(6) (in the case of Section 4.05(b)(6), to the extent such Indebtedness is Incurred under an Interest Rate Agreement or Currency Agreement in respect of Indebtedness Incurred under Sections 4.05(b) (1) or 4.05(b)(4)(a), 4.05(b)(7) (other than with respect to Capitalized Lease Obligations) or 4.05(b)(11) (to the extent such Indebtedness is permitted Public Debt or Bank Indebtedness) and (2) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (1) (and, in each case, such Indebtedness shall be (x) Senior Indebtedness or Designated Senior Indebtedness, (y) Note Guarantor Senior Subordinated Indebtedness or (z) Subordinated Indebtedness or Note Guarantor Subordinated Indebtedness), KDG, the relevant Note Guarantors and the

Trustee shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) an intercreditor agreement (an “Additional Intercreditor Agreement”) on substantially the same terms as the Intercreditor Agreement (or terms more favorable to the Holders) including containing substantially the same terms with respect to the subordination, payment blockage, limitation on enforcement and release of Guarantees, priority and release of the Security Interest; provided that only one Stop Notice can be given in any 365-day period or in respect of the same event or circumstances regardless of the number of Credit Facilities or other instruments constituting “Designated Senior Indebtedness,” “Senior Indebtedness” or “Notes Guarantor Senior Indebtedness” or the number of intercreditor deeds (except that, if any Stop Notice is given within any such 365-day period by or on behalf of any holders of Designated Senior Indebtedness other than Indebtedness under the Senior Facilities Agreement, the facility agent under the Senior Facilities Agreement may give another Stop Notice within such period; provided that in no event may the total number of days for which a Stop Notice is in effect exceed 179 days in the aggregate during any consecutive 365-day period); provided, further, that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the Intercreditor Agreement. Pursuant to any such Additional Intercreditor Agreement, such other Indebtedness may constitute Senior Indebtedness, Note Guarantor Senior Indebtedness, Note Guarantor Senior Subordinated Indebtedness or Subordinated Indebtedness.

(b)  At the direction of KDG and without the consent of Holders, the Trustee shall from time to time enter into one or more amendments to any Intercreditor Agreement or Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of the Intercreditor Agreement or any Additional Intercreditor Agreements, (2) increase the amount of Indebtedness of the types covered by the Intercreditor Agreement or any Additional Intercreditor Agreement that may be Incurred by KDG or a Note Guarantor that is subject to the Intercreditor Agreement or any Additional Intercreditor Agreement (including the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Securities or the Note Guarantees, as applicable), (3) add Note Guarantors to the Intercreditor Agreement or an Additional Intercreditor Agreement, (4) further secure the Securities (including Additional Securities), (5) make provision for equal and ratable pledges of the Collateral to secure Additional Securities, Exchange Securities, Bridge Exchange Notes, Take-Out Securities or any other Indebtedness Incurred in accordance with Section 4.05 (b)(1)(b) to rank pari passu with the Security Documents or to implement any Permitted Collateral Liens or (6) make any other such change to the Intercreditor Agreement or an Additional Intercreditor Agreement that does not adversely affect the Holders in any material respect. KDG shall not otherwise direct the Trustee to enter into any amendment to the Intercreditor Agreement or an Additional Intercreditor Agreement without the consent of the Holders of the majority in aggregate principal amount of the Securities then outstanding, except as otherwise permitted below under Article 9 and KDG may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the Intercreditor Agreement or an Additional Intercreditor Agreement.

(c)  In relation to the Intercreditor Agreement or an Additional Intercreditor Agreement, the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Securities thereby; provided, however, that such transaction would comply with Section 4.06.

(d)  Each Holder, by accepting a Security, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or an Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein). A copy of the Intercreditor Agreement or an Additional Intercreditor Agreement shall be made available for inspection during normal business hours on any Business Day upon prior written request at the offices of the Trustee and, for so long as any Securities are listed on the Luxembourg Stock Exchange, at the offices of the Paying Agent in Luxembourg.

SECTION 4.17.  Compliance Certificate.  The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate stating that (a) in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period and (b)(i) such action has been taken with respect to the recording, filing, re-recording and re-filing of this Indenture and the Security Agreements (including financing statements or other instruments) as is necessary to maintain the security interest intended to be created thereby for the benefit of the Holders, and reciting the details of such action, or (ii) no such action is necessary to maintain such Lien.  If they do, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto. The Issuer also shall comply with Section 314(a)(4) of the TIA.

SECTION 4.18.  Further Instruments and Acts.  Upon request of the Trustee, the Issuer and the Note Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.19.  Listing.  The Issuer will use its reasonable best efforts to cause the Securities to be listed on the Luxembourg Stock Exchange (or, failing the approval of the listing of the Securities on the Luxembourg Stock Exchange, it will use its reasonable best efforts to cause the Securities to be listed on another stock exchange reasonably satisfactory to the Issuer and the Initial Purchasers) as soon as practicable and in any event prior to the date of the first interest payment and cause that such listing continues for so long as any of the Securities are outstanding.

SECTION 4.20.  Acquisition Termination Repurchase Offer.  No later than the 10th Business Day following the earlier of (a) the date on which the first Acquisition Termination Event occurs and (b) December 31, 2004 if not all Acquisitions have closed by such date, the Issuer will commence an offer (the “Acquisition Termination Repurchase Offer”), in accordance with the procedures set forth in this Indenture, made to all Holders to purchase all Securities of such Holders at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) to the date fixed for such purchase, by mailing the notice required pursuant to the terms of this Indenture.  The Issuer will purchase all Securities properly tendered for purchase pursuant to the Acquisition Termination Repurchase Offer.  The date of purchase shall be 30 days from the date on which notice of the Acquisition Termination Repurchase Offer is mailed.  The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any purchase of Securities pursuant to the Acquisition Termination Repurchase Offer.  To the extent that the provisions of any securities laws or regulations applicable to the Acquisition Termination Repurchase Offer conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture to make the Acquisition Termination Repurchase Offer by virtue thereof.

ARTICLE 5

Successor Company

SECTION 5.01.  Merger and Consolidation.  (a)  KDG will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)  the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the Federal Republic of Germany or any other member state of the European Union on January 1, 2004, or the United States of America, any State of the United States or the District of Columbia or, in the event no withholding tax or similar tax would be imposed on any payments made pursuant to this Indenture or the Securities under or pursuant to then applicable law, Canada or any province of Canada and the Successor Company (if not KDG) will expressly assume, (a) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of KDG under the Securities and this Indenture and (b) all obligations of KDG under the Intercreditor Agreement and the Security Documents;

(2)  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)  immediately after giving effect to such transaction, either (a) the Successor Company would be able to Incur at least an additional €1.00 of Indebtedness pursuant to Section 4.05(a) or (b) the Consolidated Leverage Ratio would not be greater than it was immediately prior to giving effect to such transaction;

(4)  KDS and NewKDS (unless it is the other party to the transactions above, in which case Section 5.01(a)(1) shall apply) shall have by supplemental indenture confirmed that the KDS Guarantee and the NewKDS Guarantee, respectively, shall apply to KDG’s obligations in respect of this Indenture and the Securities unless such Guarantee shall be released in connection with the transaction and otherwise in compliance with this Indenture; and

(5)  KDG shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the Successor Company and each Note Guarantor under the supplemental indenture (in each case, in form and substance reasonably satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

(b)  Any Indebtedness that becomes an obligation of KDG or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with Section 5.01(a), and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 4.05

(c)  For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of KDG, which properties and assets, if held by KDG instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of KDG on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of KDG.

(d)  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, KDG under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under this Indenture or the Securities.

(e)  Notwithstanding Sections 5.01(a)(2) and 5.01(a)(3) (which do not apply to transactions referred to in this Section 5.01(e)), (a) any Restricted Subsidiary of KDG may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to KDG or any Note Guarantor, (b) any Restricted Subsidiary which is not a Note Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary, (c) KDG and KDS may consolidate or otherwise combine with or merge into KDS or KDG, as the case may be, and (d) KDG or any of its Subsidiaries may undertake the Transactions; provided that, in the case of the Transactions, KDG also will not be required to comply with Section 5.01(a)(5). Notwithstanding Section 5.01(a)(3) (which does not apply to the transactions referred to in this sentence), KDG may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of KDG, reincorporating KDG in another jurisdiction, or changing the legal form of KDG.

(f)  In addition, KDG will not permit any Note Guarantor to consolidate with or merge with or into any Person (other than KDG or any Note Guarantor) unless (1) the resulting, surviving or transferee Person is organized and existing under the laws of the Federal Republic of Germany or any other member state of the European Union on January 1, 2004, or the United States of America, any State of the United States or the District of Columbia or in the event no withholding tax or similar tax would be imposed on any payments made pursuant to this Indenture or the Securities under or pursuant to then applicable law, Canada or any province of Canada and such Person will expressly assume, (a) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under the applicable Note Guarantee and this Indenture and (b) all obligations of such Note Guarantor under the Intercreditor Agreement and the Security Documents; (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of any such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (3) KDG will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger and transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the resulting, surviving or transferee Person and any Note Guarantor under the supplemental indenture (in each case, in form and substance reasonably satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with the preceding clause (2) and as to any matters of fact. Notwithstanding the preceding clause (2) (which does not apply to transactions referred to in this sentence), in each case if a Note Guarantor is a Restricted Subsidiary immediately prior to such transaction, such Note Guarantor or any Restricted Subsidiary of KDG may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary or such Note Guarantor, as applicable; provided that, in the case of a Restricted Subsidiary that merges into such Note Guarantor, such Note Guarantor will not be required to comply with the preceding clause (3).

(g)  The provisions of this Section 5.01 (other than the requirements of Section 5.01(a)(2)) shall not apply to any transactions which constitute an Asset Disposition if KDG has complied with Section 4.09.

(h)  Notwithstanding anything to the contrary above, prior to the transfer of assets from KDS to NewKDS in connection with the Step-Up, NewKDS shall be required to expressly assume, (a) by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of KDS under the KDS Guarantee and this Indenture and (b) all obligations of KDS under the Intercreditor Agreement.  The Issuer shall cause to be delivered to the Trustee an

Officer’s Certificate and an Opinion of Counsel, each to the effect that such supplemental indenture complies with the Indenture and an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against NewKDS, the Issuer and each Note Guarantor under the supplemental indenture (in each case, in form and substance reasonably satisfactory to the Trustee), provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

ARTICLE 6

Defaults and Remedies

SECTION 6.01.  Events of Default.  (a)  An “Event of Default” occurs if or upon:

(1)  default in any payment of interest on any Security issued under this Indenture when due and payable, continued for 30 days;

(2)  default in the payment of principal of or premium, if any, on any Security issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)  failure to comply for 30 days after notice by the Trustee or the holders of 25% in principal amount of the outstanding Securities with any of its obligations under Article 4 and 5 above (in each case, other than a failure to purchase Securities which will constitute an Event of Default under clause (2) above);

(4)  failure to comply for 60 days after notice by the Trustee or the holders of 25% in principal amount of the outstanding Securities with its other agreements contained in this Indenture;

(5)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by KDG or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by KDG or any of its Restricted Subsidiaries) other than Indebtedness owed to KDG or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)  results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €35 million or more;

(6)  (a) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors, or (v) takes any comparable action under any foreign laws relating to insolvency; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer or any Significant Subsidiary in an involuntary case; (ii) appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; (iii) orders the winding up or liquidation of the Issuer or any Significant Subsidiary, or (iv) any similar relief is granted under any foreign laws, and any such order or decree remains unstayed and in effect for 60 days.

The term “Bankruptcy Law” means the German Insolvency Code (Insolvenzordnung) or any other German law dealing with the incapability of a debtor to pay its debt, the debtor’s over indebtedness or a lack of assets to cover a debtor’s outstanding debt, Title 11, United States Code, or any similar U.S. Federal or state law for the relief of debtors or the laws of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

(7)  failure by KDG or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for KDG and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €35 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(8)  any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or this Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Note Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days (the “guarantee provisions”); and

(9)  any security interest under the Security Documents shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Documents, as applicable, the Intercreditor Agreement and this Indenture) for any reason other than the satisfaction in full of all obligations under this Indenture or the release of any such security interest in accordance with the terms of this Indenture, the Intercreditor Agreement or the Security Documents or any such security interest created thereunder shall be declared invalid or unenforceable or KDG shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days (the “security default provisions”).

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b)  However, a default under Sections 6.01(a)(3) or 6.01(a)(4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Securities under this Indenture notify KDG of the default and KDG does not cure such default within the time specified in Sections 6.01(a) (3) or 6.01(a)(4), as applicable, after receipt of such notice.

(c)  Section 6.01(a)(6) shall not in any case apply to any bankruptcy, insolvency or court protection relating to Callahan Kabel NRW GmbH & Co. KG arising out of or related to its ownership of ish until 90 days after such time that a court of competent jurisdiction has finally and judicially determined or KDG or any of its Subsidiaries has agreed in writing that Callahan Kabel NRW GmbH & Co. KG holds the legal title to the partnership interests in ish GmbH & Co. KG.

SECTION 6.02.  Acceleration.  (a)  If an Event of Default (other than an Event of Default described in Section 6.01(a) (6) above) occurs and is continuing, the Trustee by notice to KDG or the holders of at least 25% in principal amount of the outstanding Securities under this Indenture by notice to KDG and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on all the Securities under this Indenture to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.  In the event of a declaration of acceleration of the Securities because an Event of Default described in Section 6.01 (a) (5) has occurred and is continuing, the declaration of acceleration of the Securities shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Securities would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Securities that became due solely because of the acceleration of the Securities, have been cured or waived.

(b)  If an Event of Default described in Section 6.01(a) (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.03.  Other Remedies.  Subject to Articles 11 and 12 and to the duties of the Trustee as provided for in Article 7, if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

To the extent permitted by the Intercreditor Agreement, the Trustee may direct the Security Trustee to take enforcement action with respect to the Collateral if any amount is declared or becomes due and payable pursuant to Section 6.02 (but not otherwise).

SECTION 6.04.  Waiver of Past Defaults.  Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may, on behalf of the Holders of all the Securities, waive all past or existing Defaults or Events of Default and its consequences except (x) a continuing Default in the payment of the principal of, premium or interest on a Security, (y) a Default arising from the failure to redeem or purchase any Security when required pursuant to the terms of this Indenture or (z) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected.  When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05.  Control by Majority.  The Holders of a majority in principal amount of the Securities then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

SECTION 6.06.  Limitation on Suits.  (a)  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Securities unless:

(i)  the Holder gives to the Trustee notice stating that an Event of Default is continuing;

(ii)  the Holders of at least 25% in principal amount of the Securities then outstanding make a request to the Trustee to pursue the remedy;
(iii)  such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;
(iv)  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
(v)  the Holders of a majority in principal amount of the Securities then outstanding do not give the Trustee a direction that, in the opinion of the Trustee is, inconsistent with the request during such 60-day period.

(b)  A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.  Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Securities held by such Holder, on or after the respective due dates expressed or provided for in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.  Collection Suit by Trustee.  If an Event of Default specified in Sections 6.01(a)(1) or 6.01(a)(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Securities for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09.  Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents and take such actions as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer or any Note Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10.  Priorities.  If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST:  to the Trustee, the Paying Agents and the Security Trustee for amounts due under Section 7.07 and Section 12.06;

SECOND:  in the case of money or property received pursuant to a Note Guarantee, to holders of Note Guarantor Senior Indebtedness of the Note Guarantors to the extent required by Article 11 and the Intercreditor Agreement;

THIRD:  to Holders for amounts due and unpaid on the Securities for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest, respectively; and

FOURTH:  to the Issuer.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Trustee shall mail to each Holder and the Issuer a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee or a Paying Agent, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Securities then outstanding.

SECTION 6.12.  Waiver of Stay or Extension Laws.  Neither the Issuer nor any Note Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Note Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

Trustee

SECTION 7.01.  Duties of Trustee.  (a)  If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)  Except during the continuance of an Event of Default:

(i)  the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)  in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)  The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct, except that:

(i)  this Section 7.01(c) does not limit the effect of Section 7.01(b);
(ii)  the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02 or 6.05;

(d)  Every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), 7.01(b) and 7.01(c).

(e)  No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(f)  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(g)  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(h)  Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01 and the TIA.

SECTION 7.02.  Rights of Trustee.  (a)  The Trustee may conclusively rely and shall be fully protected in relying on any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)  Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c)  The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)  The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture or the Intercreditor Agreement; provided, however, that the Trustee’s conduct does not constitute wilful misconduct or negligence.

(e)  The Trustee may retain professional advisers to assist it in performing its duties under this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement.  The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Securities shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer or any Note Guarantor, personally or by agent or attorney at the sole cost of the Issuer.

(g)  The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee indemnity or other security reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

(h)  Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Issuer or any Note Guarantor with respect to the covenants contained in Article 4.  Delivery of reports, information and documents to the Trustee under Section 4.11 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(i)  The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Securities.

(j)  If any Note Guarantor is substituted to make payments on behalf of the Issuer pursuant to Article 10, the Issuer shall promptly notify the Trustee of such substitution.

(k)  The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, under the Intercreditor Agreement and any Additional Intercreditor Agreements and by each agent (including The Bank of New York and The Bank of New York (Luxembourg) S.A.), custodian and other Person employed with due care to act as agent hereunder.  Each Paying Agent and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(l)  The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(m)  The permissive right of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so;

SECTION 7.03.  Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.  For the avoidance of doubt, any Paying Agent or Registrar may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04.  Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Note Guarantee or the Securities, it shall not be accountable for the Issuer’s use of the proceeds from the Securities or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, and it shall not be responsible for any statement of the Issuer or any Note Guarantor in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication.  The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6), 6.01(7), 6.01(8) or 6.01(9) or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received notice thereof in accordance with Section 13.02 hereof from the Issuer, any Note Guarantor or any Holder.

SECTION 7.05.  Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if it is known by a Trust Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default within 30 days after it is known to a Trust Officer.  Except in the case of a Default in payment of principal of or interest or premium, if any, on any Security (including payments pursuant to the mandatory redemption provisions of such Security, if any), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.06.  Reports by Trustee to Holders.  As promptly as practicable after each August 15, beginning with the August 15 following the date of this Indenture, and in any event prior to September 30 in each year, the Trustee shall mail to each Holder a brief report dated as of such September 30 that complies with Section 313(a) of the TIA if required by the terms of such Section.  The Trustee shall also comply with Section 313(b) of the TIA.  The Trustee shall also transmit by mail all reports as required by TIA Section 313(c)

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuer and filed with each stock exchange (if any) on which the Securities are listed.  The Issuer agrees to notify promptly the Trustee whenever the Securities become listed on any stock exchange and of any delisting thereof.

SECTION 7.07.  Compensation and Indemnity.  The Issuer, failing which the Note Guarantors, shall pay to the Trustee from time to time reasonable compensation for its services.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer and each Note Guarantor, jointly and severally, shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it (as evidenced in an invoice from the Trustee), including costs of collection, in addition to the compensation for its services.  Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.  The Issuer and each Note Guarantor, jointly and severally shall indemnify the Trustee and the Paying Agents and their respective officers, directors, agents and employers against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by or in connection with the administration of this trust including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Agreement, as the case may be.  The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Note Guarantor of its indemnity obligations hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Agreement, as the case may be.  The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the

Issuer’s and each Note Guarantor’s expense in the defense.  Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Issuer and each Note Guarantor shall, jointly and severally, pay the reasonable fees and expenses of the indemnified party’s defense (as evidenced in an invoice from the Trustee).  Such indemnified parties may have separate counsel of their choosing and the Issuer and the Note Guarantors, jointly and severally, shall pay the reasonable fees and expenses of such counsel (as evidenced in an invoice from the Trustee); provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuer and the Note Guarantors, as applicable, and such parties in connection with such defense.  The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.  The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own wilful misconduct, negligence or bad faith.

To secure the Issuer’s and each Note Guarantor’s payment obligations in this Section 7.07, the Trustee and the Paying Agents shall subject to the Intercreditor Agreement and any Additional Intercreditor Agreement have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities.

The Issuer’s and each Note Guarantor’s payment obligations pursuant to this Section and any lien arising thereunder shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee and the Paying Agents.  Without prejudice to any other rights available to the Trustee and the Paying Agents under applicable law, when the Trustee and the Paying Agents incur expenses after the occurrence of a Default specified in Section 6.01(6) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.07, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder, under the Intercreditor Agreement and any Additional Intercreditor Agreement and by each agent (including The Bank of New York and The Bank of New York (Luxembourg) S.A.), custodian and other Person employed with due care to act as agent hereunder.

SECTION 7.08.  Replacement of Trustee.  (a)  The Trustee may resign at any time by so notifying the Issuer.  The Holders of a majority in principal amount of the Securities then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee.  The Issuer shall remove the Trustee if:

(i)  the Trustee fails to comply with Section 7.10;
(ii)  the Trustee is adjudged bankrupt or insolvent;

(iii)  a receiver or other public officer takes charge of the Trustee or its property; or
(iv)  the Trustee otherwise becomes incapable of acting as Trustee hereunder.

(b)  If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Securities then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c)  A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.07.

(d)  If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)  If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)  Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

(g)  For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.08, including its right to be indemnified, are extended to, and shall be enforceable by each Paying Agent or Transfer Agent employed to act hereunder.

SECTION 7.09.  Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the

Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10.  Eligibility; Disqualification.  The Trustee shall at all times satisfy the requirements of Section 310(a) (1) and (5) of the TIA.  The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11.  Preferential Collection of Claims Against Issuer.  The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA.  A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

SECTION 7.12.  Certain Provisions.  Each Holder by accepting a Security authorizes and directs on his or her behalf the Trustee to enter into and to take such actions and to make such acknowledgements as are set forth in this Indenture and the Intercreditor Agreement or other documents entered into in connection therewith.

The Trustee shall not be responsible for the legality, validity, effectiveness, suitability, adequacy or enforceability of any of the Security Agreements or any obligation or rights created or purported to be created thereby or pursuant thereto or any security or the priority thereof constituted or purported to be constituted thereby or pursuant thereto, nor shall it be responsible or liable to any person because of any invalidity of any provision of such documents or the unenforceability thereof, whether arising from statute, law or decision of any court.  The Trustee shall be under no obligation to monitor or supervise the functions of the Security Trustee under the Security Agreements and shall be entitled to assume that the Security Trustee is properly performing its functions and obligations thereunder and the Trustee shall not be responsible for any diminution in the value of or loss occasioned to the assets subject thereto by reason of the act or omission by the Security Trustee in relation to its functions thereunder.  The Trustee shall have no responsibility whatsoever to the Issuer, any Note Guarantor or any Holder as regards any deficiency which might arise because the Trustee is subject to any tax in respect of the Security Agreements, the security created thereby or any part thereof or any income therefrom or any proceeds thereof.

ARTICLE 8

Discharge of Indenture; Defeasance

SECTION 8.01.  Discharge of Liability on Securities; Defeasance.  (a)   The Indenture, the Security Documents and the rights of the Trustee and the Holders under the Intercreditor Agreement or any Additional Intercreditor Agreement will be discharged and cease to be of further effect (except as to surviving rights of conversion or transfer or exchange of the Securities, as expressly provided for in the Indenture) as to all outstanding Securities when (1) either (a) all the Securities previously authenticated and delivered (other than certain lost, stolen or destroyed Securities, and certain Securities for which provision for payment was previously made and thereafter the funds have been released to KDG) have been delivered to the Trustee for cancellation; or (b) all Securities not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of KDG; (2) KDG has deposited or caused to be deposited with the Trustee money, U.S. Government Obligations (in the case of Dollar Notes), European Government Obligations (in the case of Euro Notes), or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Securities not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Securities that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; (3) KDG has paid or caused to be paid all other sums payable under the Indenture; and (4) KDG has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under Section 8.01 have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and(3)).

(b)  Subject to Sections 8.01(c) and 8.02, the Issuer at any time may terminate (i) all of its obligations under the Securities and this Indenture (“legal defeasance option”) or (ii) its obligations under Article 4 (other than Sections 4.01, 4.18 and 4.19) and under Section 5.01 (other than clauses (1) and (2) thereof), and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Securities and the operation of Section 6.01(5)(a), (5)(b), (6), (7), (8) and (9) (“covenant defeasance option”).  The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.  In the event that the Issuer terminates all of its obligations under the Securities and this Indenture by exercising its legal defeasance option, the obligations under the Note Guarantees shall each be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option or its covenant defeasance option, the Collateral will be released and each Note Guarantor will be released from all its obligations under its Note Guarantee and the Collateral will be released.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c)  Notwithstanding Section 8.01 (a) and (b) above, the Issuer’s and the Note Guarantors’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10, 2.11, 7.07, 7.08, this Article 8 and Section 12.06, as applicable, shall survive until the Securities have been paid in full.  Thereafter, the Issuer’s and the Note Guarantors’ obligations in Sections 7.07, 8.05, 8.06 and 12.06, as applicable, shall survive.

SECTION 8.02.  Conditions to Defeasance.  (a)  The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i)  the Issuer shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in euro or euro-denominated non-callable Government Obligations, or a combination thereof (in the case of Euro Securities) or in U.S. dollars or U.S. Government Obligations, or a combination thereof (in the case of U.S. Dollar Securities), in each case, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, for the payment of the aggregate principal, premium, if any, interest and Additional Amounts, if any, on the Securities to redemption or maturity, as the case may be, and shall have delivered to the Trustee:

(A)  an Opinion of Counsel in the United States to the effect that Holders of the relevant Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of the legal defeasance option only, such Opinion of Counsel in the United States must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law); and

(B)  an Opinion of Counsel in the jurisdiction of organization of the Issuer to the effect that the Holders of the outstanding Securities will not recognize income, gain or loss for income tax purposes in such jurisdiction as a result of such deposit and defeasance and will be subject to income tax in such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(ii)  181 days pass after the deposit is made and during the 181 day period no Default specified in Section 6.01(6) with respect to the Issuer or any other Person making such deposit occurs which is continuing at the end of the period;
(iii)  no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;
(iv)  the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws affecting creditors’ rights generally under any applicable US federal or state law or the laws of the jurisdiction of organization of the Issuer, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;
(v)  the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or any Note Guarantors;
(vi)  the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the U.S. Investment Company Act of 1940;
(vii)  the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Securities as contemplated by this Article 8 have been complied with, and
(viii)  the Issuer delivers to the Trustee all other documents or other information that the Trustee may reasonably require in connection with the defeasance.

(b)  Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article 3.

SECTION 8.03.  Application of Trust Money.  The Trustee shall hold in trust money or Government Obligations deposited with it pursuant to this Article 8.  It shall apply the deposited money and the money from the Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Securities.  Money and securities so held in trust are not subject to Article 11 or the Intercreditor Agreement.

SECTION 8.04.  Repayment to Issuer.  The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any money or Government

Obligations held by it as provided in this Article which, in the written opinion of an internationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05.  Indemnity for Government Obligations.  The Issuer and each Note Guarantor, jointly and severally, shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations.

SECTION 8.06.  Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Securities shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Article 8; provided, however, that, if the Issuer has made any payment of principal of or interest on any Securities because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent.

ARTICLE 9

Amendments

SECTION 9.01.  Without Consent of Holders.  The Issuer, any Note Guarantor, the Trustee and the other parties thereto may amend or supplement this Indenture, the Securities, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement without notice to or consent of any Holder:

(1)  to cure any ambiguity, omission, defect or inconsistency;

(2)  provide for the assumption by a successor Person of the obligations of KDG or any Note Guarantor under this Indenture, the Securities, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement;

(3)  provide for uncertificated Securities in addition to or in place of certificated Securities (provided that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code);

(4)  add to the covenants for the benefit of the Holders or surrender any right or power conferred upon KDG or any Note Guarantor;

(5)  make any change that does not adversely affect the rights of any Holder in any material respect;

(6)  comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(7)  make such provisions as necessary (as determined in good faith by KDG) for the issuance of Additional Securities or Exchange Securities;

(8)  to provide for any Restricted Subsidiary to become an Additional Note Guarantor in accordance with Article 10, to add Note Guarantees with respect to the Securities, to add security to or for the benefit of the Securities, or to confirm and evidence the release, termination or discharge of any Note Guarantee or Lien (including the Collateral and the Security Documents) with respect to or securing the Securities when such release, termination or discharge is provided for under this Indenture or the Security Documents;

(9)  to provide that any Indebtedness that becomes or will become an obligation of a Successor Company or a Note Guarantor pursuant to a transaction governed by Section 5.01 (that is not a Subordinated Obligation) is Senior Indebtedness or Note Guarantor Senior Subordinated Indebtedness for the purposes of this Indenture;

(10)  in the case of the Security Documents, to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Trustee for the benefit of parties to the Senior Facilities Agreement and the Bridge Facility Agreement, in any property which is required by the Senior Facilities Agreement or the Bridge Facility Agreement (in each case, as in effect on the Issue Date) to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Trustee, or to the extent necessary to grant a security interest for the benefit of any Person, provided that the granting of such security interest is not prohibited by this Indenture or the Intercreditor Agreement and Section 4.15 is complied with;

(11)  to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements thereof or to provide for the accession by the Trustee to the Intercreditor Agreement or any Additional Intercreditor Agreement; or

(12)  to limit or terminate the benefits available to any holder of Senior Indebtedness.

SECTION 9.02.  With Consent of Holders.  The Issuer, any Note Guarantor, the Trustee and the other parties thereto, as applicable, may amend, supplement or otherwise modify this Indenture, the Securities, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement with the consent of the holders of a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities); and, subject to certain exceptions, any default or compliance with any provisions thereof may be waived with the consent of the holders of a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities); provided that, if any amendment, waiver or other modification will only affect one series of Securities, only the consent of a majority in principal amount of the then outstanding Securities of such series shall be required. However, without the consent of each Holder affected (other than with respect to clause (10) below which shall require the consent of Holders holding not less than 90% of the then outstanding principal amount of Securities), an amendment or waiver may not, with respect to any Securities held by a non-consenting Holder:

(1)  reduce the principal amount of Securities whose Holders must consent to an amendment;

(2)  reduce the stated rate of or extend the stated time for payment of interest on any Security;

(3)  reduce the principal of or extend the Stated Maturity of any Security;

(4)  reduce the premium payable upon the redemption of any Security or change the time at which any Security may be redeemed, in each case as described in Section 5 of the Securities;

(5)  make any Security payable in money other than that stated in the Security;

(6)  make any change to the subordination provisions of this Indenture that adversely affects the rights of any Holder;

(7)  impair the right of any Holder to receive payment of principal of and interest on such Holder’s Securities on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Securities;

(8)  make any change to Section 4.02 that adversely affects the rights of any Holder of such Securities in any material respect or amends the terms of such Securities in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Payor agrees to pay Additional Amounts, if any, in respect thereof;

(9)  release any Note Guarantor from any of its obligations (or modify such obligations in any manner adverse to the Holders) under any Note Guarantee or this Indenture, as applicable, except in accordance with the terms of this Indenture;

(10)  release the security interest granted for the benefit of the Holders in the Collateral other than pursuant to the terms of the Security Documents, the Intercreditor Agreement, any applicable Additional Intercreditor Agreement or as otherwise permitted by this Indenture; or

(11)  make any change in this Section 9.02.

KDG will, for so long as the Securities are listed on the Luxembourg Stock Exchange, to the extent required by the rules of the Luxembourg Stock Exchange, inform the Luxembourg Stock Exchange of any of the foregoing amendments, supplements and waivers and provide, if necessary, a supplement to this prospectus setting forth reasonable details in connection with any such amendments, supplements or waivers.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment or waiver under this Indenture by any Holder of Securities given in connection with a tender of such Holder’s Securities will not be rendered invalid by such tender.

An amendment under this Section 9.02 may not make any change that materially adversely affects the rights under Article 11 of any holder under the Senior Facilities then outstanding unless such holder (or any group or Representative thereof authorized to give a consent) consents to such change.

After an amendment under this Section 9.02 becomes effective, in case of Holders of Definitive Securities, the Issuer shall mail to the Holders a notice briefly describing such amendment.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.  In addition, for so long as the Securities are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, KDG will publish notice of any amendment, supplement and waiver in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

The Securities issued on the Issue Date, and any Additional Securities part of the same series, will be treated as a single class for all purposes under this Indenture, including with respect to waivers and amendments, except as the relevant amendment, waiver, consent, modification or similar action affects the rights of the Holders of the different series of Securities dissimilarly.  For the purposes of calculating the aggregate principal amount of Securities that have consented to or voted in favor of any amendment, waiver, consent, modifications or other similar action, the Issuer (acting reasonably and in good faith) shall be entitled to select a record date as of which the Euro

Equivalent of the principal amount of any Notes shall be calculated in such consent or voting process.

SECTION 9.03.  Compliance with the TIA.  Every amendment to this Indenture or the Securities shall comply with the TIA as then in effect.

SECTION 9.04.  Revocation and Effect of Consents and Waivers.  (a)  A written consent to an amendment or a waiver by a Holder shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security.  However, any such Holder or subsequent Holder may revoke the written consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite number of consents have been received.  After an amendment or waiver becomes effective, it shall bind every Holder.  An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer, the Note Guarantors and the Trustee.

(b)  The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their written consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding Section 9.04(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05.  Notation on or Exchange of Securities.  If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder.  Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Security shall issue and the Trustee or an authentication agent shall authenticate a new Security that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

SECTION 9.06.  Trustee and Security Trustee to Sign Amendments.  The Trustee and the Security Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not impose any personal obligations on the Trustee or the Security Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee and the Security Trustee under this Indenture and the Intercreditor Agreement, as applicable.  If it does, the Trustee or the Security Trustee may, but need not sign it.  In signing such amendment the Trustee and the Security Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment complies with this Indenture and that such amendment has been duly authorized, executed and delivered and is the legal, valid and binding obligation of the Issuer and the Note Guarantors enforceable against them in accordance with its terms, subject to customary exceptions.  Subject to this Section 9.06 and the terms of the Intercreditor Agreement, the Security Trustee shall at the direction of the Trustee sign amendments to this Indenture.

SECTION 9.07.  Payment for Consent.  Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Securities, the Share Pledge, the NewKDS Share Pledge, Intercreditor Agreement and any Additional Intercreditor Agreement (or the appointment of any Proxy in relation to any of the foregoing) unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement or proxies in relation thereto.

ARTICLE 10

Note Guarantees

SECTION 10.01.  Note Guarantees.  (a)  Each Note Guarantor hereby jointly and severally irrevocably guarantees, as primary obligor and not merely as surety, on a senior subordinated basis to each Holder, the Security Trustee (on behalf of and for the benefit of the Holders, for the purposes of this Article 10, and not in its individual capacity, but solely in its role as representative of the Holders in holding and enforcing the Collateral and the Security Agreements) and to the Trustee and its successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, or otherwise, of all payment obligations of the Issuer under this Indenture and the Securities, whether for payment of principal of, premium, interest or liquidated damages on the Securities and all other monetary obligations of the Issuer under this Indenture and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Securities (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Note Guarantor, and that each such Note Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)  Each Note Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Note Guarantor waives notice of any default under the

Securities or the Guaranteed Obligations.  The obligations of each Note Guarantor hereunder shall not be affected by (i) the failure of any Holder, the Security Trustee on behalf of the Holders or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Securities or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities or any other agreement; (iv) the release of any Security held by any Holder, the Security Trustee or the Trustee for the Guaranteed Obligations or any of them; (v) the failure of any Holder, the Security Trustee on behalf of the Holders or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Note Guarantor, except as provided in Section 10.02(b).

(c)  Each Note Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Note Guarantors, such that such Note Guarantor’s obligations would be less than the full amount claimed.  Each Note Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s or such Note Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Note Guarantor hereunder.  Each Note Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Note Guarantor.

(d)  Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any Security held for payment of the Guaranteed Obligations.

(e)  If any Note Guarantor makes payments under its Note Guarantee, each Note Guarantor must contribute its share of such payments.  Each Note Guarantor’s share of such payment will be computed based on the proportion that the net worth of the relevant Note Guarantor represents relative to the aggregate net worth of all the Note Guarantors combined.

(f)  Each Note Guarantee is, to the extent and in the manner set forth in Article 11 and the Intercreditor Agreement, subordinated and subject in right of payment to the prior payment in full of the principal of and premium, if any, and interest on all Note Guarantor Senior Indebtedness of the relevant Note Guarantor and is made subject to such provisions of this Indenture and the Intercreditor Agreement.

(g)  Each Note Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of the Guaranteed Obligations. Except as expressly set forth in Sections 4.11, 8.01(b), 10.02 and 10.06, the obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder, the Security Trustee on behalf of the Holders or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Note Guarantor or would otherwise operate as a discharge of such Note Guarantor as a matter of law or equity.

(h)  Each Note Guarantor agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise unless such Note Guarantee has been released in accordance with Section 10.4 of the Intercreditor Agreement.

(i)  In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Note Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Note Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of the Securities, (ii) accrued and unpaid interest on the Securities and (iii) all other monetary obligations of the Issuer to the Holders and the Trustee, including any other unpaid principal amount of such Guaranteed Obligations, accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and any Additional Amounts.

(j)  Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations and all obligations to which the Guaranteed Obligations are subordinated as provided in Article 11 and the Intercreditor Agreement.  Each Note Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Note Guarantor for the purposes of this Section 10.01.

(k)  Each Note Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section.

(l)  Upon request of the Trustee, each Note Guarantor shall execute and deliver such further instruments and do such further acts as the Trustee may reasonably require to carry out more effectively the purpose of this Indenture.

(m)  The Security Trustee may only assert a claim or demand or enforce a right or remedy with respect to the Note Guarantees at the direction of the Trustee.  To the extent permitted by the Intercreditor Agreement, the Trustee may direct the Security Trustee to take enforcement action with respect to the Note Guarantees if any amount is declared or becomes due and payable pursuant to Section 6.02 (but not otherwise).

SECTION 10.02.  Limitation on Liability.  (a)  Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Note Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

(b)  A Note Guarantee as to any Note Guarantor shall terminate and be of no further force or effect and such Note Guarantor shall be deemed to be released from all obligations under this Article 10 upon:

(1)  the sale of all the partnership interests of the applicable Note Guarantor pursuant to an Enforcement Sale;

(2)  the sale or other disposition (including through merger or consolidation) in compliance with this Indenture of the Capital Stock of the relevant Note Guarantor (or any parent company of such Note Guarantor other than KDG or a Parent) following which such Note Guarantor is no longer a Restricted Subsidiary;

(3)  the defeasance or discharge of the Securities as provided in Article 8;

(4)  the redesignation of a Note Guarantor as an Unrestricted Subsidiary in compliance with Section 4.06; or

(5)  the occurrence of a Thin Capitalization Event; provided that such release is necessary to remedy the loss of deductibility that triggered the Thin Capitalization Event in accordance with Section 4.04.

(c)  An Additional Note Guarantee as to any Additional Note Guarantor shall terminate at the option of KDG and be of no further force or effect and such Note Guarantor shall be deemed to be released from all obligations under this Article 10 if at the date of such release either (i) there is no Indebtedness of such Additional Note Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture if such Additional Note Guarantor had not been designated as an Additional Note Guarantor, or (ii) there is no Indebtedness of such Additional Note Guarantor outstanding which was Incurred after the Issue Date and which could not have been Incurred in compliance with this Indenture as at the date of such release if such Additional Note Guarantor were not designated as an Additional Note Guarantor as at that date.

(d)  The NewKDS Guarantee shall terminate and be of no further force or effect and NewKDS shall be deemed to be released from all obligations under this Article 10 if the Step-Up does not occur as provided for in the Senior Facilities Agreement.

In all cases the Issuer and such Note Guarantors that are to be released from their Note Guarantees deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel certifying compliance with this Section 10.02(b).  At the request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Issuer).

SECTION 10.03.  Successors and Assigns.  This Article 10 shall be binding upon each Note Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04.  No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05.  Modification.  No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Note Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Note Guarantor in any case shall entitle such Note Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06.  Limitation of Note Guarantee.  (a)  To the extent the Note Guarantors guarantee any obligations under this Article 10 of an affiliated company (verbundenes Unternehmen) of such Note Guarantor within the meaning of § 15 of the

German Stock Corporation Act (Aktiengesetz) (other than a subsidiary of the Note Guarantor), and the Note Guarantor is incorporated in Germany as a GmbH or GmbH & Co.  KG, the enforcement of the Note Guarantor’s guarantee obligations shall be, at the date hereof and at any time hereafter, limited to an amount equal to the net assets of the Relevant Entity (as defined below), which are calculated as the Relevant Entity’s total assets less its liabilities (including liability reserves (Rückstellungen)) less its registered share capital (Stammkapital) (the “Net Assets”); provided that, for the purposes of calculating the Net Assets, loans and other contractual liabilities incurred in violation of the provisions of the Finance Documents (as such term is defined in the Intercreditor Agreement) shall be disregarded.

Furthermore, if and to the extent legally permissible and commercially justifiable in respect of the Relevant Entity’s business, the Relevant Entity shall, in a situation where (1) it does not have sufficient assets to maintain its capital; and (2) the Facility Agent would be entitled to enforce the guarantee given in this Article 10, realize any and all of its assets that (i) are shown in the balance sheet with a book value (Buchwert) which is significantly lower than the market value of such assets, and (ii) are not necessary for the Relevant Entity’s business (betriebsnotwendig).

“Relevant Entity” means, if the relevant entity: (i) is incorporated as a GmbH, such GmbH; or (ii) is incorporated as a GmbH & Co. KG, such GmbH & Co. KG’s general partner (Komplementär).

(b) For the avoidance of doubt, this Section 10.06 is only to the benefit of a German Guarantor and protects such German Guarantor from an enforcement of a guarantee to avoid an infringement of secs. 30, 31 German Act on Companies with Limited Liability; this section 10.06 does not prevent the guarantee obligation of a German Guarantor from falling due for the purpose of the realization of any security granted by a third party.  Any third party that has provided security for the guarantee obligation of a German Guarantor shall not have any defence under this Section 10.06 in relation to the realization or other enforcement of the security provided by such third party.  Also for the avoidance of doubt, none of the above restrictions on enforcement shall apply if the enforcement relates to obligations of the Relevant Entity itself; any enforcement of the security interest created under this Indenture shall be limited only to the extent that such enforcement reduces the Net Assets of the Relevant Company below an amount equal to its registered share capital (Stammkapital).

(c) If, applicable the Security Agreements will contain a limitation wording restricting the enforcement of the security interests created thereunder analogous to Article 10.06 of this Indenture.

SECTION 10.07.  Execution of Supplemental Indenture for Future Note Guarantors.  Each Subsidiary which is required to become a Note Guarantor pursuant to this Indenture shall promptly execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit E hereto pursuant to which such Subsidiary shall become a Note Guarantor under this Article 10 and shall guarantee the Guaranteed Obligations.  Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture complies with this Indenture and has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Note Guarantor is a legal, valid and binding obligation of such Note Guarantor, enforceable against such Note Guarantor in accordance with its terms and to such other matters as the Trustee may reasonably request.

SECTION 10.08.  Non-Impairment.  The failure to endorse a Note Guarantee on any Security shall not affect or impair the validity thereof.

ARTICLE 11

Subordination of the Note Guarantees

SECTION 11.01.  Agreement To Subordinate.  (a)  Each of the Note Guarantors agrees, and each Holder by accepting a Security and related Note Guarantees agrees, that the obligations of such Note Guarantor hereunder are subordinated in right of payment, to the extent and in the manner provided in the Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.16, to the prior payment in full of all Note Guarantor Senior Indebtedness of such Note Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Note Guarantor Senior Indebtedness against such Note Guarantor.  Each Holder, by accepting a Security, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.16 (including the limitations on enforcement and the obligations to turnover contained therein). A copy of the Intercreditor Agreement and, to the extent applicable, each Additional Intercreditor Agreement entered into in compliance with Section 4.16 shall be available on any Business Day upon prior written request at the offices of the Trustee and, for so long as any Securities are listed on the Luxembourg Stock Exchange, at the offices of the Paying Agent in Luxembourg.  The obligations hereunder with respect to a Note Guarantor shall in all respects rank pari passu with all other Note Guarantor Senior Subordinated Indebtedness of such Note Guarantor and shall rank senior to all existing and future Note Guarantor Subordinated Indebtedness of such Note Guarantor.

(b)  The Note Guarantors are not permitted to make any payment in respect of principal of, or premium, if any, or interest on, the Securities and may not purchase, redeem or otherwise retire any Securities (collectively, “pay the Note Guarantees”) (other than Trustee Amounts), if (i) two Business Days prior to the date of the payment to be made there is an outstanding Senior Payment Default under the Senior Facilities Agreement or (ii) if so specified in any other Designated Senior Indebtedness, there is an outstanding Senior Payment Default with respect to such Designated Senior Indebtedness.  Regardless of the foregoing, the Note Guarantors are permitted to pay the

Note Guarantees if the Issuer, the Note Guarantors and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Senior Payment Default has occurred and is continuing.

(c)  While an event of default under any Designated Senior Indebtedness (a “Payment Blockage Event”) is outstanding, the Note Guarantors are not permitted to pay the Note Guarantees (other than Trustee Amounts) for a period (a “Payment Blockage Period”) commencing on the date on which the facility agent under the Senior Facilities Agreement or the Representative under the applicable Designated Senior Indebtedness serves a notice (a “Stop Notice”) on KDG and the Trustee specifying that a Payment Blockage Event is outstanding and suspending payments on the Note Guarantees until the earliest of:

(1)  the date 179 days after the giving of the Stop Notice;

(2)  a Standstill Period is in effect at the time of delivery of the Stop Notice, the date on which that Standstill Period expires;

(3)  the date on which the Payment Blockage Event ceases to be outstanding;

(4)  the date on which the Representative under the applicable Designated Senior Indebtedness acting on the instructions of the requisite lenders under the Designated Senior Indebtedness by notice to KDG and the Trustee, cancels the Stop Notice; or

(5)  the Senior Discharge Date.

Notwithstanding the provisions described in this Section 11.01(c), unless the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Note Guarantors will be permitted to resume paying the Note Guarantees after the end of such Payment Blockage Period.

(d)  Delivery of a Stop Notice by the Representative under any applicable Designated Senior Indebtedness shall be subject to the following additional limitations:

(1)  no Stop Notice may be served in reliance on a particular Payment Blockage Event under the relevant Designated Senior Indebtedness more than 45 days after the Representative under such Designated Senior Indebtedness receives notice from any obligor under such Designated Senior Indebtedness specifying the event or circumstances concerned and that it is an event of default under such Designated Senior Indebtedness;

(2)  no more than one Stop Notice may be served with respect to the same particular event or circumstance (whether in relation to the same Payment Blockage Event or not and regardless of the number of facilities constituting Designated Senior Indebtedness);

(3)  a Stop Notice may not be issued less than 365 days after the service of a prior Stop Notice (or prior to all interest current on the Securities at the time the previous Stop Notice expired having been paid in full); provided that, if any Stop Notice is given within any such 365-day period by or on behalf of any holders of Designated Senior Indebtedness other than Indebtedness under the Senior Facilities Agreement the facility agent under the Senior Facilities Agreement may give another Stop Notice within such period; provided, further, that in no event may the total number of days for which a Stop Notice is in effect exceed 179 days in the aggregate during any consecutive 365-day period; and

(4)  no Payment Blockage Event that existed at the date a Stop Notice was given may be the basis of a subsequent Stop Notice, unless such Payment Blockage Event has been cured or complied with for at least 180 consecutive days since the date of issue of the prior Stop Notice (it being acknowledged that any subsequent action or breach of any financial covenant for a period ending after the date of delivery of such initial Stop Notice that gives rise to a Payment Blockage Event under any provision under which a Payment Blockage Event previously existed or was continuing shall constitute a new Payment Blockage Event for this purpose).

SECTION 11.02.  Rights of Trustee and Paying Agent.  The Trustee or the Paying Agent may continue to make payments on the Securities and shall not be prohibited from making such payments or otherwise charged with knowledge of the existence of facts that would prohibit the making of any such payments (including, without limitation, the issue of a Stop Notice) unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee or the Paying Agent, as the case may be, receives written notice satisfactory to it that payments may not be made under this Article 11 or the Intercreditor Agreement.

The Trustee in its individual or any other capacity may hold Note Guarantor Senior Indebtedness with the same rights it would have if it were not Trustee.  For the avoidance of doubt, the Registrar and co-registrar, the Paying Agent and the Security Trustee may do the same with like rights.  The Trustee shall be entitled to all the rights set forth in this Article 11 and the Intercreditor Agreement with respect to any Note Guarantor Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Note Guarantor Senior Indebtedness; and nothing in Article 7 shall deprive the Trustee of any of its rights as such holder.  Nothing in this Article 11 shall apply to claims of, or payments to, the Trustee, the Paying Agent or the Security Trustee under the Note Guarantees or pursuant to Section 7.07, Section 12.06 or any other Section of this Indenture.

SECTION 11.03.  Trustee To Effectuate Subordination.  Each Holder by accepting a Security authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Note Guarantor Senior Indebtedness, including by entering into, and as provided for in, an Intercreditor Agreement and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 11.04.  Trustee Entitled To Rely.  Upon any payment or distribution pursuant to this Article 11 or the Intercreditor Agreement, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings related to the bankruptcy, insolvency, winding up, liquidation or reorganization of the Issuer or any Note Guarantor under any Bankruptcy Law are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives for the holders of Note Guarantor Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Note Guarantor Senior Indebtedness and other Indebtedness of a Note Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 11 or the Intercreditor Agreement.  In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Note Guarantor Senior Indebtedness to participate in any payment or distribution pursuant to this Article 11 or the Intercreditor Agreement, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Note Guarantor Senior Indebtedness of such Note Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 11 or the Intercreditor Agreement, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.  The provisions of Sections 7.01 and 7.02 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 11.

SECTION 11.05.  Trustee Not Fiduciary.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Note Guarantor Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to the Holders, the Issuer, a Note Guarantor or any other Person, money or assets to which any holders of Note Guarantor Senior Indebtedness shall be entitled by virtue of this Article 11 or otherwise.

SECTION 11.06.  Reliance by Holders of Note Guarantor Senior Indebtedness on Subordination Provisions.  Each Holder by accepting a Security acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Note Guarantor Senior Indebtedness, whether such Note Guarantor Senior Indebtedness was created or acquired before or after the issuance of the Securities, to acquire and continue to hold, or to continue to hold, such Note Guarantor Senior Indebtedness and such holder of Note Guarantor Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Note Guarantor Senior Indebtedness.

SECTION 11.07.  Turnover and Application of Proceeds.  If, at any time when any Note Guarantor Senior Indebtedness of any Note Guarantor is or may be outstanding, the Trustee or any Holder receives or recovers any payment in cash or in kind (including by way of set-off or combination of accounts) under the Note Guarantees which is not permitted by the Intercreditor Agreement, the Trustee or such Holder, as the case may be, will hold that amount on trust for the Security Trustee and promptly pay that amount to the Security Trustee (less any costs or expenses reasonably incurred by such Holder or the Trustee in receiving or recovering any such cash or payment in kind), in each case to be held on trust by the Security Trustee for application in accordance with the order of priority specified in the Intercreditor Agreements; provided that the Trustee shall only be required to turn over any amount if (i) it has actual knowledge (as defined in Clause 5(c) of the Intercreditor Agreement, and (ii) it has not distributed to Holders in accordance with the Indenture any amount so received or recovered.

ARTICLE 12

Collateral Security Documents and the Security Trustee

SECTION 12.01.  Collateral and Security Documents.  (a)  The obligations of KDG under the Securities and this Indenture will be secured by a second-priority security interest in the partnership interests in KDS, NewKDS and the Additional NewKDS Limited Partner and the shares of KDV and the general partner of the Additional NewKDS Limited Partner as well as the contingent compensation claims of the Additional NewKDS Limited Partner and of KDG against the relevant partnership in case they discontinue to be partners in the relevant partnership (collectively, the “Collateral”), created by pledge agreements (in the case of the agreements related to the partnership interests in KDS and the shares of KDV, the “Share Pledge” and, in the case of the agreement related to the partnership interests in NewKDS, the “NewKDS Share Pledge” and, collectively with the Additional Share Pledge, the Additional NewKDS Share Pledge, the Contingent Additional Partner Claim Pledge and the Contingent Claim Pledge, the “Security Agreements”) entered into among KDG, KDS, the Security Trustee and the Trustee.

(b)  Each of the Issuer, the Note Guarantors, the Trustee and the Holders agree that the Security Trustee shall be the joint creditor (together with the Holders) of each and every obligation of the parties hereto under the Securities and this Indenture, and that accordingly the Security Trustee will have its own independent right to demand performance by the Issuer or the relevant Note Guarantor, as applicable, of those obligations, except that such demand shall only be made with the prior written consent of the Trustee.  However, any discharge of such obligation to the Security Trustee, on the one hand, or to the Trustee or the Holders, as applicable, on the other hand, shall, to the same extent, discharge the corresponding obligation owing to the other.

(c)  The Security Trustee agrees that it will hold the security interests in Collateral created under any Security Agreement to which it is a party as contemplated by this Indenture or the Intercreditor Agreement, and any and all proceeds thereof, for the benefit of, among others, the Trustee and the Holders, without limiting the Security Trustee’s rights including under Section 12.02, to act in preservation of the security interest in the Collateral.  The Security Trustee will take action or refrain from taking action in connection therewith only as directed by the Trustee.

(d)  Each Holder, by accepting a Security, shall be deemed to have agreed to all the terms and provisions of the Security Agreements and the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.16.  The claims of Holders will be subject to the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in compliance with Section 4.16. The Security Trustee shall (upon direction of the Issuer) release the Share Pledges if and when required by the Intercreditor Agreement and any Additional Intercreditor Agreement entered into in accordance with Section 4.16.

(e)  Each Holder by accepting a Security will be deemed to relieve the Security Trustee from the restrictions of self-dealing pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to perform its duties and obligations as Security Trustee under this Indenture and the Intercreditor Agreement.

SECTION 12.02.  Suits To Protect the Collateral.  Subject to the provisions of the Security Agreements and the Intercreditor Agreement, the Security Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Agreements or this Indenture, and such suits and proceedings as the Security Trustee, in its sole discretion, may deem expedient to preserve or protect the security interests in the Collateral created under the Security Agreements (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee).

SECTION 12.03.  Replacement of Security Trustee.  (a)  The Security Trustee may resign at any time by so notifying the Issuer, upon not less than 90 days’ prior written notice.  The Holders of a majority in principal amount of the Securities may remove the Security Trustee by so notifying the Trustee; provided that they concurrently appoint a successor Security Trustee.  The Issuer shall remove the Security Trustee if:

(i)  the Security Trustee is adjudged bankrupt or insolvent;
(ii)  a receiver or other public officer takes charge of the Security Trustee or its property;
(iii)  the long-term debt of the Security Trustee ceases to be rated “A” by S&P or “A” by Moody’s Investors Service (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization as defined in Rule 436 under the Securities Act; or
(iv)  the Security Trustee otherwise becomes incapable of acting.

(b)  If the Security Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Securities and such Holders have not previously appointed a successor Security Trustee, or if a vacancy exists in the office of

Security Trustee for any reason (the Security Trustee in such event being referred to herein as the retiring Security Trustee), the Issuer shall appoint a successor Security Trustee prior to such resignation taking effect or such removal by the Issuer.

(c)  A successor Security Trustee shall deliver a written acceptance of its appointment to the retiring Security Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Security Trustee shall become effective, and the successor Security Trustee shall have all the rights, powers and duties of the Security Trustee under this Indenture.  The successor Security Trustee shall transmit in accordance with Section 13.02 a notice of its succession to Holders.  The retiring Security Trustee shall promptly transfer all property held by it as Security Trustee to the successor Security Trustee.

(d)  If a successor Security Trustee does not take office within 30 days after the retiring Security Trustee gives notice of its resignation, the retiring Security Trustee or the Holders of at least 10% in principal amount of the Securities may appoint a successor Security Trustee.

(e)  Notwithstanding the replacement of the Security Trustee pursuant to Section 12.03, the indemnity obligations of the Issuer and the Note Guarantors under the Security Agreements shall continue for the benefit of the retiring Security Trustee.

SECTION 12.04.  Amendments.  The Security Trustee agrees that it will enter into an amendment to the Intercreditor Agreement or enter into or amend any other Additional Intercreditor Agreement entered into in accordance with Section 4.16 upon a direction of the Trustee, given in accordance with Section 4.16, to do so.  The Security Trustee shall sign any amendment authorized pursuant to Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Security Trustee.

SECTION 12.05.  Release of Collateral.  The Collateral will be released (a) so long as there is no Default outstanding under this Indenture or a default outstanding under any other Indebtedness secured by the Collateral, in the event and for so long as, all holders of Senior Indebtedness (including the lenders under the Senior Facilities Agreement) have released their lien on the Collateral or (b) following a Default under this Indenture or a default under any other Indebtedness secured by the Collateral, pursuant to an Enforcement Sale. In addition, the Collateral will be released in accordance with the Intercreditor Agreement or if the applicable Subsidiary of which such Capital Stock is pledged is redesignated as an Unrestricted Subsidiary in compliance with Section 4.06.

The Security Trustee will agree to any release of the Collateral that is in accordance with this Indenture and the Intercreditor Agreement without requiring any Holder consent. In all cases the Issuer and such Note Guarantors that are to be released from their Security Document shall deliver to the Security Trustee an Officer’s Certificate and an Opinion of Counsel certifying compliance with this Section 12.05.  At the request of the Issuer, the Security Trustee shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Issuer).

SECTION 12.06.  Compensation and Indemnity.  The Issuer, failing which the Note Guarantors, shall pay to the Security Trustee from time to time reasonable compensation for its services.  The Security Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer and each Note Guarantor, jointly and severally, shall reimburse the Security Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it (as evidenced in an invoice from the Security Trustee), including costs of collection, in addition to the compensation for its services.  Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Security Trustee’s agents, counsel, accountants and experts.  The Issuer and each Note Guarantor, jointly and severally shall indemnify the Security Trustee and its officers, directors, agents and employers against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by or in connection with its rights, duties, and obligations under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Agreement, as the case may be, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any such rights, powers or duties.  The Security Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Note Guarantor of its indemnity obligations hereunder, under the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Agreement, as the case may be.  The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s and each Note Guarantor’s expense in the defense.  Notwithstanding the foregoing, such indemnified party may, in its sole discretion, assume the defense of the claim against it and the Issuer and each Note Guarantor shall, jointly and severally, pay the reasonable fees and expenses of the indemnified party’s defense (as evidenced in an invoice from the Security Trustee).  Such indemnified parties may have separate counsel of their choosing and the Issuer and the Note Guarantors, jointly and severally, shall pay the reasonable fees and expenses of such counsel (as evidenced in an invoice from the Security Trustee); provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuer and the Note Guarantors, as applicable, and such parties in connection with such defense.  The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.  The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party through such party’s own wilful misconduct or gross negligence.

To secure the Issuer’s and each Note Guarantor’s payment obligations in this Section 12.06, the Security Trustee shall subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, have a lien on the Collateral and the proceeds of the enforcement of the Collateral for all monies payable to it under this Section 12.06.

The Issuer’s and each Note Guarantor’s payment obligations pursuant to this Section 12.06 and any lien arising hereunder shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Security Trustee.  Without prejudice to any other rights available to the Security Trustee under applicable law, when the Security Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(6) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

ARTICLE 13

Miscellaneous

SECTION 13.01.  Trust Indenture Act Controls.  If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, Sections 310 to 318 of the TIA, inclusive, such imposed duties or incorporated provision shall control.

SECTION 13.02.  Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

if to the Issuer or any Note Guarantor:

Betastrasse 6-8, 85774
Unterförhung, Germany

Attention of:

Chief Financial Officer

Fax:         00 49 89 96010 198

and:

Attention of:

General Counsel

Fax:         00 49 89 96010 170

with a copy to:

Simpson Thacher & Bartlett LLP

CityPoint, One Ropemaker Street

London EC2Y 9HU

United Kingdom

Attention of:

Ryerson Symons

Fax:         00 44 20 7275 6502

if to the Trustee:

Law Debenture Trust Company of New York
767 Third Avenue., 31st Floor
New York, NY 10017

Attention of:
Corporate Trust Administration

Fax:         001 212 750 1361

if to the Security Trustee:

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB

Attention of: The Managing Director

Fax: 00 44 20 7547 6149

if to the principal Paying Agent:

The Bank of New York
One Canada Square
London E14 5AL

Attention of:
Corporate Trust Administration

Fax: 00 44 20 7964 6399

Each of the Issuer, the Note Guarantors or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed or sent by telecopy to a Holder shall be, if mailed, mailed first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed or sent within the time prescribed.

Failure to mail or send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 13.03.  Communication by Holders with Other Holders.  Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Securities.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

SECTION 13.04.  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee:

(a)  an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and any other matters that the Trustee may reasonably request; and

(b)  an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with and any other matters that the Trustee may reasonably request.

SECTION 13.05.  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.17) shall include:

(a)  a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)  a statement that, in the opinion of such Person, such Person has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)  a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

SECTION 13.06.  When Securities Disregarded.  In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Issuer, any Note Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Note Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities which the Trustee knows are so owned shall be so disregarded.  Subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 13.07.  Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by or a meeting of Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.08.  Legal Holidays.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.09.  Governing Law.  This Indenture and the Securities shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 13.10.  Consent to Jurisdiction and Service.  The Issuer and each Note Guarantor irrevocably (i) agree that any legal suit, action or proceeding against the Issuer or any Note Guarantor arising out of or based upon this Indenture, the Securities or any Note Guarantee or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York court and (ii) waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of venue of any such proceeding.  The Issuer and each of Note Guarantor have appointed CT Corporation System at 111 Eighth Avenue, New York, NY 10011, USA as their authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Securities or the transactions contemplated hereby which may be instituted in any New York court, expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto.  Such appointment shall be irrevocable.  The Issuer and each of the Note Guarantors represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent and written notice of such service to the Issuer and each of the Note Guarantors shall be deemed, in every respect, effective service of process upon the Issuer and each of the Note Guarantors.

SECTION 13.11.  No Recourse Against Others.  No director, officer, employee, incorporator or shareholder of the Issuer or any Note Guarantor, as such, will have any liability for any obligations of the Issuer or any Note Guarantor under the Securities, the Note Guarantees or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases such liability. The waiver and release are part of the consideration for issuance of the Securities.

SECTION 13.12.  Successors.  All agreements of the Issuer and each Note Guarantor in this Indenture and the Securities shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.13.  Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Indenture.

SECTION 13.14.  Table of Contents; Headings.  The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

KABEL DEUTSCHLAND GMBH

by
/s/ R. Steindorf
Name: R. Steindorf
Title: CEO

by
/s/Paul Thomason
Name: Paul Thomason
Title: CFO

KABEL DEUTSCHLAND VERWALTUNGS GMBH FOR AND ON BEHALF OF KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG

by
/s/ R. Steindorf
Name: R. Steindorf
Title: CEO

by
/s/Paul Thomason
Name: Paul Thomason
Title: CFO

KABEL DEUTSCHLAND VERWALTUNGS GMBH FOR AND ON BEHALF OF KABEL ASSET GMBH & CO. KG

by
/s/ R. Steindorf
Name: R. Steindorf
Title: CEO

by
/s/Paul Thomason
Name: Paul Thomason
Title: CFO

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

by
/s/ Patrick Healy
Name: Patrick Healy
Title: Vice President

THE BANK OF NEW YORK (LUXEMBOURG) S.A., as Luxembourg Transfer Agent and Paying Agent

by
/s/ Paul Pereira
Name: Paul Pereira
Title: AVP

THE BANK OF NEW YORK, as Registrar, Transfer Agent and Paying Agent

by
/s/ Paul Pereira
Name: Paul Pereira
Title: AVP

DEUTSCHE BANK AG LONDON, as Security Trustee,

by
/s/ C.A. Morris
Name: C.A. Morris
Title: Vice President

by
/s/ Chris Wilson
Name: Chris Wilson
Title: Vice President

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APPENDIX A

PROVISIONS RELATING

TO THE SECURITIES

1.  Definitions.

1.1  Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Security or beneficial interest therein, the rules and procedures of the Depositary for such Global Security, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Definitive Security” means a certificated Security that does not include the Global Securities Legend.

“Depositary” means a common depository of Euroclear and Clearstream, their nominees and their respective successors and a custodian for DTC, its nominees and respective successors.

“DTC” means the Depository Trust Company, its nominees and their respective successors.

“Euroclear” means the Euroclear Bank S.A./N.V., as operator of the Euroclear system as currently in effect, or any successor securities clearing agency.

“Global Securities Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Initial Purchasers” means (1) with respect to the Original Securities issued on the Issue Date, Deutsche Bank AG London, Morgan Stanley & Co. International Limited, Citigroup Global Markets Limited, Goldman Sachs International and the other Initial Purchasers named in the Purchase Agreement referred to in clause (a) of the definition thereof below and (2) with respect to each issuance of Additional Securities, the Person purchasing such Additional Securities under the related Purchase Agreement.

“Private Exchange” means an offer by the Issuer, pursuant to a Registration Agreement, to issue and deliver to certain purchasers, in exchange for the Initial Securities held by such purchasers as part of their initial distribution, a like aggregate principal amount of Private Exchange Securities.

“Private Exchange Securities” means the Securities of the Issuer issued in exchange for Initial Securities pursuant to this Indenture in connection with a Private Exchange pursuant to a Registration Agreement.

“Purchase Agreement” means (a) the Purchase Agreement dated as of June 24, 2004, among Kabel Deutschland GmbH, Kabel Deutschland Vertrieb und Service GmbH & Co. KG and Kabel Asset GmbH & Co. KG and the Initial Purchasers and (b) any other similar Purchase Agreement relating to Additional Securities.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Registered Exchange Offer” means an offer by the Issuer, pursuant to a Registration Agreement, to certain Holders of Initial Securities, to issue and deliver to such Holders, in exchange for their Initial Securities, a like aggregate principal amount of Exchange Securities registered under the Securities Act.

“Registration Agreement” means (a) the Registration Rights Agreement dated as of July 2, 2003, among the Issuer, the Note Guarantors and the Initial Purchasers, and (b) any other similar Registration Rights Agreement relating to Additional Securities.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Securities” means all Initial Securities offered and sold outside the United States in reliance on Regulation S.

“Restricted Period”, with respect to any Securities, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Securities are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date with respect to such Securities.

“Restricted Securities Legend” means the legend set forth in Section 2.3(e)(i) herein.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Securities” means all Initial Securities offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Custodian” means the custodian with respect to a Global Security or any successor person thereto, who shall initially be The Bank of New York.

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“Shelf Registration Statement” means a registration statement filed by the Issuer in connection with the offer and sale of Initial Securities pursuant to a Registration Agreement.

“Transfer Restricted Securities” means Definitive Securities and any other Securities that bear or are required to bear the Restricted Securities Legend.

1.2  Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Global Security”	2.1(b)
“Regulation S Global Security”	2.1(b)
“Rule 144A Global Security”	2.1(b)

2.  The Securities.

2.1  Form and Dating.

(a)  The Initial Securities issued on the date hereof will be (i) offered and sold by the Issuer pursuant to a Purchase Agreement and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S.  Such Initial Securities may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S.  Additional Securities offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more Purchase Agreements in accordance with applicable law.

(b)  Global Securities.  Securities issued on the Issue Date will be issued in a U.S. dollar series and a euro series.  Rule 144A Securities shall be issued initially in the form of one or more permanent global Securities in definitive, fully registered form (collectively, the “Rule 144A Global Security”) and Regulation S Securities shall be issued initially in the form of one or more global Securities (collectively, the “Regulation S Global Security”), in each case without interest coupons and bearing the Global Securities Legend and Restricted Securities Legend, which shall be deposited on behalf of the purchasers of the Securities represented thereby with the Securities Custodian, and registered in the name of the applicable Depositary or a nominee of such Depositary, duly executed by the Issuer and authenticated by the Trustee or an authentication agent as provided in this Indenture.  Beneficial ownership interests in the Regulation S Global Security shall not be exchangeable for interests in the Rule 144A Global Security or any other Security without a Restricted Securities Legend until the expiration of the Restricted Period.  The Rule 144A Global Security and the Regulation S Global Security are each referred to herein as a “Global Security” and are collectively referred to herein as “Global Securities” provided that the term “Global Security” when used in Sections 2.1(b), 2.1(c), 2.3(g)(i), 2.3(h)(i) and 2.4 shall also include any Security in global form issued in connection with a Registered Exchange Offer or Private Exchange.  The

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aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the [Trustee][Registrar] and the Depositary or its nominee and on the schedules thereto as hereinafter provided.

(c)  Book-Entry Provisions.  This Section 2.1(c) shall apply only to a Global Security deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee or an authentication agent shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an order of the Issuer signed by one Officer, authenticate and deliver initially one or more Global Securities that (i) shall be registered in the name of the Depositary for such Global Security or Global Securities or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Securities Custodian.

Members of, or participants in, DTC, Euroclear or Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depositary or by the Securities Custodian or under such Global Security, and the Depositary may be treated by the Issuer, the Note Guarantors, the Trustee and any agent of the Issuer, the Note Guarantors, or the Trustee as the absolute owner of such Global Security for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Note Guarantors, the Trustee or any agent of the Issuer, the Note Guarantors, or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC, Euroclear or Clearstream or impair, as between DTC, Euroclear or Clearstream and their respective Agent Members, the operation of customary practices thereof governing the exercise of the rights of a holder of a beneficial interest in any Global Security.

(d)  Definitive Securities.  Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of certificated Securities.

2.2  Authentication.  The Trustee or an authentication agent shall authenticate and make available for delivery upon a written order of the Issuer signed by one of its Officers (a) Original Securities for original issue on the date hereof in an aggregate principal amount of €250,000,000 in Euro Securities and $610,000,000 in U.S. Dollar Securities, (b) subject to the terms of this Indenture, Additional Securities and (c) the (i) Exchange Securities for issue only in a Registered Exchange Offer and (ii) Private Exchange Securities for issue only in a Private Exchange, in the case of each of (i) and (ii), pursuant to a Registration Agreement and for a like principal amount of Initial Securities exchanged pursuant thereto.  Such order shall (a) specify the amount of the Securities to be authenticated, the date on which the original issue of Securities is to be authenticated and whether the Securities are to be Initial Securities, Exchange Securities or Private Exchange Securities, (b) direct the Trustee or an authentication agent to authenticate such Securities and (c) certify that all conditions precedent to the issuance of such Securities have been complied with in accordance with the terms hereof.

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2.3  Transfer and Exchange.  (a)  Transfer and Exchange of Definitive Securities.  When Definitive Securities are presented to the Registrar with a request:

(i)   to register the transfer of such Definitive Securities; or
(ii)  to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met, provided, however, that the Definitive Securities surrendered for transfer or exchange:

(1)  shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2)  in the case of Transfer Restricted Securities, are accompanied by the following additional information and documents, as applicable:

(1)if such Definitive Securities are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Security); or

(2)if such Definitive Securities are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Initial Security); or

(3)if such Definitive Securities are being transferred pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Security) and (y) if the Issuer or Registrar so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b)  Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security.  A Definitive Security may not be exchanged for a beneficial interest in a Global Security except upon satisfaction of the requirements set forth below.  Upon receipt by the Trustee of a Definitive Security, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer, the Trustee, the Transfer Agent and the Registrar, together with:

(i)  certification (in the form set forth on the reverse side of the Initial Security) that such Definitive Security is being transferred (1) to a QIB in accordance with Rule 144A or (2) outside the United States in an

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offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; and
(ii)  written instructions directing the Registrar to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Global Security to reflect an increase in the aggregate principal amount of the Securities represented by the Global Security, such instructions to contain information regarding the account to be credited with such increase;

then the Trustee shall cancel such Definitive Security and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Securities Custodian, the aggregate principal amount of Securities represented by the Global Security to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Security equal to the principal amount of the Definitive Security so canceled.  If no Global Securities are then outstanding and the Global Security has not been previously exchanged for certificated securities pursuant to Section 2.4, the Issuer shall issue and the Trustee or an authentication agent shall authenticate, upon written order of the Issuer in the form of an Officer’s Certificate, a new Global Security in the appropriate principal amount.

(c)  Transfer and Exchange of Global Securities.

(i)  The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.  A transferor of a beneficial interest in a Global Security shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Security or another Global Security and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Security and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Security being transferred.  Transfers by an owner of a beneficial interest in the Rule 144A Global Security to a transferee who takes delivery of such interest through the Regulation S Global Security, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Registrar of a certification in the form provided in Exhibit C from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.

(ii)  If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the

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Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Security from which such interest is being transferred.

(iii)  Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv)  In the event that a Global Security is exchanged for Definitive Securities pursuant to Section 2.4 prior to the consummation of a the Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Securities, such Securities may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Securities intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer, the Trustee and the Registrar.

(d)  Restrictions on Transfer of Regulation S Global Security.

(i)  Prior to the expiration of the Restricted Period, interests in the Regulation S Global Security may only be held through Euroclear or Clearstream.  During the Restricted Period, beneficial ownership interests in the Regulation S Global Security may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuer, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or any other available exemption or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.  Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Security to a transferee who takes delivery of such interest through the Rule 144A Global Security shall be made only in accordance with Applicable Procedures and upon receipt by the Registrar of a written certification from the transferor of the beneficial interest in the form provided in Exhibit C to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A.  Such written certification shall no longer be required after the expiration of the Restricted Period.

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(ii)  Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Security shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e)  Legend.

(i)  Except as permitted by the following paragraph (ii), (iii) or (iv), each Security certificate evidencing the Global Securities and the Definitive Securities (and all Securities issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

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Each Definitive Security shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii)  Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Security) that is a Definitive Security, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Security for a Definitive Security that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Security if the Holder certifies in writing to the Transfer Agent and Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Security).

(iii)  After a transfer of any Initial Securities or Private Exchange Securities during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Securities or Private Exchange Securities, as the case may be, all requirements pertaining to the Restricted Securities Legend on such Initial Securities or such Private Exchange Securities shall cease to apply and the requirements that any such Initial Securities or such Private Exchange Securities be issued in global form shall continue to apply.

(iv)  Upon the consummation of a Registered Exchange Offer with respect to the Initial Securities pursuant to which Holders of such Initial Securities are offered Exchange Securities in exchange for their Initial Securities, all requirements pertaining to Initial Securities that Initial Securities be issued in global form shall continue to apply, and Exchange Securities in global form without the Restricted Securities Legend shall be available to Holders that exchange such Initial Securities in such Registered Exchange Offer.

(v)  Upon the consummation of a Private Exchange with respect to the Initial Securities pursuant to which Holders of such Initial Securities are offered Private Exchange Securities in exchange for their Initial Securities, all requirements pertaining to such Initial Securities that Initial Securities be issued in global form shall continue to apply, and Private Exchange Securities in global form with the Restricted Securities Legend shall be available to Holders that exchange such Initial Securities in such Private Exchange.

(vi)  Upon a sale or transfer after the expiration of the Restricted Period of any Initial Security acquired pursuant to Regulation S, all requirements that such Initial Security bear the Restricted Securities Legend shall cease to apply and the requirements requiring any such Initial Security be issued in global form shall continue to apply.

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(vii)  Any additional Securities sold in a registered offering shall not be required to bear the Restricted Securities Legend.

(f)            Cancellation or Adjustment of Global Security.  At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, transferred, redeemed, repurchased or canceled, such Global Security shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Securities, transferred in exchange for an interest in another Global Security, redeemed, repurchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.

(g)           Obligations with Respect to Transfers and Exchanges.

(i)  To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee or an authentication agent shall authenticate, Definitive Securities and Global Securities at the Registrar’s request.

(ii)  No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 3.06, 4.03, 4.09 and 9.05 of this Indenture).

(iii)  Prior to the due presentation for registration of transfer of any Security, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Security and for all other purposes whatsoever, whether or not such Security is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)  All Securities issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Securities surrendered upon such transfer or exchange.

(h)           No Obligation of the Trustee.

The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or

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other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Securities.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Security).  The rights of beneficial owners in any Global Security shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with any restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable imposed under the Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable of any interest in any Security (including, without limitation, any transfers between or among Depositary participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof; it being understood that without limiting the generality of the foregoing, the Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance, with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Security.

2.4  Definitive Securities.

(a)           A Global Security deposited with the Depositary or with the Securities Custodian pursuant to Section 2.1 or issued in connection with a Registered Exchange Offer or Private Exchange shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Security or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 120 days of such notice or after the Issuer becomes aware of such cessation, or (ii) if the Depositary so requests following an Event of Default or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Securities under this Indenture.

(b)           Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee or an authentication agent shall authenticate and deliver, upon such transfer of each

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portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations.  Any portion of a Global Security transferred pursuant to this Section shall be executed, authenticated and delivered only in minimum denominations of €50,000 or $75,000, as applicable, and multiples of €1,000 or $1,000, as applicable, in excess thereof and registered in such names as the Depositary shall direct.  Any certificated Initial Security in the form of a Definitive Security delivered in exchange for an interest in the Global Security shall, except as otherwise provided by Section 2.3(e), bear the Restricted Securities Legend.

(c)           Subject to the provisions of Section 2.4(b), the registered Holder of a Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(d)           In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer will promptly make available to the Trustee a reasonable supply of Definitive Securities in fully registered form without interest coupons.

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EXHIBIT A

[FORM OF FACE OF SECURITY]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF [THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK/EUROCLEAR BANK S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIÈTÈ ANONYME (“CLEARSTREAM”)], TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [DTC/EUROCLEAR OR CLEARSTREAM] (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [DTC/EUROCLEAR OR CLEARSTREAM]), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF [DTC/EUROCLEAR OR CLEARSTREAM] OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL SECURITY ONLY]  UNTIL 40 DAYS AFTER THE CLOSING OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Securities Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR

OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Each Definitive Security shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

2

No.	[$/€]

[•]% Senior Notes due 2014

Common Code.
ISIN No.
[CUSIP No.       ]

Kabel Deutschland GmbH, a limited partnership organized under the laws of Germany, promises to pay to [            ], or its registered assigns, the principal sum [$/€][     ] [subject to adjustments listed on the Schedule of Increases or Decreases in Global Security attached hereto](1) on [          ], 2014.

Interest Payment Dates: [•] and [•].

Record Dates:  [•] and [•].

(1) Use the Schedule of Increases and Decreases language if Security is in Global Form.

Additional provisions of this Security are set forth on the other side of this Security.

KABEL DEUTSCHLAND GMBH,

By:
Name:
Title:

Dated:

AUTHENTICATION AGENT’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK,

as Authentication Agent, certifies
that this is one of
the Securities referred
to in the Indenture.

By:
Authorized Signatory

*/ If the Security is to be issued in global form, add the Global Securities Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL SECURITIES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY”.

[FORM OF REVERSE SIDE OF SECURITY]

[•]% Senior Notes due 2014

1.  Interest

(a)           Interest.  Kabel Deutschland GmbH, a limited partnership organized under the laws of Germany (such partnership, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.  The Issuer shall pay interest semiannually on January 1 and July 1 of each year.  Interest on the Securities shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from July 2, 2004 until the principal hereof is due.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(b)           Liquidated Damages.  The Holder of this Security is entitled to the benefits of a Registration Rights Agreement, dated July 2, 2004, among the Issuer, the Note Guarantors and Deutsche Bank AG London, Morgan Stanley & Co. International Limited, Citigroup Global Markets Limited and Goldman Sachs International, on behalf of the Initial Purchasers. Capitalized terms used in this paragraph (b) but not defined herein have the meanings assigned to them in the Registration Rights Agreement.  If  (i) the Exchange Offer Registration Statement required by the Registration Rights Agreement has not been filed (or submitted or a confidential basis) with the Commission by April 30, 2006 (or if April 30, 2006 is not a business day, the first business day thereafter), (ii) the Exchange Offer Registration Statement or, if required to be filed (or submitted on a confidential basis), the Shelf Registration Statement is not declared effective by the Commission within 180 days of April 30, 2006 (or if the 180th day is not a business day, the first business day thereafter), (iii)  the Exchange Offer is not consummated on or before the 30th day (or if the 30th day is not a business day, the first business day thereafter) after the Exchange Offer Registration Statement is declared effective by the Commission, (iv)  if obligated to file (or submit on a confidential basis) a Shelf Registration Statement, such Shelf Registration Statement is not filed with (or submitted on a confidential basis to) the Commission  on or before the 30th day (or if the 30th day is not a business day, the first business day thereafter) after the date (the “Shelf Filing Date”) on which the obligation to file a Shelf Registration Statement arises, (v)  if obligated to file (or submit on a confidential basis) a Shelf Registration Statement, the Shelf Registration Statement is not declared effective on or before the 180th day (or if the 180th day is not a business day, the first business day thereafter) after the Shelf Filing Date, or (vi)  if after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective (A) such Registration Statement thereafter ceases to be effective; or (B) such Registration Statement or the related prospectus ceases to be usable (except as permitted in clauses (c) and (d) below) in connection with resales of Transfer Restricted Securities during the periods specified herein because either (1) any event occurs as a result of which the related prospectus forming part of such

Registration Statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or (2) it shall be necessary to amend such Registration Statement or supplement the related prospectus, to comply with the Securities Act or the Exchange Act or the respective rules thereunder (each such event in clauses (i) through (vi) below a “Registration Default”) , then the Issuer shall pay liquidated damages, in the form of additional interest to each Holder of Initial Securities over and above the interest set forth in the title of the Securities from and including the date on which any such Registration Default shall occur to but excluding the date on which all such Registration Defaults have been cured, at a rate of 0.50% per annum for the first 180-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period, up to a maximum liquidated damages rate of 2.0% per annum.  Any amounts of liquidated damages due will be payable in cash on the regular interest payment dates with respect to the Initial Securities. The amount of liquidated damages will be determined by multiplying the applicable liquidated damages rate by the principal amount of the Initial Securities, multiplied by a fraction, the numerator of which is the number of days such liquidated damages rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360. For purposes of the foregoing, “Transfer Restricted Securities” means each Security until (i) the date on which such Transfer Restricted Security has been exchanged by a person other than a broker-dealer for a freely transferable Exchange Security in the Registered Exchange Offer, (ii) following the exchange by a broker-dealer in the Registered Exchange Offer of a Initial Security for an Exchange Security, the date on which such Exchange Security is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Security is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

(c)           A Registration Default referred to in clause (b) above shall be deemed not to have occurred and be continuing in relation to a Shelf Registration Statement or the related prospectus if such Registration Default has occurred solely as a result of the filing of a post-effective amendment to such Shelf Registration Statement to incorporate annual audited financial information with respect to the Issuer where such post-effective amendment is not yet effective and needs to be declared effective to permit holders of Securities eligible for registration under the Shelf Registration Statement to use the related prospectus; provided, however, that in any case if such Registration Default occurs for a continuous period in excess of 30 days, liquidated damages shall be payable in accordance with clause (b) above from the day such Registration Default is cured.

(d)           Notwithstanding clause (b) above, a Registration Default shall be deemed not to have occurred and be continuing in relation to a Shelf Registration Statement or the related prospectus if the Issuer issues notices suspending the Shelf

Registration Statement in accordance with Section 2(c) of the Registration Rights Ageement.  In the event that the aggregate number of days in any consecutive twelve-month period for which such notices are issued and effective exceeds 60 days in the aggregate, the interest rate borne by the Securities eligible to be registered under the Shelf Registration Statement shall be increased by 0.50% per annum for the first 180-day period immediately following any such notice (which rate will be increased by an additional 0.50% per annum with respect to each subsequent 90-day period; provided that the aggregate increase in such annual interest rate shall in no event exceed 2.0% per annum).  Upon the issuance of a notice by the Issuer that the Shelf Registration Statement is usable (and the Shelf Registration Statement is so usable) again after the period of time described in the preceding sentence, the accrual of such liquidated damages will cease and the interest rate on such Securities will revert to the rate set forth in the title of the Securities.

2.  Method of Payment

The Issuer shall pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders at the close of business on the January 1 or July 1 next preceding the interest payment date even if Securities are cancelled, repurchased or redeemed after the record date and on or before the interest payment date.  Holders must surrender Securities to the relevant Paying Agent to collect principal payments.  The Issuer shall pay principal, premium, if any, liquidated damages, if any, and interest in [U.S. dollar/ euro or such other lawful currency of the participating member states in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community that at the time of payment is legal tender for payment of public and private debts].  Payments in respect of the Securities represented by a Global Security (including principal, premium, if any, liquidated damages, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by [DTC or any successor depositary /Euroclear or Clearstream or any successor depositary].  The Issuer will make all payments in respect of a Definitive Security (including principal, premium, if any, liquidated damages, if any, and interest), at the office of the relevant Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof, provided, however, that payments on the Securities may also be made, in the case of a Holder of at least [$/€]1,000,000 aggregate principal amount of Securities, by wire transfer to a [U.S. dollar/euro] account maintained by the payee with a bank in [the United States/a country that is a member of the European Union] if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.  Paying Agent and Registrar

Initially, The Bank of New York, London Branch and The Bank of New York, New York Branch, will act as Paying Agents and Transfer Agents, The Bank of New York, London Branch will act as Registrar.  The Issuer may appoint and change any Paying Agent or Registrar.  The Issuer, the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

So long as the Securities are listed on the Luxembourg Stock Exchange and its rules so require, the Issuer shall maintain at all times that payments are required to be made in respect of the Securities a paying agent and transfer agent in Luxembourg.  Initially, The Bank of New York (Luxembourg) S.A. will act as Luxembourg paying agent and transfer agent.

4.  Indenture

The Issuer issued the Securities under an Indenture dated as of July 2, 2004 (the “Indenture”), among the Issuer, the Note Guarantors, the Law Debenture Trust Company of New York, as trustee (the “Trustee”), Deutsche Bank AG London, as the security trustee (the “Security Trustee”), The Bank of New York, as Registrar, Transfer Agent and Paying Agent, and The Bank of New York (Luxembourg) S.A., as Paying Agent and Luxembourg Transfer Agent.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”).  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  The Securities are subject to all terms and provisions of the Indenture and the TIA, and Holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions.  In the event of a conflict, the terms of the Indenture control.

The Securities are senior obligations of the Issuer.  This Security is one of the Securities referred to in the Indenture.  The Securities include the Initial Securities and any Exchange Securities and Private Exchange Securities issued in exchange for Initial Securities pursuant to the Indenture. The Initial Securities and any Exchange Securities and Private Exchange Securities are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness and layer Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens, make asset sales, impair certain security interests, issue certain guarantees and designate Restricted and Unrestricted Subsidiaries. The Indenture also imposes limitations on the ability of the Issuer and each Note Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property.

To guarantee the due and punctual payment of the principal, interest and liquidated damages, if any, on the Securities and all other amounts payable by the Issuer under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Note Guarantors have jointly and severally unconditionally guaranteed the Guaranteed Obligations on a senior subordinated basis pursuant to the terms of the Indenture.  The Note Guarantees are subject to the provisions of the Intercreditor Agreement.  Reference is made to the Indenture and the Intercreditor Agreement for the terms of any such Note Guarantees, including the release, termination and discharge thereof.  Neither the Issuer nor any Note Guarantor shall be required to make any notation on this Security to reflect any Note Guarantee or any such release, termination or discharge.

5.  Optional Redemption

Except as set forth in this paragraph 5 and in paragraph 6, the Securities shall not be redeemable at the option of the Issuer prior to July 1, 2009.  On and after, the Securities shall be redeemable at the option of the Issuer, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date), if redeemed during the twelve-month period commencing on July 1 of the years set forth below:

Year	Redemption Price [Euro/U.S. Dollar] Securities
2009	[•]	%
2010	[•]	%
2011	[•]	%
2012 and thereafter	[•]	%

The Issuer may choose to redeem the Securities at any time, or from time to time, prior to July 1, 2009, upon not less than 30 nor more than 60 days’ notice delivered as set forth in the Indenture.  If it does so, it may redeem all or any portion of the Securities, at once or over time.  To redeem the Securities, the Issuer must pay a redemption price equal to the sum of:

(a) 100% of the principal amount of the Securities to be redeemed, plus

(b) the Applicable Premium,

plus accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).  Any such redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

At any time and from time to time, prior to July 1, 2007, the Issuer may redeem up to a maximum of 35% of the principal amount of the Securities (calculated giving effect to any issuance of Additional Securities) with the net proceeds of one or more Equity Offerings, at a redemption price equal to [•]% of the principal amount thereof for the [U.S. Dollar/Euro] Securities plus accrued and unpaid interest and liquidated damages, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided, however, that after giving effect to any such redemption, at least 65% in principal amount of the Securities of the series being redeemed (including the principal amount of any Additional Securities of such series) remains outstanding after each such redemption.  Any such redemption shall be made within 180 days of the closing of such relevant Equity Offering.

6.  Optional Tax Redemption

The Issuer may, at its option, redeem all but not part of the Securities, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all liquidated damages, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(1)           any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of the Relevant Tax Jurisdiction (as defined below) affecting taxation; or

(2)           any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction);

the Issuer with respect to the Securities, or a Note Guarantor with respect to a Note Guarantee is, or on the next interest payment date in respect of the Securities would be, required to pay Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new Paying Agent in accordance with the Section 2.04(d) of the Indenture or, where such payment method would be reasonable under the circumstances, payment through another Note Guarantor or the Issuer). In the case of the Issuer, Kabel Deutschland Vertrieb und Service GmbH & Co. KG. (“KDS”) or  Kabel Asset GmbH & Co. KG (“NewKDS”), the Change in Tax Law must become effective on or after the date of the offering memorandum. In the case of an Additional Note Guarantor, or any successor of any Person specified in the preceding sentence, the Change in Tax Law must become effective on or after the date that such Person became a Note Guarantor or such a successor.

Notice of redemption for taxation reasons will be published in accordance with the procedures set forth in Section 3.03 of the Indenture.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuer or a Note Guarantor, or a successor of the foregoing, as the case may be, would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any series of Securities pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the circumstances referred to above exist. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

7.  Withholding Taxes

All payments made by the Issuer, any Note Guarantor or a successor of any of the foregoing (each, a “Payor”) on the Securities or the Note Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)           Germany or any political subdivision or governmental authority thereof or therein having power to tax;

(2)           any jurisdiction from or through which payment on the Securities or any Note Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3)           any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Securities, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments on the Securities in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)           any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Security or the receipt of any payment in respect thereof;

(2)           any Taxes that would not have been so imposed if (i) the Holder of the Security had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant Holder at that time has been notified in writing by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made); or (ii) in the case of Taxes imposed by or on behalf of Germany or any political subdivision or governmental authority thereof or therein having the power to tax (each of the foregoing a “German Taxing Jurisdiction”), the Holder of the Security had provided such other evidence as is reasonably necessary to enable the Payor or any other person through whom payment may be made to determine the residence of the Holder (provided that (x) such determination of residence is necessary under the applicable laws of the German Taxing Jurisdiction to determine the application of the exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such determination is required under the applicable law of the German Taxing Jurisdiction, the relevant Holder at that time has been notified in writing by the Payor or any other person through whom payment may be made that such evidence must be provided);

(3)           any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any or interest, if any, on the Securities or under any Note Guarantee;

(4)           any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;

(5)           any Taxes that are required to be deducted or withheld on a payment to an individual pursuant to the European Council Directive 2003/48/EC regarding the taxation of savings income or any law implementing, or introduced in order to conform to, such Directive;

(6)           except in the case of the liquidation, dissolution or winding-up of the Payor, any Taxes imposed in connection with a Security presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Security to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(7)           any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Security for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the Holder or (y) where, had the beneficial owner of the Security been the Holder of the Security, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request and will be made available at the offices of the Luxembourg Paying Agent if the Securities are then listed on the Luxembourg Stock Exchange. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Securities then outstanding and (y) the amount of such withholding Taxes paid per [$1,000 principal amount of the U.S. Dollar Securities /€1,000 principal amount of the Euro Securities].

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Securities, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date).

Wherever in this Security there are mentioned, in any context: (1) the payment of principal, (2) purchase prices in connection with a purchase of Securities, (3) interest, or (4) any other amount payable on or with respect to any of the Securities or any Note Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes, or any other excise, property or similar taxes, charges or levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Securities, the Indenture, the Share Pledge, the NewKDS Share Pledge or any other document or instrument in relation thereto (other than a transfer of the Securities) excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Payor agrees to indemnify the Holders for any such taxes paid by such Holders. The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor or any Note Guarantor is organized or any political subdivision or taxing authority or agency thereof or therein.

8.  Sinking Fund

The Securities are not subject to any sinking fund.

9.  Notice of Redemption

At least 30 days but not more than 60 days before a date for redemption of Securities, the Issuer shall transmit a notice of redemption in accordance with Section 13.02 of the Indenture and as provided below to each Holder of Securities to be redeemed at such Holder’s registered address; provided, however, that any notice of a redemption provided for by paragraph 6 of this Security shall not be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to make a payment of Additional Amounts were a payment in respect of the Securities then due and payable. In addition, for so long as the Securities are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer shall publish notice of redemption in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).  Securities in denominations larger than [$75,000/€50,000] may be redeemed in part but only in whole multiples of [$1,000/€1,000], provided, however, that, after giving effect to such redemption, the applicable Security shall have a denomination of no less than [$75,000/€50,000].  If money sufficient to pay the redemption price of and accrued and unpaid interest and liquidated damages. if any, on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

10.               Repurchase of Securities at the Option of Holders upon (i) a Change of Control, (ii) the Release of Security Agreement after Thin Capitalization Event and (iii) the occurrence  of certain Asset Sales

If a Change of Control occurs, each Holder of Securities will have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of the Securities of such Holder at a purchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase (subject to the right of

Holders of record on the relevant record date to receive interest due and liquidated damages, if any, on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.04 of the Indenture, the Issuer will be required to offer to repurchase all of the Securities upon the release of any Security Agreement after a Thin Capitalization Event.

In accordance with Section 4.09 and Section 4.20 of the Indenture, the Issuer will be required to offer to purchase Securities upon the occurrence of certain events, including certain Asset Sales or termination of certain acquisitions.

11.  Subordination

The Note Guarantees of the Note Guarantors are subordinated to existing and future Note Guarantor Senior Indebtedness and will rank pari passu in right of payment with all existing and future Note Guarantor Senior Subordinated Indebtedness.  To the extent provided in the Indenture and the Intercreditor Agreement, Note Guarantor Senior Indebtedness must be paid before the Note Guarantees of such Guarantors may be paid.  The Issuer and each Note Guarantor agree, and each Holder by accepting a Security agrees, to the subordination provisions contained in the Indenture and the Intercreditor Agreement and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

12.  Security

The Securities will be secured on a second priority basis by the Collateral.  Reference is made to the Indenture for terms relating to such security, including the release, termination and discharge thereof.  Enforcement of the Security Agreements is subject to the Intercreditor Agreement.  Neither the Issuer nor any Note Guarantor shall be required to make any notation on this Security to reflect any grant of such security or any such release, termination or discharge.

13.  Denominations; Transfer; Exchange

The Securities are in registered form without interest coupons in minimum denominations of [$75,000/€50,000] and whole multiples of [$1,000/€1,000] in excess thereof.  A Holder may transfer or exchange Securities in accordance with the Indenture.  In connection with any such transfer or exchange, the Indenture will require the transferring or exchanging Holder to, among other things, furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at Euroclear, Clearstream or DTC, where appropriate, to furnish certain certificates and opinions, and to pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

Notwithstanding the foregoing, the Issuer is not required to register the transfer or exchange of any Securities: (1) for a period of 15 calendar days prior to any date fixed for the redemption of the Securities; (2) for a period of 15 calendar days immediately prior to the date fixed for selection of Securities to be redeemed in part; (3) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or (4) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Disposition Offer or a Special Repurchase Offer (each as defined in the Indenture).

14.  Persons Deemed Owners

Except as provided in paragraph 2 of this Security, the registered Holder of this Security will be treated as the owner of it for all purposes.

15.  Unclaimed Money

If money for the payment of principal or interest, or liquidated damages, if any, remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

16.  Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Securities and the Indenture if the Issuer, among other things, deposits with the Trustee cash in [U.S. Dollars or U.S. Government Obligations denominated in U.S. Dollars/euro or European Government Obligations denominated in euro] in such amounts as will be sufficient for the payment of the entire Indebtedness including principal of, premium and interest on, and liquidated damages, if any, on the Securities to the date of redemption or maturity, as the case may be.

17.  Amendment, Waiver

The Indenture and the Securities may be amended as set forth in the Indenture.

18.  Defaults and Remedies

The following events constitute “Events of Default” under the Indenture:  An “Event of Default” occurs if or upon:

(1)  default in any payment of interest on any Security issued pursuant to the Indenture when due and payable, continued for 30 days;

(2)  default in the payment of principal of or premium, if any, on any Security issued pursuant to the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)  failure to comply for 30 days after notice by the Trustee or the Holders of 25% in principal amount of the outstanding Securities with any of its obligations under Article 4 and 5 of the Indenture (in each case, other than a failure to purchase Securities which will constitute an Event of Default under clause (2) above);

(4)  failure to comply for 60 days after notice by the Trustee or the Holders of 25% in principal amount of the outstanding Securities with its other agreements contained in the Indenture;

(5)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)  results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €35 million or more;

(6)  (a) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors, or (v) takes any comparable action under any foreign laws relating to insolvency; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer or any Significant Subsidiary in an involuntary case; (ii) appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; (iii) orders the winding up or liquidation of the Issuer or any Significant Subsidiary, or (iv) any similar relief is granted under any foreign laws, and any such order or decree remains unstayed and in effect for 60 days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means the German Insolvency Code (Insolvenzordnung) or any other German law dealing with the incapability of a debtor to pay its debt, the debtor’s over indebtedness or a lack of assets to cover a debtor’s outstanding debt, Title 11, United States Code, or any similar U.S. Federal or state law for the relief of debtors or the laws of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

(7)  failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €35 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(8)  any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or the Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Note Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days (the “guarantee provisions”); and

(9)  any security interest under the Share Pledge or the NewKDS Share Pledge shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the Share Pledge or the NewKDS Share Pledge, as applicable, the Intercreditor Agreement and the Indenture) for any reason other than the satisfaction in full of all obligations under the Indenture or the release of any such security interest in accordance with the terms of the Indenture, the Intercreditor Agreement, the Share Pledge or the NewKDS Share Pledge or any such security interest created thereunder shall be declared invalid or unenforceable or the Issuer shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days (the “security default provisions”).

However, a default under clauses (3) and (4) above will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Securities under the Indenture notify the Issuer of the default and the Issuer does not cure such default within the time specified in such clauses (3) or (4) above, as applicable, after receipt of such notice.

Clause (6) shall not in any case apply to any bankruptcy, insolvency or court protection relating to Callahan Kabel NRW GmbH & Co. KG arising out of or related to its ownership of ish until 90 days after such time that a court of competent jurisdiction has finally and judicially determined or the Issuer or any of its Subsidiaries has agreed in writing that Callahan Kabel NRW GmbH & Co. KG holds the legal title to the partnership interests in ish GmbH & Co. KG.

If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in principal amount of the outstanding Securities under the Indenture by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest and liquidated damages, if any, on all the Securities under the Indenture to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest and liquidated damages, if any, will be due and payable immediately.  In the event of a declaration of acceleration of the Securities because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Securities shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) above shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Securities would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Securities that became due solely because of the acceleration of the Securities, have been cured or waived.  If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and liquidated damages, if any, on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

19.  Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

20.  No Recourse Against Others

No director, manager, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or any parent company of the Issuer shall have any liability for any obligations of the Issuer or any Subsidiary with respect to the Securities, the Note Guarantees, the Security or the Indenture, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

21.  Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security. The signature shall be conclusive evidence that the security has been authenticated under the Indenture.

22.  Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

23.  Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

24.  Common Codes [,CUSIP] and ISIN Numbers

The Issuer in issuing the Securities may use Common Codes [, CUSIP] and ISIN numbers (if then generally in use) and, if so, the Trustee shall use Common Codes, CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer will promptly notify the Trustee and the Paying Agent of any change in the Common Code, CUSIP or ISIN numbers.

The Issuer will furnish to any Holder of Securities upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                           agent to transfer this Security on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED SECURITIES

This certificate relates to [$/€]                    principal amount of Securities held in (check applicable space)         book-entry or                definitive form by the undersigned.

The undersigned (check one box below):

☐                                    has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Security held by the Depositary a Security or Securities in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Security (or the portion thereof indicated above);

☐                                    has requested the Trustee by written order to exchange or register the transfer of a Security or Securities.

In connection with any transfer of any of the Securities evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that such Securities are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)                                  ☐                              to the Issuer; or

(2)                                  ☐                              to the Registrar for registration in the name of the Holder, without transfer; or

(3)                                  ☐                              pursuant to an effective registration statement under the Securities Act of 1933; or

(4)                                  ☐                              inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)                                  ☐                              outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Security shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)                                  ☐                              pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any Person other than the registered Holder thereof, provided, however, that if box (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Trustee or Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:
Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is [$/€] [        ].  The following increases or decreases in this Global Security have been made:

Date of Increase/decrease	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or [Securities Custodian/Depositary]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Issuer pursuant to Section  4.03 (Change of Control), 4.04 (Thin Capitalization Repurchase), Section 4.09 (Asset Disposition) or Section 4.20 (Acquisition Termination Repurchase Offer) of the Indenture, check the box:

Asset Disposition ☐ Change of Control ☐ Thin Capitalization Repurchase ☐  Acquisition Termination Repurchase ☐

If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section  4.03, 4.04, 4.09 or 4.20, of the Indenture, state the amount ([€50,000 or €1,000/$75,000 or $1,000] multiples in excess thereof):

€

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

EXHIBIT B

[FORM OF FACE OF SECURITY]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF [THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK/EUROCLEAR BANK S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIÈTÈ ANONYME (“CLEARSTREAM”)], TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ITS AUTHORIZED NOMINEE, OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [DTC/EUROCLEAR OR CLEARSTREAM] (AND ANY PAYMENT IS MADE TO ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF [DTC/EUROCLEAR OR CLEARSTREAM]), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF [DTC/EUROCLEAR OR CLEARSTREAM] OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL SECURITY ONLY]  UNTIL 40 DAYS AFTER THE CLOSING OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE U.S. SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

Each Definitive Security shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

No.	[$/€]

[•]% Senior Notes due 2014

Common Code.
ISIN No.
[CUSIP No.             ]

Kabel Deutschland GmbH, a limited partnership organized under the laws of Germany, promises to pay to [            ], or its registered assigns, the principal sum [$/€][     ] [subject to adjustments listed on the Schedule of Increases or Decreases in Global Security attached hereto](2) on [          ], 2014.

Interest Payment Dates: [•] and [•].

Record Dates:  [•] and [•].

(2) Use the Schedule of Increases and Decreases language if Security is in Global Form.

Additional provisions of this Security are set forth on the other side of this Security.

KABEL DEUTSCHLAND GMBH,

By:
Name:
Title:

Dated:

AUTHENTICATION AGENT’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK,

as Authentication Agent, certifies
that this is one of
the Securities referred
to in the Indenture.

By:
Authorized Signatory

*/ If the Security is to be issued in global form, add the Global Securities Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL SECURITIES - SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY”.

[FORM OF REVERSE SIDE OF SECURITY]

[•]% Senior Notes due 2014

1.  Interest

(a)           Interest.  Kabel Deutschland GmbH, a limited partnership organized under the laws of Germany (such partnership, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Security at the rate per annum shown above.  The Issuer shall pay interest semiannually on January 1 and July 1 of each year.  Interest on the Securities shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from July 2, 2004 until the principal hereof is due.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.  Method of Payment

The Issuer shall pay interest on the Securities (except defaulted interest) to the Persons who are registered Holders at the close of business on the January 1 or July 1 next preceding the interest payment date even if Securities are cancelled, repurchased or redeemed after the record date and on or before the interest payment date.  Holders must surrender Securities to the relevant Paying Agent to collect principal payments.  The Issuer shall pay principal, premium, if any, and interest in [U.S. dollar/ euro or such other lawful currency of the participating member states in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community that at the time of payment is legal tender for payment of public and private debts].  Payments in respect of the Securities represented by a Global Security (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by [DTC or any successor depositary /Euroclear or Clearstream or any successor depositary].  The Issuer will make all payments in respect of a Definitive Security (including principal, premium, if any, and interest), at the office of the relevant Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each Holder thereof, provided, however, that payments on the Securities may also be made, in the case of a Holder of at least [$/€]1,000,000 aggregate principal amount of Securities, by wire transfer to a [U.S. dollar/euro] account maintained by the payee with a bank in [the United States/a country that is a member of the European Union] if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.  Paying Agent and Registrar

Initially, The Bank of New York, London Branch and The Bank of New York, New York Branch, will act as Paying Agents and Transfer Agents, The Bank of New York, London Branch will act as Registrar.  The Issuer may appoint and change any Paying Agent or Registrar.  The Issuer, the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

So long as the Securities are listed on the Luxembourg Stock Exchange and its rules so require, the Issuer shall maintain at all times that payments are required to be made in respect of the Securities a paying agent and transfer agent in Luxembourg.  Initially, The Bank of New York (Luxembourg) S.A. will act as Luxembourg paying agent and transfer agent.

4.  Indenture

The Issuer issued the Securities under an Indenture dated as of July 2, 2004 (the “Indenture”), among the Issuer, the Note Guarantors, the Law Debenture Trust Company of New York, as trustee (the “Trustee”), Deutsche Bank AG London, as the security trustee (the “Security Trustee”), The Bank of New York, as Registrar, Transfer Agent and Paying Agent, and The Bank of New York (Luxembourg) S.A., as Paying Agent and Luxembourg Transfer Agent.  The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”).  Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.  The Securities are subject to all terms and provisions of the Indenture and the TIA, and Holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions.  In the event of a conflict, the terms of the Indenture control.

The Securities are senior obligations of the Issuer.  This Security is one of the Securities referred to in the Indenture.  The Securities include the Initial Securities and any Exchange Securities and Private Exchange Securities issued in exchange for Initial Securities pursuant to the Indenture. The Initial Securities and any Exchange Securities and Private Exchange Securities are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness and layer Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens, make asset sales, impair certain security interests, issue certain guarantees and designate Restricted and Unrestricted Subsidiaries. The Indenture also imposes limitations on the ability of the Issuer and each Note Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its property.

C-1-D

To guarantee the due and punctual payment of the principal and interest, if any, on the Securities and all other amounts payable by the Issuer under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Note Guarantors have jointly and severally unconditionally guaranteed the Guaranteed Obligations on a senior subordinated basis pursuant to the terms of the Indenture.  The Note Guarantees are subject to the provisions of the Intercreditor Agreement.  Reference is made to the Indenture and the Intercreditor Agreement for the terms of any such Note Guarantees, including the release, termination and discharge thereof.  Neither the Issuer nor any Note Guarantor shall be required to make any notation on this Security to reflect any Note Guarantee or any such release, termination or discharge.

5.  Optional Redemption

Except as set forth in this paragraph 5 and in paragraph 6, the Securities shall not be redeemable at the option of the Issuer prior to July 1, 2009.  On and after, the Securities shall be redeemable at the option of the Issuer, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on July 1 of the years set forth below:

Year	Redemption Price [Euro/U.S. Dollar] Securities
2009	[•]	%
2010	[•]	%
2011	[•]	%
2012 and thereafter	[•]	%

The Issuer may choose to redeem the Securities at any time, or from time to time, prior to July 1, 2009, upon not less than 30 nor more than 60 days’ notice delivered as set forth in the Indenture.  If it does so, it may redeem all or any portion of the Securities, at once or over time.  To redeem the Securities, the Issuer must pay a redemption price equal to the sum of:

(a) 100% of the principal amount of the Securities to be redeemed, plus

(b) the Applicable Premium,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).  Any such redemption and notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

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At any time and from time to time, prior to July 1, 2007, the Issuer may redeem up to a maximum of 35% of the principal amount of the Securities (calculated giving effect to any issuance of Additional Securities) with the net proceeds of one or more Equity Offerings, at a redemption price equal to [•]% of the principal amount thereof for the [U.S. Dollar/Euro] Securities plus accrued and unpaid interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided, however, that after giving effect to any such redemption, at least 65% in principal amount of the Securities of the series being redeemed (including the principal amount of any Additional Securities of such series) remains outstanding after each such redemption.  Any such redemption shall be made within 180 days of the closing of such relevant Equity Offering.

6.  Optional Tax Redemption

The Issuer may, at its option, redeem all but not part of the Securities, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(1)           any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of the Relevant Tax Jurisdiction (as defined below) affecting taxation; or

(2)           any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction);

the Issuer with respect to the Securities, or a Note Guarantor with respect to a Note Guarantee is, or on the next interest payment date in respect of the Securities would be, required to pay Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new Paying Agent in accordance with the Section 2.04(d) of the Indenture or, where such payment method would be reasonable under the circumstances, payment through another Note Guarantor or the Issuer). In the case of the Issuer, Kabel Deutschland Vertrieb und Service GmbH & Co. KG. (“KDS”) or Kabel Asset GmbH & Co. KG (“NewKDS”), the Change in Tax Law must become effective on or after the date of the offering memorandum. In the case of an Additional Note Guarantor, or any successor of any Person specified in the preceding sentence, the Change in Tax Law must become effective on or after the date that such Person became a Note Guarantor or such a successor.

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Notice of redemption for taxation reasons will be published in accordance with the procedures set forth in Section 3.03 of the Indenture.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuer or a Note Guarantor, or a successor of the foregoing, as the case may be, would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of any series of Securities pursuant to the foregoing, the Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the circumstances referred to above exist. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

7.  Withholding Taxes

All payments made by the Issuer, any Note Guarantor or a successor of any of the foregoing (each, a “Payor”) on the Securities or the Note Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)           Germany or any political subdivision or governmental authority thereof or therein having power to tax;

(2)           any jurisdiction from or through which payment on the Securities or any Note Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3)           any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Securities, including payments of principal, redemption price, interest or premium, if any, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the Holders or the Trustee, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such

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payments on the Securities in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)           any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant Holder, if the relevant Holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Security or the receipt of any payment in respect thereof;

(2)           any Taxes that would not have been so imposed if (i) the Holder of the Security had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant Holder at that time has been notified in writing by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made); or (ii) in the case of Taxes imposed by or on behalf of Germany or any political subdivision or governmental authority thereof or therein having the power to tax (each of the foregoing a “German Taxing Jurisdiction”), the Holder of the Security had provided such other evidence as is reasonably necessary to enable the Payor or any other person through whom payment may be made to determine the residence of the Holder (provided that (x) such determination of residence is necessary under the applicable laws of the German Taxing Jurisdiction to determine the application of the exemption from the requirement to deduct or withhold all or a part of any such Taxes and (y) at least 30 days prior to the first payment date with respect to which such determination is required under the applicable law of the German Taxing Jurisdiction, the relevant Holder at that time has been notified in writing by the Payor or any other person through whom payment may be made that such evidence must be provided);

(3)           any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any or interest, if any, on the Securities or under any Note Guarantee;

(4)           any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other governmental charge;

(5)           any Taxes that are required to be deducted or withheld on a payment to an individual pursuant to the European Council Directive 2003/48/EC

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regarding the taxation of savings income or any law implementing, or introduced in order to conform to, such Directive;

(6)           except in the case of the liquidation, dissolution or winding-up of the Payor, any Taxes imposed in connection with a Security presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Security to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(7)           any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Security for payment (where presentation is required) within 30 days after the relevant payment was first made available for payment to the Holder or (y) where, had the beneficial owner of the Security been the Holder of the Security, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. Such copies shall be made available to the Holders upon request and will be made available at the offices of the Luxembourg Paying Agent if the Securities are then listed on the Luxembourg Stock Exchange. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Securities then outstanding and (y) the amount of such withholding Taxes paid per [$1,000 principal amount of the U.S. Dollar Securities /€1,000 principal amount of the Euro Securities].

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Securities, at least 30 days prior to the date of such payment, the Payor will deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date).

Wherever in this Security there are mentioned, in any context: (1) the payment of principal, (2) purchase prices in connection with a purchase of Securities, (3) interest, or (4) any other amount payable on or with respect to any of the Securities or

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any Note Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes, or any other excise, property or similar taxes, charges or levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of any Securities, the Indenture, the Share Pledge, the NewKDS Share Pledge or any other document or instrument in relation thereto (other than a transfer of the Securities) excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction, and the Payor agrees to indemnify the Holders for any such taxes paid by such Holders. The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor or any Note Guarantor is organized or any political subdivision or taxing authority or agency thereof or therein.

8.  Sinking Fund

The Securities are not subject to any sinking fund.

9.  Notice of Redemption

At least 30 days but not more than 60 days before a date for redemption of Securities, the Issuer shall transmit a notice of redemption in accordance with Section 13.02 of the Indenture and as provided below to each Holder of Securities to be redeemed at such Holder’s registered address; provided, however, that any notice of a redemption provided for by paragraph 6 of this Security shall not be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to make a payment of Additional Amounts were a payment in respect of the Securities then due and payable. In addition, for so long as the Securities are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer shall publish notice of redemption in Luxembourg in a daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).  Securities in denominations larger than [$75,000/€50,000] may be redeemed in part but only in whole multiples of [$1,000/€1,000], provided, however, that, after giving effect to such redemption, the applicable Security shall have a denomination of no less than [$75,000/€50,000].  If money sufficient to pay the redemption price of and accrued and unpaid interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

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10.               Repurchase of Securities at the Option of Holders upon (i) a Change of Control, (ii) the Release of Security Agreement after Thin Capitalization Event and (iii) the occurrence of certain Asset Sales

If a Change of Control occurs, each Holder of Securities will have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of the Securities of such Holder at a purchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.04 of the Indenture, the Issuer will be required to offer to repurchase all of the Securities upon the release of any Security Agreement after a Thin Capitalization Event.

In accordance with Section 4.09 and Section 4.20 of the Indenture, the Issuer will be required to offer to purchase Securities upon the occurrence of certain events, including certain Asset Sales or termination of certain acquisitions.

11.  Subordination

The Note Guarantees of the Note Guarantors are subordinated to existing and future Note Guarantor Senior Indebtedness and will rank pari passu in right of payment with all existing and future Note Guarantor Senior Subordinated Indebtedness.  To the extent provided in the Indenture and the Intercreditor Agreement, Note Guarantor Senior Indebtedness must be paid before the Note Guarantees of such Guarantors may be paid.  The Issuer and each Note Guarantor agree, and each Holder by accepting a Security agrees, to the subordination provisions contained in the Indenture and the Intercreditor Agreement and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

12.  Security

The Securities will be secured on a second priority basis by the Collateral.  Reference is made to the Indenture for terms relating to such security, including the release, termination and discharge thereof.  Enforcement of the Security Agreements is subject to the Intercreditor Agreement.  Neither the Issuer nor any Note Guarantor shall be required to make any notation on this Security to reflect any grant of such security or any such release, termination or discharge.

13.  Denominations; Transfer; Exchange

The Securities are in registered form without interest coupons in minimum denominations of [$75,000/€50,000] and whole multiples of [$1,000/€1,000] in excess thereof.  A Holder may transfer or exchange Securities in accordance with the Indenture.  In connection with any such transfer or exchange, the Indenture will require the

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transferring or exchanging Holder to, among other things, furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at Euroclear, Clearstream or DTC, where appropriate, to furnish certain certificates and opinions, and to pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

Notwithstanding the foregoing, the Issuer is not required to register the transfer or exchange of any Securities: (1) for a period of 15 calendar days prior to any date fixed for the redemption of the Securities; (2) for a period of 15 calendar days immediately prior to the date fixed for selection of Securities to be redeemed in part; (3) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or (4) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Disposition Offer or a Special Repurchase Offer (each as defined in the Indenture).

14.  Persons Deemed Owners

Except as provided in paragraph 2 of this Security, the registered Holder of this Security will be treated as the owner of it for all purposes.

15.  Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

16.  Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Securities and the Indenture if the Issuer, among other things, deposits with the Trustee cash in [U.S. Dollars or U.S. Government Obligations denominated in U.S. Dollars/euro or European Government Obligations denominated in euro] in such amounts as will be sufficient for the payment of the entire Indebtedness including principal of, premium and interest on the Securities to the date of redemption or maturity, as the case may be.

17.  Amendment, Waiver

The Indenture and the Securities may be amended as set forth in the Indenture.

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18.  Defaults and Remedies

The following events constitute “Events of Default” under the Indenture:  An “Event of Default” occurs if or upon:

(1)  default in any payment of interest on any Security issued pursuant to the Indenture when due and payable, continued for 30 days;

(2)  default in the payment of principal of or premium, if any, on any Security issued pursuant to the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)  failure to comply for 30 days after notice by the Trustee or the Holders of 25% in principal amount of the outstanding Securities with any of its obligations under Article 4 and 5 of the Indenture (in each case, other than a failure to purchase Securities which will constitute an Event of Default under clause (2) above);

(4)  failure to comply for 60 days after notice by the Trustee or the Holders of 25% in principal amount of the outstanding Securities with its other agreements contained in the Indenture;

(5)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)  results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €35 million or more;

(6)  (a) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors, or (v) takes any comparable action under any foreign laws relating to insolvency; or (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer or any Significant Subsidiary in an involuntary case; (ii) appoints a Custodian of

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the Issuer or any Significant Subsidiary or for any substantial part of its property; (iii) orders the winding up or liquidation of the Issuer or any Significant Subsidiary, or (iv) any similar relief is granted under any foreign laws, and any such order or decree remains unstayed and in effect for 60 days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means the German Insolvency Code (Insolvenzordnung) or any other German law dealing with the incapability of a debtor to pay its debt, the debtor’s over indebtedness or a lack of assets to cover a debtor’s outstanding debt, Title 11, United States Code, or any similar U.S. Federal or state law for the relief of debtors or the laws of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

(7)  failure by the Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of €35 million (exclusive of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final (the “judgment default provision”);

(8)  any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee or the Indenture) or is declared invalid or unenforceable in a judicial proceeding or any Note Guarantor denies or disaffirms in writing its obligations under its Note Guarantee and any such Default continues for 10 days (the “guarantee provisions”); and

(9)  any security interest under the Share Pledge or the NewKDS Share Pledge shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the Share Pledge or the NewKDS Share Pledge, as applicable, the Intercreditor Agreement and the Indenture) for any reason other than the satisfaction in full of all obligations under the Indenture or the release of any such security interest in accordance with the terms of the Indenture, the Intercreditor Agreement, the Share Pledge or the NewKDS Share Pledge or any such security interest created thereunder shall be declared invalid or unenforceable or the Issuer shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days (the “security default provisions”).

However, a default under clauses (3) and (4) above will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the

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outstanding Securities under the Indenture notify the Issuer of the default and the Issuer does not cure such default within the time specified in such clauses (3) or (4) above, as applicable, after receipt of such notice.

Clause (6) shall not in any case apply to any bankruptcy, insolvency or court protection relating to Callahan Kabel NRW GmbH & Co. KG arising out of or related to its ownership of ish until 90 days after such time that a court of competent jurisdiction has finally and judicially determined or the Issuer or any of its Subsidiaries has agreed in writing that Callahan Kabel NRW GmbH & Co. KG holds the legal title to the partnership interests in ish GmbH & Co. KG.

If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the Trustee by notice to the Issuer or the Holders of at least 25% in principal amount of the outstanding Securities under the Indenture by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Securities under the Indenture to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, if any, will be due and payable immediately.  In the event of a declaration of acceleration of the Securities because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Securities shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) above shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Securities would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Securities that became due solely because of the acceleration of the Securities, have been cured or waived.  If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

19.  Trustee Dealings with the Issuer

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

20.  No Recourse Against Others

No director, manager, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or any parent company of the Issuer shall have any

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liability for any obligations of the Issuer or any Subsidiary with respect to the Securities, the Note Guarantees, the Security or the Indenture, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

21.  Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Security. The signature shall be conclusive evidence that the security has been authenticated under the Indenture.

22.  Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

23.  Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

24.  Common Codes [,CUSIP] and ISIN Numbers

The Issuer in issuing the Securities may use Common Codes [, CUSIP] and ISIN numbers (if then generally in use) and, if so, the Trustee shall use Common Codes, CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer will promptly notify the Trustee and the Paying Agent of any change in the Common Code, CUSIP or ISIN numbers.

The Issuer will furnish to any Holder of Securities upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security.

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ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                           agent to transfer this Security on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

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CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER RESTRICTED SECURITIES

This certificate relates to [$/€]                principal amount of Securities held in (check applicable space)            book-entry or               definitive form by the undersigned.

The undersigned (check one box below):

☐                                    has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Security held by the Depositary a Security or Securities in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Security (or the portion thereof indicated above);

☐                                    has requested the Trustee by written order to exchange or register the transfer of a Security or Securities.

In connection with any transfer of any of the Securities evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that such Securities are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)                                  ☐            to the Issuer; or

(2)                                  ☐            to the Registrar for registration in the name of the Holder, without transfer; or

(3)                                  ☐            pursuant to an effective registration statement under the Securities Act of 1933; or

(4)                                  ☐            inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)                                  ☐            outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Security shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

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(6)           ☐            pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any Person other than the registered Holder thereof, provided, however, that if box (5) or (6) is checked, the Trustee may require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Trustee or Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:
Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

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[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is [$/€] [        ].  The following increases or decreases in this Global Security have been made:

Date of Increase/decrease	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or [Securities Custodian/Depositary]

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Issuer pursuant to Section  4.03 (Change of Control), 4.04 (Thin Capitalization Repurchase), Section 4.09 (Asset Disposition) or Section 4.20 (Acquisition Termination Repurchase Offer) of the Indenture, check the box:

Asset Disposition ☐ Change of Control ☐ Thin Capitalization Repurchase ☐

Acquisition Termination Repurchase ☐

If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section  4.03, 4.04, 4.09 or 4.20, of the Indenture, state the amount ([€50,000 or €1,000/$75,000 or $1,000] multiples in excess thereof):

€

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

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EXHIBIT C

[FORM OF DEFINITIVE SECURITY]

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of              , among [NOTE GUARANTOR] (the “New Guarantor”), a subsidiary of Kabel Deutschland GmbH, a limited partnership organized under the laws of Germany (the “Issuer”),  the Issuer,  [EXISTING GUARANTORS], The Law Debenture Trust Company of New York, as trustee (the “Trustee”), The Bank of New York, as Registrar, Transfer Agent and Paying Agent, The Bank of New York (Luxembourg) S.A., as Paying Agent and Luxembourg Transfer Agent and Deutsche Bank AG London, as Security Trustee.

W I T N E S S E T H :

WHEREAS the Issuer and [EXISTING GUARANTORS] (the “Existing Guarantors”) have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of [•], 2004, providing for the issuance of [•]% Senior Notes due 2014 (the “Securities”);

WHEREAS Section 10.7 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Securities pursuant to a  Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.  Agreement to Guarantee.  The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Securities on the terms and subject to the conditions set forth in Articles 10 and 11 of the Indenture and to be bound by all other applicable provisions of the Indenture, the Securities and the Intercreditor Agreement.

2.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.  Trustee, Paying Agent [and Secutiry Trustee] Make No Representation.  The Trustee, Paying Agent [and Security Trustee] make no representation as to the validity or sufficiency of this Supplemental Indenture.

5.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR],

by

Name:
Title:

KABEL DEUTSCHLAND GMBH

by

Name:
Title:

KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG

by

Name:
Title:

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KABEL ASSET GMBH & CO. KG

by

Name:
Title:

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[EXISTING GUARANTORS],

by

Name:
Title:

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee,

by

Name:
Title:

THE BANK OF NEW YORK (LUXEMBOURG) S.A., as Luxembourg Transfer Agent and Paying Agent,

by

Name:
Title:

THE BANK OF NEW YORK, as Registrar, Transfer Agent and Paying Agent,

by

Name:
Title:

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[DEUTSCHE BANK AG LONDON], as Security Trustee,

by

Name:
Title:

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EXHIBIT E

FORM OF CERTIFICATE OF TRANSFER

The Bank of New York
One Canada Square
London E14 5AL
Attn: Corporate Trust Administration

Re:  [•]% Senior Notes due 2014 of Kabel Deutschland GmbH (the “Securities”)

Reference is hereby made to the Indenture, dated as of [•], 2004 (the “Indenture”), among Kabel Deutschland GmbH, as Issuer, the Note Guarantors, the Law Debenture Trust Company of New York, as Trustee, The Bank of New York, as Registrar, Transfer Agent and Paying Agent, The Bank of New York (Luxembourg) S.A., as Paying Agent and Luxembourg Transfer Agent and J.P. Morgan Europe Limited, as Security Trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                          , (the “Transferor”) owns and proposes to transfer the Security/Securities or interest in such Security/Securities specified in Annex A hereto, in the principal amount of [$/€]                in such Security/Securities or interests (the “Transfer”), to                        (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.  ☐   Check if Transfer is Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and, accordingly, the Transferor hereby further certifies that the book-entry interest or Definitive Security is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the book-entry interest or Definitive Security for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A to whom notice was given that the Transfer was being made in reliance on Rule 144A and such Transfer is in compliance with any applicable securities laws of any state of the United States or any other jurisdiction.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred book-entry interest or Definitive Security will be subject to the restrictions on transfer enumerated in the Restricted Securities Legend printed on the Rule 144A Global Security and/or the Rule 144A Definitive Security and in the Indenture and the U.S. Securities Act.

2.  ☐   Check if Transfer is pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Regulation S under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (A) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (ii) no directed selling efforts have been made in contravention of the requirements of Regulation S under the U.S. Securities Act;  (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and (iv) if the Transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on Transfer contained in the U.S. Securities Act, the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction.

3.  ☐  Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the U.S. Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable securities laws of any state of the United States or any other jurisdiction; (ii) the Transferor is not (and during the three months preceding the Transfer was not) an Affiliate of the Issuer, or any Guarantor; (iii) at least two years have elapsed since such Transferor (or any previous transferor of such book-entry interest or Definitive Security that was not an Affiliate of the Issuer or any Guarantor) acquired such book-entry interest or Definitive Security from the Issuer, any Guarantor or an Affiliate of the Issuer or any Guarantor, and (iv) the restrictions on transfer contained in the Indenture and the Restricted Securities Legend are not required in order to maintain compliance with the U.S. Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred book-entry interest or Rule 144A Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Restricted Securities Legend printed on the Rule 144A Global Security and/or the Rule 144A Definitive Security and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

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ANNEX A TO CERTIFICATE OF TRANSFER

1.             The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a) ☐  a book-entry interest held through [DTC Account No.                          / Euroclear Account No.                           or Clearstream Banking Account No.                          ], in the:

(i)            ☐   Rule 144A Global Security ([ISIN/CUSIP]                   ), or

(ii)           ☐   Regulation S Global Security ([ISIN/CUSIP]               ), or

(b)  ☐  a Rule 144A Definitive Security.

(c)  ☐  a Regulation S Definitive Security.

2.             After the Transfer the Transferee will hold:

[CHECK ONE]

(a) ☐  a book-entry interest through [DTC Account No.                      / Euroclear Account No.                  or Clearstream Banking Account No.                               ] in the:

(i)            ☐  Rule 144A Global Security ([ISIN/CUSIP]                      ), or

(ii)           ☐  Regulation S Global Security ([ISIN/CUSIP]                  ), or

(b) ☐  a Rule 144A Definitive Security; or

(c) ☐  a Regulation S Definitive Security; or

(d) ☐  an unrestricted Definitive Security

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